Exhibit 10.1

SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF AUGUST 4, 2020

AMONG

DENBURY RESOURCES INC.,
AS THE BORROWER AND A DEBTOR AND DEBTOR-IN-POSSESSION UNDER CHAPTER 11 OF THE
BANKRUPTCY CODE,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,
THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

AND

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT AND THE LETTER OF CREDIT ISSUER

_________________________________________________________

BANK OF AMERICA, N.A.
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
AS CO-SYNDICATION AGENTS

AND

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
COMERICA BANK,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
ROYAL BANK OF CANADA,
AND
ABN AMRO CAPITAL USA LLC
AS CO-DOCUMENTATION AGENTS

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
WELLS FARGO SECURITIES, LLC,
AND
CAPITAL ONE, NATIONAL ASSOCIATION
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

3.11	Letters of Credit Issued for Subsidiaries	66

SECTION 4.	Fees; Commitments	66
4.1	Fees	66
4.2	Voluntary Reduction of Commitments	67
4.3	Mandatory Termination or Reduction of Commitments	67

SECTION 5.	Payments	68
5.1	Voluntary Prepayments	68
5.2	Mandatory Prepayments	69
5.3	Method and Place of Payment	70
5.4	Net Payments	70
5.5	Computation of Interest and Fees	74
5.6	Limit on Rate of Interest	74

SECTION 6.	Conditions Precedent to Effectiveness and Deemed Funding of the Interim Roll-Up Loans and Issuance of the Roll-Up Letters of Credit	75
6.1	Credit Documents	75
6.2	Lien Searches	75
6.3	Secretary’s Certificate Authorization of Proceedings of Each Credit Party; Organizational Documents	75
6.4	Petition Date	76
6.5	Interim DIP Order	76
6.6	Fees and Expenses	76
6.7	Notice of Borrowing; Letter of Credit Request	76
6.8	No Default; Representations and Warranties;	76
6.9	Patriot Act	76
6.10	Projections	77
6.11	RSA	77
6.12	First Day Orders	77
6.13	DIP Budget	77

SECTION 7.	Conditions Precedent to All Credit Events	77
7.1	No Default; Representations and Warranties; Minimum Availability and Excess Cash	77
7.2	Notice of Borrowing; Letter of Credit Request	77
7.3	Bankruptcy Court Order	78
7.4	DIP Order	78
7.5	Specified Excess Cash Payment	78

SECTION 8.	Representations, Warranties and Agreements	78
8.1	Corporate Status	78
8.2	Corporate Power and Authority; Enforceability	78
8.3	No Violation	79
8.4	Litigation	79
8.5	Margin Regulations	79

8.6	Governmental Approvals	79
8.7	Investment Company Act	79
8.8	True and Complete Disclosure	79
8.9	Financial Condition; Financial Statements	80
8.10	Tax Matters	80
8.11	Compliance with ERISA	80
8.12	Subsidiaries	81
8.13	Environmental Laws	81
8.14	Properties	82
8.15	Insurance	82
8.16	Patriot Act	82
8.17	Hedge Agreements	82
8.18	Lien Priority; Liens Under the Security Documents	83
8.19	No Default; Requirements of Law	83
8.20	Direct Benefit	83
8.21	Sanctions Laws; Foreign Corrupt Practices Act	83
8.22	Commodity Exchange Act	83
8.23	Security Interests	83
8.24	Reorganization Matters	84

SECTION 9.	Affirmative Covenants	84
9.1	Information Covenants	84
9.2	Books, Records and Inspections	87
9.3	Maintenance of Insurance	88
9.4	Payment of Taxes	88
9.5	Consolidated Corporate Franchise	89
9.6	Compliance with Statutes, Regulations, Etc	89
9.7	ERISA	89
9.8	Maintenance of Properties	90
9.9	End of Fiscal Years; Fiscal Quarters	90
9.10	Use of Proceeds; DIP Budget	90
9.11	Further Assurances	91
9.12	Reserve Reports; Hedging Agreements	91
9.13	Title Information	92
9.14	Commodity Exchange Act Keepwell Provisions	92
9.15	Sanctions Laws and Regulations; Foreign Corrupt Practices Act	93
9.16	Deposit Accounts; Account Control Agreements	93
9.17	Lender Meetings	93
9.18	Case Milestones	93
9.19	Pleadings	94
9.20	Bankruptcy Related Matters	94

SECTION 10.	Negative Covenants	94
10.1	Limitation on Indebtedness	94
10.2	Limitation on Liens	96
10.3	Limitation on Fundamental Changes	98

10.4	Limitation on Sale of Assets	98
10.5	Limitation on Investments	100
10.6	Limitation on Restricted Payments	101
10.7	Limitations on Debt Payments and Amendments	103
10.8	Negative Pledge Agreements	103
10.9	Limitation on Subsidiary Distributions	104
10.10	Hedge Agreements	105
10.11	Financial Covenants	106
10.12	Transactions with Affiliates	106
10.13	Change in Business	107
10.14	Subsidiaries	107
10.15	Use of Proceeds	107
10.16	Chapter 11 Claims	108
10.17	Other Financings	108
10.18	Superpriority Claims	108
10.19	Amendments to Organizational Documents	108

SECTION 11.	Events of Default	108
11.1	Payments	108
11.2	Representations, Etc	109
11.3	Covenants	109
11.4	Default Under Other Agreements	109
11.5	ERISA	109
11.6	Guarantee	110
11.7	Security Documents	110
11.8	Judgments	110
11.9	Change of Control	110
11.10	Other Events of Default	110
11.11	Application of Proceeds	113

SECTION 12.	The Administrative Agent	113
12.1	Appointment	113
12.2	Delegation of Duties	114
12.3	Exculpatory Provisions	114
12.4	Reliance	114
12.5	Notice of Default	115
12.6	Non-Reliance on Administrative Agent and Other Lenders	115
12.7	Indemnification	115
12.8	Agent in Its Individual Capacity	116
12.9	Successor Agent	116
12.10	Withholding Tax	117
12.11	Security Documents and Guarantee	117
12.12	Right to Realize on Collateral and Enforce Guarantee	118
12.13	Credit Bidding	118

SECTION 13.	Miscellaneous	119

13.1	Amendments, Waivers and Releases	119
13.2	Notices	120
13.3	No Waiver; Cumulative Remedies	121
13.4	Survival of Representations and Warranties	121
13.5	Payment of Expenses; Indemnification	121
13.6	Successors and Assigns; Participations and Assignments	123
13.7	Replacements of Lenders under Certain Circumstances	126
13.8	Adjustments; Set-off	126
13.9	Counterparts	127
13.10	Severability	127
13.11	Integration	127
13.12	GOVERNING LAW	127
13.13	Submission to Jurisdiction; Waivers	128
13.14	Acknowledgments	128
13.15	WAIVERS OF JURY TRIAL	129
13.16	Confidentiality	129
13.17	Release of Collateral and Guarantee	130
13.18	USA PATRIOT Act	131
13.19	Payments Set Aside	131
13.20	Reinstatement	131
13.21	Disposition of Proceeds	131
13.22	Collateral Matters; Hedge Agreements	132
13.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	132
13.24	Acknowledgement Regarding Any Supported QFCs	132
13.25	Incorporation of DIP Order by Reference	133
13.26	Release	133

SECTION 14.	Collateral	134
14.1	Grant of Security Interest	134
14.2	Assignment of As-Extracted Collateral	135
14.3	Perfection of Security Interest	136
14.4	Right to Cure	136
14.5	The Administrative Agent’s and Lenders’ Rights, Duties, and Liabilities	137
14.6	Rights in Respect of Stock and Stock Equivalents	137
14.7	Remedies	138

SECTION 15.	Guarantee	140
15.1	Guarantee; Limitation of Liability	140
15.2	Guaranty Absolute	140
15.3	Waivers and Acknowledgments	141
15.4	Subrogation	141
15.5	Continuing Guaranty; Assignment	142
15.6	Guarantor Commodity Exchange Act Keepwell Provisions	142

v

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Closing Date Subsidiary Guarantors
Schedule 1.1(c)	Pre-Petition Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.17	Closing Date Hedge Agreements
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.12	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Promissory Note
Exhibit E-1	Form of U.S. Tax Compliance Certificate
Exhibit E-2	Form of U.S. Tax Compliance Certificate
Exhibit E-3	Form of U.S. Tax Compliance Certificate
Exhibit E-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Exit Facility Term Sheet
Exhibit G	Closing Date DIP Budget

SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of August 4, 2020, among DENBURY RESOURCES INC., a Delaware corporation (the “Borrower”), each of the Guarantors from time to time party hereto, each of the Borrower and the Guarantors as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as defined below), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and the Letter of Credit Issuer (capitalized terms used but not defined in this introductory paragraph or in the recitals below have the meaning provided in Section 1.1).
WHEREAS, on July 30, 2020 (the “Petition Date”), the Borrower and its Subsidiaries (as defined below) each commenced a voluntary case (each a “Chapter 11 Case”, and collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the Bankruptcy Code, and the Chapter 11 Cases are being jointly administered in the Bankruptcy Court (as defined below);
WHEREAS, from and after the Petition Date, the Borrower and its Subsidiaries continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, financing was provided to the Borrower pursuant to that certain Amended and Restated Credit Agreement dated as of December 9, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date, the “Pre-Petition Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Pre-Petition Lenders”), JPMorgan Chase Bank, N.A., in its capacity as “Letter of Credit Issuer” (in such capacity, the “Pre-Petition Letter of Credit Issuer”), and JPMorgan Chase Bank, N.A., as “Administrative Agent” for the Pre-Petition Lenders (in such capacity, the “Pre-Petition Agent”), pursuant to which the Pre-Petition Lenders extended “Loans” (as defined in the Pre-Petition Credit Agreement), the Pre-Petition Letter of Credit Issuer issued “Letters of Credit” (as defined in the Pre-Petition Credit Agreement) and made certain other extension of credit to the Borrower;
WHEREAS, the Borrower has requested to obtain from the Lenders, and the Lenders have agreed to provide, a post-petition debtor-in-possession credit facility (including the extensions of credit made hereunder, the “DIP Facility”), pursuant to which the Lenders have agreed to make available (or be deemed to make available) to the Borrower revolving credit in an aggregate principal amount not exceeding the Loan Limit (as defined below), consisting of (a) revolving credit loans issued from time to time pursuant to Section 2.1(a), (b) letters of credit issued from time to time pursuant to Section 3.1(a), (c) a roll-up of pre-petition letters of credit under the Pre-Petition Credit Agreement upon entry of the Interim DIP Order (as defined below) pursuant to Section 3.1(a), and (d) a roll-up of pre-petition secured loans under the Pre-Petition Credit Agreement upon entry of the Interim DIP Order and the Final DIP Order (as defined below) pursuant to Section 2.1(b); and
WHEREAS, the relative priority of the DIP Facility with respect to the Collateral (as defined below) granted to secure the Obligations (as defined below) shall be as set forth in the DIP Order upon entry thereof by the Bankruptcy Court and subject to the Carve Out (as defined below).
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.Definitions
1.1Defined Terms.
(a)As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:
“ABR” when used in reference to any DIP Loan or Borrowing refers to whether such DIP Loan, or the DIP Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Plan” means a Chapter 11 Plan in form and substance satisfactory to the Administrative Agent, the Pre-Petition Agent and the Credit Parties that (a) provides for the termination of the unused commitments under the DIP Facility and the Payment in Full of the Obligations (and, as applicable, the Cash Collateralization (or other arrangements satisfactory to the Letter of Credit Issuer and the Administrative Agent) of any Letters of Credit Outstanding) upon the effective date of such plan, including as a result of the DIP Debt Conversion (and subject to and consistent with the conditions set forth in the Exit Credit Agreement), (b) provides that the effective date of such plan shall occur by a date that is within the applicable Case Milestones, (c) contains customary releases and other exculpatory provisions for the benefit of the Administrative Agent, the Lenders, the Pre-Petition Agent, the Pre-Petition Letter of Credit Issuer, the Pre-Petition Lenders and the Credit Parties, (d) shall be in full force and effect and (e) shall not have been modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Administrative Agent, the Pre-Petition Agent and the Credit Parties (it being understood and agreed that the Chapter 11 Plan of the Borrower and its Affiliates filed with the Bankruptcy Court as of July 30, 2020 is satisfactory to the Administrative Agent and the Pre-Petition Agent and meets the requirements of clauses (a) through (d) of this definition).
“Account Control Agreement” means any control agreement which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over the applicable Deposit Account, Securities Account or Commodity Account and executed by the institutions maintaining a Deposit Account, Securities Account or Commodity Account (as applicable) in the name of the applicable Credit Parties, in each case, as required by Section 9.16, in form and substance reasonably acceptable to the Administrative Agent.
“Adjusted LIBO Rate” shall mean, with respect to any LIBOR DIP Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted LIBO Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.
“Agreement” shall mean this Senior Secured Super Priority Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Allowed Professional Fees” shall have the meaning provided in the DIP Order.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than two percent (2.0%), such rate shall be deemed to be two percent (2.0%) for purposes of this Agreement.
“APMTG Claim” shall mean (a)  the matter APMTG Helium LLC v. Denbury Onshore, LLC and Denbury Resources Inc. filed in the Ninth Judicial District in Sublette County, Wyoming as Case # 8272, in which the trial court entered a final judgment on March 11, 2019 awarding liquidated damages and interest thereon to APMTG Helium LLC for the period beginning on the August 1, 2013 commencement date in the contract at issue until the close of evidence on November 29, 2017 (with the exception of a 35-day period in 2014), and (b) the matter Denbury Onshore, LLC and Denbury Resources Inc., as Appellants, v. APMTG Helium LLC, as Appellee in the Supreme Court, State of Wyoming as Case S-19-0172, pursuant to which Appellants are appealing the final judgment of the trial court.
“Applicable Margin” shall mean, for any day, with respect to any ABR DIP Loan or LIBOR DIP Loan or Commitment Fee, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	X ≤ 25%	> 25% X ≤50%	> 50% X ≤75%	> 75% X ≤90%	X > 90%
LIBOR DIP Loans	3.000%	3.250%	3.500%	3.750%	4.000%
ABR DIP Loans	2.000%	2.250%	2.500%	2.750%	3.000%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%
Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Approved Counterparty” means, at any time and from time to time, (a) any Person engaged in the business of writing Hedge Agreements for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time Borrower or any Subsidiary enters into a Hedge Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s or (b) any Hedge Bank.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” shall mean (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., and (e) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent.
“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Operating Officer, the Treasurer, the General Counsel, any Senior Vice President, any Executive Vice President, any Vice President and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).
“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.
“Avoidance Actions” shall have the meaning provided in the DIP Order.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, most recently furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement and consistent with the bank price deck used at such time by the Administrative Agent with respect to similar oil and gas reserve-based credits for similarly situated borrowers.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” now and hereafter in effect, or any applicable successor statute.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of Texas, Houston Division, any appellate court having jurisdiction over the Chapter 11 Cases from time to time, or any other court having jurisdiction over the Chapter 11 Cases from time to time.
“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.0%), the Benchmark Replacement will be deemed to be one percent (1.0%) for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).
“Benchmark Replacement Conforming Changes” shall mean with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably decides after consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides after consultation with the Borrower is necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBO Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBO Rate:
(c)a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(d)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(e)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.
“Benchmark Unavailability Period” shall mean if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.16.
“Beneficial Ownership Certification” shall mean a certification from Borrower regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” shall mean, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” shall have the meaning provided in the introductory paragraph hereto.
“Borrowing” shall mean the incurrence of one Type of DIP Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR DIP Loans, the same Interest Period (provided that ABR DIP Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR DIP Loans).
“Borrowing Base” shall mean, at any time, the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.
“Borrowing Base Deficiency” shall mean an amount by which the Total Exposures of all Lenders exceeds the Borrowing Base then in effect, and will occur if, at any time, the aggregate Total Exposures of all Lenders exceeds the Borrowing Base then in effect.
“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties constituting Proved Reserves located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) included in the Pre-Petition Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.12; provided, that if the Borrowing Base then in effect was determined based on a previously-delivered Reserve Report, then “Borrowing Base Properties” shall also include Oil and Gas Properties of the Credit Parties constituting Proved Reserves located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) which were included in the Reserve Report for which the Borrowing Base then in effect was established.
“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Budgeted Expenses” means expenses permitted to be paid by the Credit Parties in accordance with the DIP Budget, subject to the Permitted Variances.
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Dallas, Texas are authorized or required by law to remain closed;

provided that, when used in connection with (a) any interest rate settings as to a LIBOR DIP Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR DIP Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR DIP Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.
“Capital Leases” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, capitalized or accounted for as a capital lease or finance lease on the balance sheet of that Person.
“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Carbon Dioxide Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to carbon dioxide (whether from natural or anthropogenic sources), including, to the extent each of the following may be related thereto, leases, fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Carve Out” shall have the meaning provided in the DIP Order.
“Carve-Out Reserve” shall have the meaning provided in the DIP Order.
“Case Milestones” shall have the meaning provided in Section 9.18.
“Cash Collateralize” and “Cash Collateral” shall have the meanings provided in Section 3.8(d).
“Cash Management Agreement” shall mean any agreement entered into from time to time by the Credit Parties in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any Person that (a) with respect to any Cash Management Services entered into prior to the Closing Date that is in effect on the Closing Date, any Pre-Petition Lender or an Affiliate of a Pre-Petition Lender that is a Lender or an Affiliate of a Lender on the Closing Date and (b) with respect to any Cash Management Services entered into on or after the Closing Date, either (i) at the time it provides Cash Management Services or (ii) at any time after it has provided any Cash Management Services, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.
“Cash Management Obligations” shall mean obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.
“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.
“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if:
(a)any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 40% of the ordinary voting power for the election of directors of the Borrower; or
(b)the failure of the Borrower to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of each Guarantor (except to the extent 100% of the Stock of a Guarantor is Disposed of pursuant to a transaction permitted by Section 10.3(a), (b) or (c) or Section 10.4(b), (i) or (k) (as such clause relates to clause (b) or (i))); or
(c)the occurrence of any “Change of Control,” “Change in Control” or substantially similar event under and as defined in the Second Lien Notes Documents, the Senior Subordinated Notes Documents, or the Senior Convertible Notes Documents but only to the extent the occurrence of any such event gives rise to an obligation of any Credit Party to redeem, repay or repurchase, or otherwise offer to redeem, repay or repurchase, all or any portion of the Indebtedness thereunder.
“Chapter 11 Case” or “Chapter 11 Cases” shall have the meaning provided in the recitals hereto.

“Chapter 11 Plan” shall mean a plan of reorganization or liquidation filed in any of the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.
“Claims” shall have the meaning provided in the definition of “Environmental Claims”.
“Closing Date” shall mean August 4, 2020.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” shall mean Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC, as co-documentation agents for the Lenders under the DIP Facility.
“Collateral” shall have the meaning provided in Section 14.1.
“Commitment” shall mean, (a) with respect to each Lender listed on Schedule 1.1(a), the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment; in each case, as the same may be changed from time to time pursuant to terms of this Agreement.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.
“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.
“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(a)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(b)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining Compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Confidential Information” shall have the meaning provided in Section 13.16.
“Confirmation Order” shall have the meaning provided in Section 9.18(b).
“Consolidated Cash Balance” shall mean, at any time of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Credit Party as of such time.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Conversion Date” shall mean the date upon which the conditions precedent to the effectiveness of the Exit Credit Agreement shall have been satisfied or waived, including the execution of the Exit Credit Agreement by the Administrative Agent and the Borrower.
“Corresponding Tenor” shall mean with respect to a Benchmark Replacement a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Co-Syndication Agents” shall mean Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents for the Lenders under the DIP Facility.
“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given to such term in Section 13.24.
“Credit Documents” shall mean this Agreement and the other Security Documents and any promissory notes issued by the Borrower under this Agreement and any other agreements executed by Credit Parties in connection with this Agreement and expressly identified as “Credit Documents” therein.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a DIP Loan (including the deemed funding of the Roll-Up Loans as set forth in Section 2.1(b)) and the issuance, renewal or extension of a Letter of Credit (including the deemed issuance of the Roll-Up Letters of Credit as set forth in Section 3.1(a)).
“Credit Party” shall mean each of the Borrower and the Guarantors.
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(e)) upon delivery of written notice of such determination to the Borrower, the Letter of Credit Issuer and each Lender.
“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.
“DIP Budget” shall mean a 13-week cash flow budget detailing the Credit Parties’ anticipated cash receipts and expenditures (including capital expenditures, debt service, adequate protection payments, professional fees and expenses), as amended, supplemented, or replaced from time to time in accordance with this Agreement and the DIP Order, which budget (and any amendments thereto or replacements thereof) shall be in form and substance acceptable to the Administrative Agent. The DIP Budget in effect as of the Closing Date is attached as Exhibit G hereto.
“DIP Budget Variance Report” means a variance report in form and detail satisfactory to the Administrative Agent, which variance report shall (a) show, for such Variance Test Period, actual results for the following items: (i) receipts, (ii) operating disbursements and general and administrative expenses, (iii) payroll and benefit expenses, (iv) professional fees and expenses, (v) capital expenditures, (vi) debt service, (vii) adequate protection payments, and (viii) net cash flow, (b) reconcile variances from values set forth for such periods in the relevant DIP Budget on a line-by-line basis in respect of expenses and disbursements only, and (c) include reasonably detailed calculations demonstrating compliance with Section 10.11(c).
“DIP Cash Collateral” shall have the meaning given to the term “Cash Collateral” in the DIP Order.
“DIP Debt Conversion” shall have the meaning provided in Section 2.17.
“DIP Facility” shall have the meaning provided in the recitals hereto.
“DIP Loans” shall mean the loans made by the Lenders from time to time pursuant to Section 2.1(a), and including any Roll-Up Loans deemed funded pursuant to Section 2.1(b).
“DIP Order” shall mean, collectively, the Interim DIP Order and, from and after its entry by the Bankruptcy Court, the Final DIP Order.
“Disclosure Statement” shall have the meaning provided in Section 9.18(b).
“Disposition” shall have the meaning provided in Section 10.4.
“Dispose” and “Disposal” shall have correlative meanings.
“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable

(other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until (a) the Termination Date has occurred, (b) the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment or other arrangements reasonably satisfactory to the Letter of Credit Issuer have been made) and the DIP Loans and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements, and contingent indemnification obligations, in each case, not then due and payable), are Paid in Full, or (c) such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.
“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.4(b).
“Early Opt-In Election” shall mean the occurrence of:
(a)(i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b)(i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent (with a copy to the Borrower).
“EEA Financial Institution” shall mean (a) any institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, written demands, claims, liens, notices, including notice of noncompliance, violation, potential responsibility, or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, permit or approval now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials) or any Release or threatened Release of Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash” shall mean, at any time of determination, the difference, if positive, between (a) the Consolidated Cash Balance of the Credit Parties as of such time and (b) Excluded Cash of the Credit Parties as of such time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.
“Excluded Accounts” shall mean, collectively, any Deposit Account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Credit Parties) to be used exclusively in the ordinary course of the Credit Parties’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Credit Parties).
“Excluded Assets” shall mean, collectively (a) any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations); provided that the Credit Parties’ interests in all owned lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home are included in the definition of “Collateral” and are encumbered by the Credit Documents; (b)(i) the Genesis Pipeline Financing Lease Agreement, (ii) any interest, title and right that the Credit Parties have to the Genesis Pipeline System, (iii) any proceeds received at any time resulting from the sale or other disposition of all or part of the Credit Parties’ interest, title and right to the Genesis Pipeline System, and (iv) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Genesis Pipeline System; provided that, in the case of this clause (b), such assets shall be excluded solely to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Credit Party to terminate (or materially modify) or requires any consent not obtained under, the subject contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law, and such security interest and Lien shall attach immediately and automatically upon such occurrence; (c) any Excluded Account; (d) any Avoidance Action, other than, subject to and effective upon the Final DIP Order Entry Date, all proceeds, products, rents, revenues and profits of the Avoidance Action; and (e) any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. §1051(a) or (c), provided, that the grant and recordation of a security interest under this Agreement against any such ITU application is merely a grant and recordation of a security interest and shall not be deemed an assignment of any such ITU application in violation of 15 U.S.C. §1060.

“Excluded Cash” shall mean, at any time of determination, (a) any cash collateral required to cash collateralize any Letter of Credit, (b) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) any cash or cash equivalents for which any Credit Party has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (d) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Credit Parties then due and owing to third parties and for which the Credit Parties have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five (5) Business Days in order to make such payments), (e) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Credit Parties then due and owing to third parties and for which the Credit Parties have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five (5) Business Days in order to make such payments) and (f) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Credit Parties’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.
“Excluded Hedge Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.
“Excluded Hedges” means Hedge Agreements that (i) are basis differential only swaps for volumes of crude oil, natural gas and natural gas liquids included under other Hedge Agreements permitted by Section 10.10(a) or (ii) are a hedge of volumes of crude oil, natural gas or natural gas liquids by means of a put or a price “floor” for which there exists no mark-to-market exposure to the Borrower.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on as a result of a Recipient being organized under the Requirements of Law of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction (including any political subdivision thereof) imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Loan or Commitment pursuant to a

Requirement of Law in effect on the date on which (i) such Lender acquired such interest in a Loan or Commitment (other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignee immediately before such Lender became a party thereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 5.4(e) or (d) any United States federal withholding Tax imposed under FATCA.
“Exit Credit Agreement” means the credit agreement to be entered into on the Conversion Date as contemplated by the terms specified in the Exit Facility Term Sheet.
“Exit Facility ISDA Schedule” shall have the meaning provided in the definition of “Hedge Bank”.
“Exit Facility Term Sheet” means the term sheet in respect of the Exit Credit Agreement attached hereto as Exhibit F.
“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States that implement the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Final DIP Order” shall mean a final order of the Bankruptcy Court in substantially the form of the Interim DIP Order (with only such modifications thereto as are necessary to convert the Interim DIP Order to a final order and to authorize and approve the portion of the Roll-Up to be consummated on the Final DIP Order Entry Date, as applicable, and such other modifications as are satisfactory in form and substance to the Administrative Agent), which order shall not have been vacated, reversed, modified or stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof but only with the written consent of the Administrative Agent and the Credit Parties.
“Final DIP Order Entry Date” shall mean the entry by, and approval of, the Final DIP Order by the Bankruptcy Court on a final basis.
“Final Roll-Up Loan Amount” shall mean $44,000,000, which amount is equal to (a) the principal amount of all outstanding Pre-Petition Secured Loans held by the Pre-Petition Lenders as of the Closing Date immediately prior to giving effect to the Roll-Up effectuated pursuant to Section 2.1(b)(i), minus (b) the amount of the Roll-Up effectuated pursuant to Section 2.1(b)(i) in a principal amount equal to $185,000,000 minus (c) the amount equal to the Retained Pre-Petition Claim.
“Final Roll-Up Loans” shall have the meaning provided in Section 2.1(b)(ii).
“First Day Orders” shall have the meaning provided in Section 6.12.
“Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, and (e) the Biggert-Waters Flood Reform Act of 2012 and, in each case, any regulations promulgated thereunder.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Fee” shall have the meaning provided in Section 4.1(c).
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.
“Genesis Pipeline Financing Lease Agreement” shall mean that certain Pipeline Financing Lease Agreement dated as of May 30, 2008, by and between Genesis NEJD Pipeline, LLC, a Delaware limited liability company, and Onshore, as amended, restated, supplemented or otherwise modified from time to time.
“Genesis Pipeline Dropdown Transactions” shall mean the transactions effected pursuant to the Genesis Pipeline Dropdown Transaction Documents.
“Genesis Pipeline Dropdown Transaction Documents” shall mean, collectively, (a) the Transportation Services Agreement dated as of May 30, 2008, by and between Genesis Free State Pipeline, LLC, a Delaware limited liability company, and Onshore, (b) the Genesis Pipeline Financing Lease Agreement and (c) all other material documents, instruments and agreements entered into in connection with the agreements described in clauses (a) and (b) above, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Genesis Pipeline System” shall mean the “Pipeline System” under and as defined in the Genesis Pipeline Financing Lease Agreement in effect as of the Closing Date.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local and any authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” shall have the meaning provided in Section 15.1.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(b).
“Hazardous Materials” shall mean any chemical, material, product, waste or substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any petroleum or petroleum products, oil and natural gas exploration and production wastes, natural gas, condensate, crude oil or any components, fractions or derivatives thereof, radioactive materials, including naturally occurring radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas and (b) any chemicals, materials, products, wastes or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “solid waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law.
“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and any confirmations or trades, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered “Hedge Agreements”.
“Hedge Bank” shall mean (a) with respect to any Hedge Agreement entered into on or after the Closing Date with a Credit Party, to the extent permitted under any DIP Order, any counterparty to such Hedge Agreement (other than the Borrower or any of its Affiliates or Subsidiaries) that (i) at the time it enters into such Hedge Agreement is a Lender or an Affiliate of a Lender, or (ii) at any time after it enters into such Hedge Agreement it becomes a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Petition Date with a Credit Party that is in effect on the Closing Date (each, a “Pre-Petition Hedge Agreement”), any Pre-Petition Lender or an Affiliate of a Pre-Petition Lender that is a Lender or an Affiliate of a Lender on the Closing Date to the extent such Pre-Petition Lender or Affiliate thereof enters into, within 30 days after the Petition Date, (i) either an amended and restated Schedule to the Master Agreement or a new Master Agreement and Schedule (in either case, a “Post-Petition ISDA”) between the applicable Credit Party and such Pre-Petition Lender or Affiliate thereof that is mutually acceptable to the parties, providing among other things, that such counterparty shall not terminate such Pre-Petition Hedge Agreement during the pendency of the Chapter 11 Cases solely as a result of a termination event or event of default under the Pre-Petition Hedge Agreements that occurred and/or existed on the Petition Date as a result of the filing of the Chapter 11 Cases, the insolvency of any Credit Party or any default or event of default (howsoever defined) relating to pre-petition indebtedness of any Credit Party and (ii) contemporaneously with entering into the Post-Petition ISDA, an amended and restated ISDA schedule that will automatically replace the Post-Petition ISDA upon effectiveness of the Exit Credit Agreement so long as the Exit Credit Agreement conforms in all applicable material respects with the Exit Facility Term Sheet and subject to conditions to be mutually agreed to in the Post-Petition ISDA by the parties thereto (the “Exit Facility ISDA Schedule”).
“Hedge Mark-to-Market Value” shall mean, as of any date of determination, the net mark-to-market value of the Borrower and its Subsidiaries’ Hedge Agreements in respect of commodities then in effect with Approved Counterparties, and solely to the extent such Hedge Agreements are permitted pursuant to this Agreement.
“Hedge Termination” shall mean the unwinding, terminating and/or offsetting of any Hedge Agreement.
“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the net present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Subsidiaries under such Hedge Agreement calculated in accordance with the Bank Price Deck; provided that the “Hedge PV” shall never be less than $0.00.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the DIP Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2019, and the related audited statements of income and comprehensive income, statements of changes in shareholders’ equity and statements of cash flows for the fiscal year ended on such date and (b) the unaudited interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2020, and the related statements of income and comprehensive income, statements of changes in shareholders’ equity and statements of cash flows for the fiscal quarter ended on such date.
“Hydrocarbon Interests” shall mean all rights, titles, interests and estates, excluding Carbon Dioxide Interests, now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“IBA” shall have the meaning provided in Section 1.11.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the Fair Market Value of the property securing such Indebtedness), (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than (A) obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business and (B) obligations to deliver commodities or pay royalties or other payments in connection with obligations arising from net profits interests, working interests, overriding royalty interests or similar real property interests, (h) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (h) above; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Credit Parties, (A) all intercompany Indebtedness between the Credit Parties having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (B) intercompany liabilities between the Credit Parties in connection with the cash management, tax and accounting activities of the Credit Parties, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Agreement that is permitted under this Agreement and (vii) prepayments for gas or crude oil production or net gas imbalances not in excess of $15,000,000 in the aggregate at any time outstanding.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes, or (b) to the extent not described in clause (a), Other Taxes.
“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit a Person to share risks or costs, to comply with regulatory requirements regarding local ownership or to satisfy other objectives customarily achieved through the conduct of oil and gas business (which may be jointly with third parties), including: (a) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties; and (c) direct or indirect ownership interests or Investments, singularly or with third parties, in enhanced oil recovery business arrangements, including natural and anthropogenic carbon dioxide sources.
“Interest Period” shall mean, with respect to any DIP Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Interim Cap” shall mean an amount equal to the sum of (a) $25,000,000 plus (b) the aggregate principal amount of the Interim Roll-Up Loans deemed funded on the Closing Date plus (c) the Stated Amount of the Roll-Up Letters of Credit deemed issued on the Closing Date.
“Interim DIP Order” shall mean an interim order of the Bankruptcy Court authorizing and approving, among other things, (a) the DIP Facility and the extensions of credit thereunder including the incurrence by the Credit Parties of secured indebtedness in accordance with this Agreement, (b) the form of this Agreement and the other Credit Documents, (c) the granting of superpriority liens and other liens and claims in favor of the Administrative Agent and Lenders, (d) the payment by the Credit Parties of the fees contemplated by this Agreement, (e) the provision of adequate protection to the Pre-Petition Lenders, (f) the portion of the Roll-Up to be consummated on the Closing Date consisting of $185,000,000 in the principal amount of Pre-Petition Secured Loans funded as Interim Roll-Up Loans and 100% of the Pre-Petition Letters of Credit deemed issued as Roll-Up Letters of Credit hereunder, and (g) such other matters as are usual and customary for orders of this kind, which order shall be in form and substance satisfactory to the Administrative Agent and the Credit Parties in all respects and shall not have been vacated, reversed, modified or stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof but only with the prior written consent of the Administrative Agent and the Credit Parties. For purposes hereof, it is agreed and understood that that the Credit Parties’ Emergency Motion For Entry Of Interim And Final Orders (I) Authorizing The Debtors To

(A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens And Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection, (IV) Modifying Automatic Stay (V) Scheduling A Final Hearing, And (VI) Granting Related Relief, dated as of July 31, 2020, and filed with the Bankruptcy Court is acceptable to the Administrative Agent.
“Interim Roll-Up Loans” shall have the meaning provided in Section 2.1(b)(i).
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture) (excluding (i) any extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business and (ii) in the case of the Borrower and its Subsidiaries, intercompany liabilities between the Borrower and a Subsidiary or between a Subsidiary and another Subsidiary in connection with the cash management, tax and accounting activities of the Borrower and its Subsidiaries), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of any other Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. The amount of any Investment shall be the amount (or the Fair Market Value of the assets) actually invested on the date such Investment was made, without adjustment for subsequent increases or decreases in the value of such Investment.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the applicable Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Joint Bookrunners” shall mean JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC and Capital One, National Association, each in its capacity as a joint bookrunner in respect of the DIP Facility.

“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, each in its capacity as a joint lead arranger in respect of the DIP Facility.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Lender” shall have the meaning provided in the introductory paragraph thereto.
“Lender Default” shall mean (a) the refusal or failure of any Lender to make available its portion of any incurrence of DIP Loans or participations in Letters of Credit required to be made by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless the subject of a good faith dispute, (b) the failure of any Lender to pay over to the Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the DIP Facility, (d) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the DIP Facility, (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event, or (f) a Lender has become the subject of a Bail-In Action.
“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by (a) a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender, or (b) an Undisclosed Administration.
“Letter of Credit” shall have the meaning provided in Section 3.1(a), and includes any Roll-Up Letters of Credit deemed issued pursuant to Section 3.1(a).
“Letter of Credit Commitment” shall mean $100,000,000, as the same may be (i) increased solely with the consent of the Administrative Agent and the Letter of Credit Issuer; provided, that in no event shall the Letter of Credit Commitment exceed the Total Commitment as a result of any such increase, and (ii) reduced from time to time pursuant to Section 3.1.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean JPMorgan Chase Bank, N.A., or any of its Affiliates or any replacement or successor appointed pursuant to Section 3.6.
“Letter of Credit Request” shall mean a request of the Borrower in accordance with the terms of Section 3.2(a) and substantially in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed among the Borrower, the Administrative Agent and the Letter of Credit Issuer.
“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.
“LIBOR” when used in reference to any DIP Loan or Borrowing refers to whether such DIP Loan, or the DIP Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“LIBO Screen Rate” shall mean, for any day and time, with respect to any LIBOR DIP Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than one percent (1.0%), such rate shall be deemed to be one percent (1.0%) for the purposes of this Agreement.

“LIBO Rate” shall mean, with respect to any LIBOR DIP Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than one percent (1.0%), such rate shall be deemed to be one percent (1.0%) for purposes of this Agreement.
“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.
“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of cash and Permitted Investments included in the cash and Permitted Investments accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.
“Loan Limit” shall mean, at any time, the least of (a) the Maximum Aggregate Amount, (b) the Total Commitments at such time, and (c) the Borrowing Base at such time minus the amount of any Carve-Out Reserve.
“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority (i.e., more than 50.0%) of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreement”.
“Material Adverse Effect” shall mean (a) after giving effect to the filing of the Chapter 11 Cases, and (b) excluding any matters publicly disclosed prior to the filing of the Chapter 11 Cases, any matters disclosed in any first day pleadings or declarations in connection with the Chapter 11 Cases and the events and conditions related and/or leading up to the Chapter 11 Cases and the effects thereof, any circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Credit Documents.
“Maturity Date” shall mean July 30, 2021.
“Maximum Aggregate Amount” shall mean $615,000,000.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or an ERISA Affiliate is, or was within any of the preceding six plan years, obligated to contribute.
“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).
“Non-U.S. Lender” shall mean any Lender that is not a U.S. Person.
“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean all advances to, and debts, liabilities, obligations of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or, to the extent not prohibited by the DIP Order, any Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after and during the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that, (i) when any Hedge Bank assigns or otherwise transfers any interest held by it under any Secured Hedge Agreement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall thereafter continue to constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender, and (ii) if a Hedge Bank ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Hedge Bank shall be included as Obligations only to the extent such obligations arise from such transactions under such Hedge Agreements (and not the Master Agreement between such parties) entered into at or before the time such Hedge Bank was a Lender hereunder or an Affiliate of a Lender hereunder without giving effect to any extension, increases, or modifications thereof, or additional transactions thereunder, which are made after such Hedge Bank ceases to be a Lender hereunder or an Affiliate of a Lender hereunder. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be, in each case, secured and unconditionally guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and unconditionally guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements, or of the holders of Cash Management Obligations under Secured Cash Management Agreements, and (c) solely with respect to any Credit Party, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party. For the avoidance of doubt, the “Obligations” will not include the Retained Pre-Petition Claim.
“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property described in clauses (a) through (f) above (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Onshore” shall mean Denbury Onshore, LLC, a Delaware limited liability company.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any DIP Loan or Credit Document).
“Other Taxes” shall mean any and all present or future stamp, registration, court, documentary, intangible, recording, filing, property or similar Taxes (including interest, fines, penalties, additions to Tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower (including any request by the Borrower under Section 2.12 or Section 13.7).
“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBOR loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” shall have the meaning provided in Section 13.6(c).
“Participant Register” shall have the meaning provided in Section 13.6(c).
“Patriot Act” shall have the meaning provided in Section 13.18.
“Payment in Full” or “Paid in Full” means (a) the Obligations have been paid in full in cash, including any interest, fees and other charges accruing during the Chapter 11 Cases, whether or not allowed in the proceeding (in each case, other than (i) contingent indemnification obligations for which no claim has been asserted and (ii) any Letters of Credit Outstanding that have been Cash Collateralized or other arrangements have been made with respect to such Letters of Credit, in each case, on terms and conditions satisfactory to the Letter of Credit Issuer) or such other treatment satisfactory to the holders of the Obligations and (b) the Commitments have been terminated, in each case, including, if applicable, upon the occurrence of the effective date of an Acceptable Plan, the Payment in Full pursuant to the DIP Debt Conversion.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“PDP Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Total PDP PV-10 as of such date plus (ii) the Hedge Mark-to-Market Value as of such date to (b) the sum of (i) the Total Exposure of the Lenders as of such date plus (ii) the outstanding principal amount of Pre-Petition Secured Loans as of such date.
“PDP Coverage Ratio Test Date” shall mean August 31, 2020, October 30, 2020, December 31, 2020, February 26, 2021, April 30, 2021 and June 30, 2021.
“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.
“Permitted Investments” shall mean:
(a)securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;
(b)securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or

Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
(c)commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(d)time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;
(e)repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;
(f)marketable short-term money market and similar funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and
(g)shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above.
“Permitted Liens” shall mean:
(a)Liens for Taxes, assessments or governmental charges or claims not yet overdue for a period of more than 60 days (other than Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or that arose prior to the Petition Date and which were, as of the Petition Date, not yet delinquent or which were being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property Taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge or claim is to such property;
(b)Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmens’, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, Carbon Dioxide Interests or other material properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.8;
(d)Liens incurred or pledges or deposits made (i) in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and solely to the extent arising by operation of law, (ii) to secure liabilities for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) to insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary, or (iii) to secure the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;
(e)ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(f)easements, rights-of-way, licenses, surface leases, restrictive covenants, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Oil and Gas Property;
(g)any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement including, for lease bonus, royalty or rental payments;
(h)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(i)Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;
(j)leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(k)Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(l)Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and its Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operating of cash pooling, trading, and/or interest set-off arrangements in respect of such accounts in the ordinary course of business;
(m)Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent by more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;
(n)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(o)Liens arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others;
(p)lease burdens which arise in the ordinary course of business and are payable to third parties on Oil and Gas Properties; provided, that to the extent any such Oil and Gas Properties are categorized as Proved Developed Producing Reserves and are set forth in a Reserve Report such lease burdens are deducted in the calculation of engineered discounted present value in such Reserve Report;
(q)Liens on pipelines and pipeline facilities that arise by a Requirement of Law or other like Liens arising by a Requirement of Law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties, Carbon Dioxide Interests and other material properties;
(r)Liens on assets (other than Collateral) constituting security given to a public utility or any municipality or Governmental Authority that arise by a Requirement of Law in connection with the operations of the Person in the ordinary course of business;
(s)Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP
(t)Liens to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature, in each case, incurred in the ordinary course of business and consistent with past practice;
(u)Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record and solely to the extent incurred in the ordinary course of business and consistent with past practice, provided that such Liens do not secure Indebtedness of the Borrower or any other Credit Party and do not encumber property of the Borrower or any other Credit Party other than the property that is the subject of such licenses; and
(v)Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any other Credit Party and do not encumber property of the Borrower or any other Credit Party other than the property that is the subject of such leases and items located thereon.
The parties acknowledge and agree that (i) no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens, (ii) the term “Permitted Liens” shall not include any Lien securing Indebtedness for borrowed money and (iii) provisions in the Credit Documents allowing Permitted Liens on any item of property shall be construed to allow such Permitted Liens also to cover any improvements, fixtures or accessions to such property and the proceeds of and insurance on such property, improvements, fixtures or accessions.
“Permitted Variances” shall mean the variances to the DIP Budget permitted pursuant to Section 10.11(c).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Petition Date” shall have the meaning providing in the recitals hereto.
“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.
“Pledged Collateral” shall have the meaning provided in Section 14.6.
“Post-Petition ISDA” shall have the meaning provided in the definition of “Hedge Bank”.
“Pre-Petition Agent” shall have the meaning provided in the recitals hereto.
“Pre-Petition Credit Documents” shall have the meaning assigned to the term “Credit Documents” under the Pre-Petition Credit Agreement.
“Pre-Petition Credit Agreement” shall have the meaning provided in the recitals hereto.
“Pre-Petition Hedge Agreement” shall have the meaning provided in the definition of “Hedge Bank”.
“Pre-Petition Lenders” shall have the meaning provided in the recitals hereto.
“Pre-Petition Letter of Credit Issuer” shall have the meaning provided in the recitals hereto.

“Pre-Petition Letters of Credit” shall mean the letters of credit described on Schedule 1.1(c) hereto and issued and outstanding under the Pre-Petition Credit Agreement immediately prior to the Closing Date.
“Pre-Petition Reserve Report” shall mean the reserve report as of December 31, 2019 delivered by the Borrower’s to the Pre-Petition Agent pursuant to Section 9.13 of the Pre-Petition Credit Agreement.
“Pre-Petition Secured Indebtedness” shall mean the Pre-Petition Secured Loans (other than the Retained Pre-Petition Claim) and Pre-Petition Letters of Credit.
“Pre-Petition Secured Loans” shall mean the “Loans” under and as defined in the Pre-Petition Credit Agreement made by the Pre-Petition Lenders to the Borrower pursuant to the Pre-Petition Credit Agreement that are outstanding as of any date of determination.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.
“Projected Volume” means the reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting Proved Reserves, as set forth in the Pre-Petition Reserve Report and thereafter in the most recent Reserve Report delivered pursuant to the terms of this Agreement.
“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).
“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).
“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”
“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”
“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves.”
“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(e).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given to such term in Section 13.24.
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.
“Redetermination Date” shall mean, with respect to any Scheduled Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Remaining Hedge Transactions” shall have the meaning provided in Section 13.17(b).
“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.
“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66-⅔% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66-⅔% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserve Report” shall mean (a) the Pre-Petition Reserve Report and (b) any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of September 30, 2020 or December 31, 2020, as applicable, the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(e).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” shall have the meaning provided in Section 10.6.
“Retained Pre-Petition Claim” shall mean $1,000,000 of principal amount of the Pre-Petition Secured Loans outstanding as of the Petition Date.
“Roll-Up” shall mean (a) the substitution and exchange of Pre-Petition Secured Loans into Roll-Up Loans and the unpaid and accrued interest and fees due as of the date of the Interim DIP Order in respect of, and as a result of, the Pre-Petition Secured Indebtedness rolled under the DIP Facility as Obligations, in each case, as set forth in Section 2.1(b) and (b) the deemed issuance of the Roll-Up Letters of Credit as set forth in Section 3.1.
“Roll-Up Letters of Credit” shall have the meaning provided in Section 3.1(a).
“Roll-Up Loans” shall have the meaning provided in Section 2.1(b)(ii).
“RSA” shall mean that certain Restructuring Support Agreement dated as of July 28, 2020, by and among the Credit Parties, the Pre-Petition Lenders party thereto, the “Consenting Second Lien Noteholders” referred to therein, and the “Consenting Convertible Noteholders” referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“RSA Termination Event” shall mean the termination of the RSA by any party thereto in accordance with Section 12 of the RSA.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).
“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14(d).
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Notes” means, collectively, (a) the 7.5% Senior Secured Second Lien Notes due 2024 in the original aggregate principal amount of $450,000,000, (b) the 7.75% Senior Secured Second Lien Notes due 2024 in the original aggregate principal amount $528,026,000, (c) the 9.0% Senior Secured Second Lien Notes due 2021 in the original aggregate principal amount of $531,194,000, and (d) the 9.25% Senior Secured Second Lien Notes due 2022 in the original aggregate principal amount of $381,568,000, in each case, issued pursuant to the applicable Second Lien Notes Indenture.
“Second Lien Notes Documents” shall mean, collectively, the Second Lien Notes, the Second Lien Notes Indentures, all guarantees thereof, all collateral agreements, mortgages, security agreements and other instruments thereof, and all other agreements, documents or instruments executed and delivered by any Credit Party in connection with or pursuant to the issuance of the Second Lien Notes, in each case, as amended, restated, supplemented or otherwise modified as permitted under the terms hereof.
“Second Lien Notes Indentures” means, collectively, (a) the Indenture, dated as of August 21, 2018, among the Borrower, the Guarantors from time to time party thereto, and the Second Lien Trustee, (b) the Indenture, dated as of June 19, 2019, among the Borrower, the Guarantors from time to time party thereto, and the Second Lien Trustee, (c) the Indenture, dated as of May 10, 2016, among the Borrower, the Guarantors from time to time party thereto, and the Second Lien Trustee, and (d) the Indenture, dated as of December 6, 2017, among the Borrower, the Guarantors from time to time party thereto, and the Second Lien Trustee, in each case as amended, restated, supplemented or otherwise modified as permitted under the terms hereof.
“Second Lien Trustee” means Wilmington Trust, National Association, as “Trustee” and “Collateral Trustee” under the Second Lien Notes Indentures.
“Securities Account” shall have the meaning set forth in Article 8 of the UCC.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.
“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Subsidiaries and any Hedge Bank, including any Pre-Petition Hedge Agreement that is in effect on the Closing Date among any Credit Party and any Hedge Bank (subject to the limitations set forth in the definition thereof).
“Secured Parties” shall mean, collectively, the Administrative Agent, the Letter of Credit Issuer, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Documents” shall mean, collectively, (a) this Agreement, (b) the DIP Order, and (c) each other security agreement, account control agreement or other instrument or document executed and delivered pursuant to Section 9.11 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.
“Senior Convertible Notes” shall mean, collectively, the 6.375% Convertible Senior Notes due 2024 in the original aggregate principal amount of $245,584,000 issued pursuant to the Senior Convertible Notes Indenture.
“Senior Convertible Notes Documents” shall mean, collectively, the Senior Convertible Notes, the Senior Convertible Notes Indenture, all guarantees thereof, and all other agreements, documents or instruments executed and delivered by any Credit Party in connection with or pursuant to the issuance of the Senior Convertible Notes, in each case, as amended or supplemented from time to time as permitted under the terms hereof.
“Senior Convertible Notes Indenture” shall mean the Indenture, dated as of June 19, 2019, among the Borrower, the Guarantors from time to time party thereto, and the Wilmington Trust, National Association, as “Trustee”, as amended, restated, supplemented or otherwise modified as permitted under the terms hereof.
“Senior Notes Trustee” means Wilmington Trust, National Association, as “Trustee” under the Senior Subordinated Notes Indentures.
“Senior Subordinated Notes” shall mean, collectively, (a) the 4.625% Senior Subordinated Notes due 2023 in the original aggregate principal amount of $1,200,000,000, (b) the 5.5% Senior Subordinated Notes due 2022 in the original aggregate principal amount of $1,250,000,000, and (c) the 6.375% Senior Subordinated Notes due 2021 in the original aggregate principal amount of $400,000,000, in each case, issued pursuant to the applicable Senior Subordinated Notes Indenture.
“Senior Subordinated Notes Documents” shall mean, collectively, the Senior Subordinated Notes, the Senior Subordinated Notes Indentures, all guarantees thereof, and all other agreements, documents or instruments executed and delivered by any Credit Party in connection with or pursuant to the issuance of the Senior Subordinated Notes, in each case, as amended or supplemented from time to time as permitted under the terms hereof.
“Senior Subordinated Notes Indentures” means, collectively, (a) the Indenture, dated as of February 5, 2013, among the Borrower, the Guarantors from time to time party thereto, and the Senior Notes Trustee, (b) the Indenture, dated as of April 30, 2014, among the Borrower, the Guarantors from time to time party thereto, and the Senior Notes Trustee, and (c) the Indenture, dated as of February 17, 2011, among the Borrower, the Guarantors from time to time party thereto, and the Senior Notes Trustee, in each case as amended, restated, supplemented or otherwise modified as permitted under the terms hereof.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” shall mean SOFR, Compounded SOFR or Term SOFR.

“Specified Excess Cash Payment” shall have the meaning provided in Section 5.2(e)(i).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR DIP Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“Strip Price” shall mean, as of any date, for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0-60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Administrative Agent’s reasonable opinion is the most comparable exchange to the NYMEX at such time.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Superpriority Claim” shall mean a claim against a Credit Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim, subject and junior only to the Carve Out, having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.
“Supported QFC” has the meaning given to such term in Section 13.24.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings, fees or other charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” shall mean the earliest of (a) the Maturity Date, (b) the date of acceleration of the Obligations and the termination of the unfunded Commitments with respect to the DIP Facility in accordance with the terms of this Agreement upon and during the continuance of an Event of Default that is not cured or waived in accordance with the terms of this Agreement and the Interim DIP Order or Final DIP Order, as applicable, (c) the effective date of an Acceptable Plan or the effective date of any other Chapter 11 Plan, (d) the consummation of a sale of all or substantially all of the Credit Parties’ assets pursuant to Section 363 of the Bankruptcy Code, (e) the entry of an order for the dismissal of any of the Chapter 11 Cases, (f) the entry of an order for the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, (g) the date that is thirty-five (35) days after the Petition Date, unless the Final DIP Order has been entered by the Bankruptcy Court on or prior to such date and (h) the appointment of a Chapter 11 trustee in any of the Chapter 11 Cases.
“Total Commitment” shall mean the sum of the Commitments of the Lenders. The Total Commitment as of the Closing Date is $614,000,000.
“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the DIP Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time with respect to all Letters of Credit (including, for the avoidance of doubt, the Total Exposure with respect to any Roll-Up Loans and Roll-Up Letters of Credit that have been deemed funded and/or issued in accordance with this Agreement).
“Total PDP PV-10” shall mean the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and the other Credit Parties’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Administrative Agent in its good faith judgment. Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date shall be made using the information set forth in the then most recent Reserve Report delivered to the Administrative Agent in accordance with this Agreement and (ii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of a date that is no earlier than ten (10) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 9.1(d) is required to be delivered.
“Transactions” shall mean, collectively, (a) with respect to the Borrower, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing (or deemed borrowing) of DIP Loans, the use of the proceeds thereof (including, without limitation, the Roll-Up), the issuance (or deemed issuance) of Letters of Credit hereunder and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents (including the DIP Order), (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of this Agreement and the other Credit Documents to which it is a party, the guaranteeing of the Obligations by such Guarantor and such Guarantor’s grant of Liens on the Collateral pursuant to the Security Documents and (c) the other transactions contemplated by this Agreement and the Credit Documents.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean, as to any DIP Loan, its nature as an ABR DIP Loan or a LIBOR DIP Loan.
“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than one percent (1.0%), the Unadjusted Benchmark Replacement will be deemed to be one percent (1.0%) for the purposes of this Agreement.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning given to such term in Section 13.24.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.4(e)(i)(B)(3).
“Variance Test Period” shall mean the rolling four-week period most recently ended on the date immediately prior to the required delivery date of each DIP Budget Variance Report as set forth in Section 9.1(h)(ii).
“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(i)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(j)The word “will” shall be construed to have the same meaning as the word “shall”.
(k)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be calculated, submitted and/or delivered (or deemed delivered) pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with, the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made giving effect to Financial Accounting Standards Board Accounting Standards Codification 842 with respect to the accounting treatment of capital leases and operating leases thereof, but without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
1.4Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Dallas, Texas (daylight or standard, as applicable).
1.7Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.
1.8Currency Equivalents Generally.
(a)For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, and (y) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(c).
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
1.9Classification of Loans and Borrowings. For purposes of this Agreement, DIP Loans may be classified and referred to by Type (e.g., a “LIBOR DIP Loan”).
1.10Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Stock at such time.
1.11Interest Rates; LIBOR Notification. The interest rate on LIBOR DIP Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE

Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR DIP Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.16(d), of any change to the reference rate upon which the interest rate on LIBOR DIP Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.16(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 2.Amount and Terms of Credit
2.1Commitments.
(a)DIP Loans.
(i)Subject to and upon the terms and conditions herein set forth and in the DIP Order, each Lender severally, but not jointly, agrees to make DIP Loans denominated in Dollars to the Borrower, which DIP Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR DIP Loans or LIBOR DIP Loans; provided that all such DIP Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of DIP Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof (including any Roll-Up Loans, which the reborrowing thereof shall, for the avoidance of doubt, constitute DIP Loans hereunder), (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit, (E) shall not, for any Lender at any time between the Closing Date through and including the Final DIP Order Entry Date, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage of the Interim Cap, (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit then in effect, and (G) shall not, at any time for the period between the Closing Date through and including the Final DIP Order Entry Date, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of the Lenders’ Total Exposures at such time exceeding the Interim Cap. Notwithstanding anything to the contrary in this clause (i), no DIP Loan shall be made if the making of such DIP Loan would cause the aggregate Total Exposures of the Lenders to then exceed the amount then authorized under the DIP Order then in effect.
(ii)Each Lender may at its option make any LIBOR DIP Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such DIP Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such DIP Loan, (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply) and (C) such domestic or foreign branch or Affiliate will be subject to the requirements under Section 5.4(e).
(b)Roll-Up Loans. On the terms and conditions set forth herein and the DIP Order, (i) upon entry of the Interim DIP Order, a portion of the Pre-Petition Secured Loans held by the Pre-Petition Lenders which are also Lenders hereunder shall be automatically substituted and exchanged for (and repaid by) loans hereunder on a dollar-for-dollar basis (the “Interim Roll-Up Loans”), in a principal amount equal to $185,000,000 (and such Interim Roll-Up Loans shall be deemed funded on the Closing Date, and shall constitute and be deemed to be DIP Loans hereunder as of such date) and (ii) upon the Final DIP Order Entry Date, a portion of the Pre-Petition Secured Loans held by the Pre-Petition Lenders which are also Lenders hereunder shall be automatically substituted and exchanged for (and repaid by) loans hereunder on a dollar-for-dollar basis (the “Final Roll-Up Loans”, and together with the Interim Roll-Up Loans, collectively, “Roll-Up Loans”), in a principal amount equal to the Final Roll-Up Loan Amount (and such Final Roll-Up Loans shall be deemed funded on the Final DIP Order Entry Date, and shall constitute and shall be deemed to be DIP Loans for all purposes hereunder and under the other Credit Documents as of such date). Without limiting the foregoing, such Roll-Up Loans shall be allocated among the Lenders based on each Lender’s Commitment Percentage, in each case without constituting a novation or satisfaction of the exchanged Pre-Petition Secured Loans. The parties hereto acknowledge and agree that, upon entry of the Interim DIP Order, any accrued and unpaid interest and fees due as of the date of the Interim DIP Order in respect of, and as a result of, the Pre-Petition Secured Indebtedness shall be rolled into the DIP Facility and deemed to constitute Obligations.
2.2Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least $1,000,000 and in a multiple of $100,000 in excess thereof (except (i) for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Commitments and (ii) that DIP Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Sections 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR DIP Loans under this Agreement.
2.3Notice of Borrowing.
(a)Whenever the Borrower desires to incur DIP Loans (other than Borrowings to repay Unpaid Drawings or the deemed funding of the Roll-Up Loans pursuant to Section 2.1(b)), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (Dallas, Texas time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of DIP Loans if such DIP Loans are to be initially LIBOR DIP Loans (or prior to 9:00 a.m. (Dallas, Texas time) one Business Day prior written notice in the case of a Borrowing of DIP Loans to be made on the Closing Date initially as LIBOR DIP Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (Dallas, Texas time) on the date of each Borrowing of DIP Loans that are to be ABR DIP Loans. Such Notice of Borrowing shall specify (A) the aggregate principal amount of the DIP Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR DIP Loans and/or LIBOR DIP Loans and, if LIBOR DIP Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration), (D) that the conditions set forth in Section 7 are satisfied and (E) that the proposed use of proceeds thereof is for Budgeted Expenses in compliance with the DIP Budget. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of DIP Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(b)Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(c)Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4Disbursement of Funds.
(a)No later than 1:00 p.m. (Dallas, Texas time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (Dallas, Texas time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.
(b)Subject to and upon the terms and conditions herein set forth, each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective DIP Loans.
(c)Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5Repayment of DIP Loans; Evidence of Debt.
(a)The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Termination Date, the then outstanding principal amount of all DIP Loans.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each DIP Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.
(c)The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each DIP Loan made hereunder, the Type of each DIP Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the DIP Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e)Any Lender may request that DIP Loans made by it be evidenced by a promissory note substantially in the form of Exhibit D hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns. Thereafter, the DIP Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
2.6Conversions and Continuations.
(a)Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of DIP Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR DIP Loans as LIBOR DIP Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR DIP Loans shall reduce the outstanding principal amount of LIBOR DIP Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR DIP Loans may not be converted into LIBOR DIP Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR DIP Loans may not be continued as LIBOR DIP Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (Dallas, Texas time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR DIP Loans or (2) the date of conversion, in the case of a conversion into ABR DIP

Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the DIP Loans to be so converted or continued, the Type of DIP Loans to be converted into or continued and, if such DIP Loans are to be converted into or continued as LIBOR DIP Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its DIP Loans.
(b)If any Event of Default is in existence at the time of any proposed continuation of any LIBOR DIP Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR DIP Loans shall be automatically converted on the last day of the current Interest Period into ABR DIP Loans. If upon the expiration of any Interest Period in respect of LIBOR DIP Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR DIP Loans into a Borrowing of ABR DIP Loans, effective as of the expiration date of such current Interest Period.
(c)Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any DIP Loans subject to an interest rate Hedge Agreement as LIBOR DIP Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.
2.7Pro Rata Borrowings. Each Borrowing of DIP Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make DIP Loans hereunder and that each Lender severally but not jointly shall be obligated to make the DIP Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) subject to Section 2.15, the failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.8Interest.
(a)The unpaid principal amount of each ABR DIP Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the Alternate Base Rate, in each case, in effect from time to time.
(b)The unpaid principal amount of each LIBOR DIP Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant Adjusted LIBO Rate, in each case, in effect from time to time.
(c)Notwithstanding the foregoing, if all or a portion of (i) the principal amount of any DIP Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration, or otherwise), such overdue amount shall automatically bear interest at a rate per annum that is (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.0% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2.0% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment) (in each case, the “Default Rate”).

(d)Interest on each DIP Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any DIP Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR DIP Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR DIP Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each DIP Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR DIP Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR DIP Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR DIP Loans as determined by such Lenders in good faith based on prevailing market conditions) a 12-month period or any shorter period requested by the Borrower (including 1-week and 2-week periods).
Notwithstanding anything to the contrary contained above:
(a)the initial Interest Period for any Borrowing of LIBOR DIP Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR DIP Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)if any Interest Period relating to a Borrowing of LIBOR DIP Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR DIP Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR DIP Loan if such Interest Period would extend beyond the Maturity Date.
2.10Increased Costs, Illegality, Etc.
(a)In the event that any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)that, due to a Change in Law occurring at any time on or after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document, any LIBOR DIP Loan made by it, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR DIP Loans made by such Lender, which results in (x) an increase in the cost to such Lender of making, converting into, continuing or maintaining DIP Loans or participating in Letters of Credit (in each case hereunder) by an amount which such Lender in its sole discretion deems material or (y) a reduction in the amounts received or receivable by such Lender hereunder with respect to the foregoing; or
(ii)at any time, that the making or continuance of any LIBOR DIP Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lenders shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days (or such later date as may be agreed by the Administrative Agent in its sole discretion)) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.10(b), as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.
(b)At any time that any LIBOR DIP Loan is affected by the circumstances described in Section 2.1(a)(i) or (ii), the Borrower may (and in the case of a LIBOR DIP Loan affected pursuant to Section 2.1(a)(ii) shall) either (i) if the affected LIBOR DIP Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(i) or (ii) or (ii) if the affected LIBOR DIP Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR DIP Loan into an ABR DIP Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days (or such later date as may be agreed by the Administrative Agent in its sole discretion)) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
2.11Break Funding Payments. If (a) any payment of principal of any LIBOR DIP Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR DIP Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the DIP Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR DIP Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR DIP Loan is not converted into a LIBOR DIP Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR DIP Loan is not continued as a LIBOR DIP Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR DIP Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request (or such later date as may be agreed by the Administrative Agent in its sole discretion)) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR DIP Loan.
2.12Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any DIP Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 3.5 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 3.5 as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.14Borrowing Base.
(a)Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $615,000,000.

(b)Scheduled Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders as and when provided by Section 2.14(d).
(c)Scheduled Redetermination Procedure.
(i)Each Scheduled Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report, and/or (B) such other reports, data and supplemental information, as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report and such other reports, data and supplemental information to the extent reasonably requested by the Required Lenders being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time for such purpose with respect to similar oil and gas reserve-based credits for similarly situated borrowers. In no event shall the Proposed Borrowing Base exceed the Maximum Aggregate Amount.
(ii)The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and
(iii)Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by each of the Lenders (other than any Defaulting Lenders) in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time for such purpose with respect to similar oil and gas reserve-based credits for similarly situated borrowers as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time for such purpose with respect to similar oil and gas reserve-based credits for similarly situated borrowers as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be disapproval of the Proposed Borrowing Base. It, at the end of such 15-day period, all of the Lenders (other than any Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15‑day period, all of the Lenders (other than any Defaulting Lenders) or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders (other than any Defaulting Lenders), as applicable, and, subject to the restrictions in Section 13.1 on increasing any Lender’s Commitment, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise.
(d)Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders, (i) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.12(a) in a timely and complete manner, on January 1, 2021 or July 1, 2021, as applicable (or, in each case, such date promptly thereafter as reasonably practicable), following such notice, or (ii) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.12(a) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date. Notwithstanding the foregoing, no Scheduled Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request and at times and locations convenient to all relevant parties, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.
2.15Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);
(b)The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1) and any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender; provided that any (i) waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(b)(ix)) or requiring the consent of each affected Lender pursuant to Section 13.1(b)(i), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to the DIP Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;
(c)If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or the Letter of Credit Issuer, Cash Collateralize for the benefit of the Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (c) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages after giving effect to such reallocation and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;
(d)So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c) (and Defaulting Lenders shall not participate therein);
(e)If the Borrower, the Administrative Agent and the Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a

Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and
(f)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Letter of Credit Issuer hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any DIP Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund DIP Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any DIP Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant DIP Loans of, and Unpaid Drawings owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
2.16Alternate Rate of Interest.
(a)Unless and until a Benchmark Replacement is implemented in accordance with Section 2.16(b) below, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at or prior to such time; or
(ii)the Administrative Agent is advised in writing by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their DIP Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy, electronic mail or other means for notice as provided in Section 13.2 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR DIP Loan shall be ineffective and (B) if any Notice of Borrowing requests a LIBOR DIP Loan, such Borrowing shall be made as an ABR DIP Loan; provided that if the circumstances giving rise to such notice affect only one Type of DIP Loans, then the other Type of DIP Loans shall be permitted.
(b)Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement; provided that such amendment shall meet the standards set forth in proposed Section 1.1001-6 of the United States Treasury Regulations so as not to be treated as a “modification” (and therefore an exchange) of the DIP loans for purposes of Section 1.1001-3 of the United States Treasury Regulations. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.16(b) will occur prior to the applicable Benchmark Transition Start Date.
(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent (after consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16.
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Notice of Conversion or Continuation that requests the conversion of any ABR DIP Loan to, or continuation of any ABR DIP Loan as, a LIBOR DIP Loan shall be ineffective, and (ii) if any Notice of Borrowing requests a LIBOR DIP Loan, such DIP Loan shall be made as an ABR DIP Loan; provided that (A) if the circumstances giving rise to such notice affect only one Type of DIP Loans, then the other Type of DIP Loans shall be permitted and (B) after receipt of any such notice, the Borrower may revoke any pending request for a DIP Loan of, or conversion to or continuation of, LIBOR DIP Loans.

2.17Conversion. On the Conversion Date, automatically and without any further consent or action required by any Lender, (a) (i) the aggregate principal amount of the DIP Loans outstanding as of such date and the aggregate amount of all Pre-Petition Secured Loans outstanding as of such date that did not become Roll-Up Loans shall, in each case, be automatically converted on a dollar-for-dollar basis for “Revolving Loans” (as defined in the Exit Facility Term Sheet) in accordance with the Exit Facility Term Sheet and funded under the Exit Credit Agreement, and (ii) all outstanding Letters of Credit as of such date shall be deemed to be issued as “Letters of Credit” (as defined in the Exit Facility Term Sheet) under the Exit Credit Agreement in accordance with the Exit Facility Term Sheet (this clause (a), the “DIP Debt Conversion”), (b) the Credit Parties (or the entities assuming the operations and assets of the Credit Parties in the Acceptable Plan, to the extent such Person is required under the Exit Facility Term Sheet or the Acceptable Plan to continue to be a obligor thereunder) shall assume all obligations in respect of the DIP Loans hereunder that are converted into “Revolving Loans” (as defined in the Exit Facility Term Sheet) and deemed funded under the Exit Credit Agreement and all Letters of Credit that are issued as “Letters of Credit” under the Exit Credit Agreement and all other monetary obligations in connection therewith, (c) all Secured Hedge Agreements shall be deemed to be “Secured Hedge Agreements” (which term will have a correlative meaning as set forth in this Agreement) under the Exit Credit Agreement and all Hedging Obligations under such Secured Hedge Agreements will be deemed to be “Obligations” (as defined in the Exit Facility Term Sheet), (d) all Secured Cash Management Agreements shall be deemed to be “Secured Cash Management Agreements” (which term will have a correlative meaning as set forth in this Agreement) under the Exit Credit Agreement and all Cash Management Obligations under such Secured Cash Management Agreement will be deemed to be “Obligations” (as defined in the Exit Facility Term Sheet), (e) each Lender party to the RSA shall be a lender under the Exit Credit Agreement in accordance with the RSA and (f) upon Payment in Full, this Agreement shall terminate and be superseded and replaced in its entirety by the Exit Credit Agreement. Notwithstanding the foregoing, all obligations of Borrowers and the other Credit Parties to Administrative Agent and the Lenders under this Agreement and any other Credit Document which are expressly stated in this Agreement or such other Credit Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Credit Parties, Administrative Agent and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as Administrative Agent or the Majority Lenders may reasonably request to give effect to the provisions of this ýSection 2.17 and as are required to complete the schedules to the Exit Credit Agreement or other agreements contemplated thereby; provided that any such action by the Administrative Agent or any of the Lenders shall not be a condition precedent to the effectiveness of the Exit Credit Agreement if and to the extent so provided in the Final DIP Order. Each Lender hereto hereby agrees that, on the Conversion Date, the Administrative Agent (in its capacity as administrative agent under the Exit Credit Agreement) may execute and deliver the Exit Credit Agreement (and any guaranty contemplated thereby) on its own behalf and on behalf of each Lender.
SECTION 3.Letters of Credit
3.1Letters of Credit.
(a)Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Credit Parties, a standby letter of credit or standby letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that, if requested by the Letter of Credit Issuer, the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Credit Party (other than the Borrower). Notwithstanding anything to the contrary in the foregoing, subject to the Interim DIP Order, the Pre-Petition Letters of Credit shall be deemed to have been issued hereunder as “Letters of Credit” (the “Roll-Up Letters of Credit”).
(b)Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the Stated Amount, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued if the Stated Amount would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) no Letter of Credit shall be issued, at any time during the period between the Closing Date through and including the Final DIP Order Entry Date, if the Stated Amount would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Interim Cap, (iv) each Letter of Credit shall have an expiration date occurring no later than the earlier of (A) 12 months (or 18 months in the case of any Letters of Credit issued in favor of the Railroad Commission of Texas, as beneficiary) after the date of issuance or such longer period of time as may be agreed by the Letter of Credit Issuer and (B) the L/C Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); provided that ay Letter of Credit may provide for automatic renewal thereof for additional periods of to 12 months or such longer period of time as may be agreed by the Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided further that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Termination Date), (v) each Letter of Credit shall be denominated in Dollars, (vi) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vii) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing. Notwithstanding anything to the contrary in this clause (b), no Letter of Credit shall be issued if the Stated Amount would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the amount authorized under the DIP Order then in effect.
(c)Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
3.2Letter of Credit Requests.
(a)Whenever the Borrower desires that a Letter of Credit (other than with respect to any Roll-Up Letters of Credit deemed issued pursuant to Section 3.1(a)) be issued for its account, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (Dallas, Texas time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each Letter of Credit Request shall specify, among other things, (i) the aggregate Stated Amount of such Letter of Credit to be issued, (ii) the proposed date of issuance (which shall be a Business Day), (iii) the name and address of the beneficiary, (iv) the expiration date of the Letter of Credit, and (v) that the conditions set forth in Section 7 are satisfied. The Letter of Credit Issuer shall not issue any Letters of

Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (A) if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request or (B) if the aggregate amount of Letters of Credit Outstanding issued by the Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and the Letter of Credit Issuer, and the Administrative Agent has not otherwise notified the Letter of Credit Issuer that it may no longer rely on clause (A).
(b)If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or satisfactory to the Letter of Credit Issuer in its sole discretion to otherwise backstop) such Letter of Credit have been made (but no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date); provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each case directing the Letter of Credit Issuer not to permit such extension.
(c)The Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, the Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by the Letter of Credit Issuer.
(d)The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3Letter of Credit Participations.
(a)Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.
(b)In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
(c)In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (Dallas, Texas time) on the first Business Day after the date notified by the Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.
(d)Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
(i)any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of the Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).
3.4Agreement to Repay Letter of Credit Drawings.
(a)The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Borrower receives notice from the Letter of Credit Issuer of such payment or disbursement prior to 11:00 a.m. (Dallas, Texas time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (a) or (a), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (A) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (Dallas, Texas time) on the Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of the DIP Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make DIP Loans (which shall be ABR DIP Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (B) the Administrative

Agent shall promptly notify each L/C Participant of such drawing and the amount of its DIP Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a DIP Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (Dallas, Texas time) on such Reimbursement Date by making the amount of such DIP Loan available to the Administrative Agent. Such DIP Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such DIP Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Termination Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any DIP Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding DIP Loans when due in accordance with the terms of this Agreement.
(b)The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).
3.5Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Indemnified Taxes or (ii) Excluded Taxes) in respect of Letters of Credit, L/C Participations therein or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, promptly (and in any event no later than 15 days (or such later date as may be agreed by the Administrative Agent in its sole discretion)) after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by the Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
3.6New or Successor Letter of Credit Issuer.
(a)The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of the Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement until the occurrence of events specified in clause (a) or (a) below, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer shall be replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, shall issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by the Letter of Credit Issuer.
(b)To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct, gross negligence or bad faith (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.8Cash Collateral.
(a)Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.
(b)If any Event of Default shall occur and be continuing, the Administrative Agent and/or the Majority Lenders may require that the L/C Obligations be Cash Collateralized.
(c)If the Termination Date shall have occurred, then the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding (unless such Letters of Credit are to be deemed “Letters of Credit” under the Exit Credit Agreement at such time in connection with the DIP Debt Conversion).
(d)For purposes of this Agreement, “Cash Collateralize” and “Cash Collateral” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.
3.9Applicability of ISP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to Borrower for, and the Letter of Credit Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer with respect to the Letter of Credit Issuer’s obligations under a Letter of Credit expressly required under any law, order, or practice that is expressly required to be applied to such Letter of Credit, including pursuant to a Requirement of Law or any order of a Governmental Authority of a jurisdiction where the Letter of Credit Issuer or the beneficiary of such Letter of Credit is located, the practice stated in the ISP or, unless expressly provided otherwise by the terms of such Letter of Credit, in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice applicable to letters of credit of the same type as such Letter of Credit, whether or not any Letter of Credit chooses such law or practice.
3.10Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
3.11Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 4.Fees; Commitments.
4.1Fees.
(a)The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (a) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR DIP Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (b) above).
(c)The Borrower agrees to pay to the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and the Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (c) above).
(d)The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.
(e)The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.
4.2Voluntary Reduction of Commitments.
(a)Upon at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; provided that (i) any such termination or reduction shall apply ratably to reduce each Lender’s Commitment, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 and in an integral multiple of $100,000 in excess thereof and (iii) after giving effect to such termination or reduction and to any prepayments of DIP Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of all Lenders’ Total Exposures shall not exceed the Loan Limit.
(b)The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer or any Lender may have against such Defaulting Lender.
4.3Mandatory Termination or Reduction of Commitments.
(a)The Total Commitment shall terminate at 5:00 p.m. (Dallas, Texas time) on the Termination Date.

(b)If any reduction in the Borrowing Base would result in the Borrowing Base being less than the Total Commitment, the Total Commitment shall be automatically and permanently reduced, without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Total Commitment equals the Borrowing Base as reduced or determined; provided that any such reduction shall apply ratably to reduce each Lender’s Commitment. Concurrently with, and effective on, the Redetermination Date applicable to such Borrowing Base reduction or determination, (i) Schedule 1.1(a) and the Register shall each be amended to reflect the decrease in the Total Commitment and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, the Letter of Credit Issuer and each Lender the revised Schedule 1.1(a).
SECTION 5.Payments
5.1Voluntary Prepayments. The Borrower shall have the right to prepay DIP Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:
(a)the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR DIP Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (Dallas, Texas time) (i) in the case of LIBOR DIP Loans, three Business Days prior to such payment and (ii) in the case of ABR DIP Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;
(b)each partial prepayment of (i) LIBOR DIP Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR DIP Loans at such time, and (ii) any ABR DIP Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR DIP Loans at such time; provided that no partial prepayment of LIBOR DIP Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR DIP Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR DIP Loans; and
(c)any prepayment of LIBOR DIP Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.
Each such notice shall specify the date and amount of such prepayment and the Type of DIP Loans to be prepaid. Prepayments made pursuant to this Section 5.1 shall be applied in the manner set forth in Section 2.15(f) for so long as any Lender is a Defaulting Lender.
Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that any notice of prepayment made pursuant to this Section 5.1 shall be subject to any applicable breakage costs described in Section 2.11 incurred as a result of any conversion of LIBOR DIP Loans in anticipation of such a prepayment.

5.2Mandatory Prepayments.
(a)Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the DIP Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the DIP Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as cash collateral as provided in Section 3.8.
(b)Repayment of DIP Loans Following Redetermination. Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within three (3) Business Days after its receipt of notice indicating such Borrowing Base Deficiency, (i) prepay the DIP Loans in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the DIP Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.
(c)Application to DIP Loans. With respect to each prepayment of DIP Loans elected under Section 5.1 or required by this Section 5.2, the Borrower may designate (i) the Types of DIP Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the DIP Loans to be prepaid; provided that (A) each prepayment of any DIP Loans made pursuant to a Borrowing shall be applied pro rata among such DIP Loans and (B) notwithstanding the provisions of the preceding clause (c), no prepayment of DIP Loans shall be applied to the DIP Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(d)LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR DIP Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR DIP Loan to be prepaid and such LIBOR DIP Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR DIP Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
(e)Excess Cash Balances. If,
(i)on the first Business Day after the Closing Date, the Credit Parties have any Excess Cash, taken as a whole, in excess of $20,000,000 on such date, then the Borrower shall prepay the Borrowings on such date in an amount equal to the lesser of (A) the amount of such excess and (B) the amount of such outstanding Borrowings (such amount to be paid pursuant to this Section 5.2(e)(i), the “Specified Excess Cash Payment”); and
(ii)on any Business Day thereafter, the Credit Parties have any Excess Cash, taken as a whole, in excess of $75,000,000 on such date, then the Borrower shall prepay the Borrowings within one

Business Day following such date in an amount equal to the lesser of (A) the amount of such excess and (B) the amount of such outstanding Borrowings.
Each prepayment of Borrowings pursuant to this Section 5.2(e) shall be applied in accordance with Section 5.2(c). Each prepayment pursuant to this Section 5.2(e) shall be accompanied by accrued interest to the extent required by Section 2.8.
(f)Other Mandatory Prepayment. The Borrower shall make payments of Borrowings to the extent required pursuant to Section 10.4(m). Each prepayment of Borrowings pursuant to this Section 5.2(f) shall be applied in accordance with Section 5.2(c). Each prepayment pursuant to this Section 5.2(f) shall be accompanied by accrued interest to the extent required by Section 2.8
(g)No Premium. All prepayments required pursuant to this Section 5.2 shall be without premium or penalty, but subject to any breakage costs which may be due pursuant to Section 2.11.
5.3Method and Place of Payment.
(a)Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (Dallas, Texas time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any DIP Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Dallas, Texas time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuer, as applicable, entitled thereto.
(b)For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (Dallas, Texas time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4Net Payments.
(a)Any and all payments made by or on behalf of the Borrower or any Guarantor to any Recipient under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable

Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)The Borrower shall timely pay and shall indemnify and hold harmless each Recipient with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
(c)The Borrower shall indemnify and hold harmless each Recipient within 15 Business Days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after written demand therefor, for the full amount of the Indemnified Taxes or Other Taxes imposed on such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or Guarantor to a Governmental Authority, such Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(e)(i)(A), (i)(B) and (i)(D) below (including any originals of such documentation requested by the Administrative Agent or the Borrower pursuant to the second sentence of Section 5.4(e)(ii))) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 (or any applicable successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)properly completed and executed copies of IRS Form W-8ECI (or any applicable successor form);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form); or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by an applicable Requirement of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by an applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.4 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, upon request by the Borrower or the Administrative Agent, each Lender agrees that it will provide originals of any form or certification it previously delivered pursuant to this Section 5.4(e).
(f)If any Recipient determines, in its sole discretion, exercised in good faith, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Recipient is attributable to such payment made by the Borrower or any Guarantor, then such Recipient shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Recipient and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Recipient determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no less favorable net-after Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required and the Indemnified Tax or Other Tax had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided that the Borrower or such Guarantor, upon the request of such Recipient agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. In such event, such Recipient shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Recipient may delete any information therein that it deems confidential). No Recipient shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.
(g)If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonable request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person, interferes with the right of a Lender or the Administrative Agent to arrange its Tax affairs in whatever manner it thinks fit or obligates such Lender or the Administrative Agent to disclose any information relating to its Tax affairs or any computations in respect thereof.
(h)On or before the date that JPMORGAN CHASE BANK N.A. (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower properly completed and executed copies of either (i) IRS Form W-9, or (ii) such other documentation as will establish that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent agrees that if any form or documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or documentation. In addition, upon request by the Borrower, the Administrative Agent agrees that it will provide originals of IRS Form W-9 or such other documentation it previously delivered pursuant to this Section 5.4(h).
(i)For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes the Letter of Credit Issuer and the term “Requirement of Law” include FATCA.
(j)The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the DIP Loans and all other amounts payable hereunder.
(k)For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the United States Treasury Regulations.
5.5Computation of Interest and Fees.
(a)Except as provided in the next succeeding sentence, Interest on LIBOR DIP Loans and ABR DIP Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR DIP Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6Limit on Rate of Interest.
(a)No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable Requirement of Law.
(b)Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Requirement of Law.
(c)Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
(d)Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 6.Conditions Precedent to Effectiveness and Deemed Funding of the Interim Roll-Up Loans and Issuance of the Roll-Up Letters of Credit. This Agreement, and the obligations of the Lenders to make DIP Loans and of the Letter of Credit Issuer to issue Letters of Credit hereunder, including (x) the deemed funding of the Interim Roll-Up Loans pursuant to Section 2.1(b) and (y) the deemed issuance of the Roll-Up Letters of Credit pursuant to Section 3.1(a), shall not become effective until the date on which each of the following conditions is satisfied, except as otherwise agreed or waived pursuant to Section 13.1.
6.1Credit Documents. The Administrative Agent shall have received:
(a)this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent, each Lender and the Letter of Credit Issuer;
(b)a promissory note executed by the Borrower in favor of each Lender that has requested a promissory note not less than one (1) Business Day prior to the Closing Date; and
(c)to the extent requested by the Administrative Agent to effectuate the grant of security interests by the Credit Parties in the Collateral to the Administrative Agent to secure the Obligations, any other Security Documents. In connection with the execution and delivery of the Security Documents, the Administrative Agent shall:
(i)be satisfied that the DIP Order creates (or will create, upon the entry thereof) perfected Liens having the priorities set forth in the DIP Order on substantially all of the tangible and intangible Property of the Credit Parties other than the Excluded Assets; and
(ii)have received (or its bailee pursuant to the DIP Order has received) certificates, if any, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Stock of each of the Guarantors.
6.2Lien Searches. The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Collateral of the Credit Parties for each jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 10.2.
6.3Secretary’s Certificate Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or any Authorized Officer of each Credit Party setting forth (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or other governing body) of such Credit Party authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of each of the organizational documents of each Credit Party, (c) the officers of each Credit Party (i) who are authorized to sign the Credit Documents to which such Credit Party is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, and (d) specimen signatures of such authorized officers. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
6.4Petition Date. The Petition Date shall have occurred, and each Credit Party shall be a debtor and a debtor-in-possession in the Chapter 11 Cases.
6.5Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order acceptable to the Administrative Agent, which Interim DIP Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect except as otherwise agreed to in writing by the Administrative Agent in its sole discretion.
6.6Fees and Expenses.
(a)The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have received all commitment, arrangement, upfront, facility and agency fees and all other fees due and payable by the Credit Parties on or prior to the Closing Date.
(b)The Pre-Petition Agent, the Pre-Petition Lenders, the Joint Lead Arrangers, the Administrative Agent and the Lenders shall have received all documented (in summary form) fees and expenses due and payable by the Credit Parties on or prior to the Closing Date pursuant to the Pre-Petition Credit Documents or the Credit Documents, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower thereunder (including the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent, Opportune LLP, financial advisor to the Administrative Agent and the other professionals retained by any of the foregoing) that are invoiced to the Borrower at least two (2) Business Days prior to the Closing Date.
6.7Notice of Borrowing; Letter of Credit Request.
(a)To the extent the Borrower requests the making of a DIP Loan on the Closing Date (other than with respect to any Interim Roll-Up Loans deemed funded pursuant to Section 2.1(b)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).
(b)To the extent the Borrower requests the issuance of a Letter of Credit on the Closing Date (other than with respect to any Roll-Up Letters of Credit deemed issued pursuant to Section 3.1(a)), the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
6.8No Default; Representations and Warranties;. On the Closing Date and immediately after giving effect to this Agreement, (a) no Default or Event of Default shall exist, and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects).
6.9Patriot Act. The Administrative Agent and the Lenders shall have received, by at least three (3) Business Days (or such later date as agreed to by the Administrative Agent in its sole discretion) prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as shall have been requested in writing by the Administrative Agent or the Lenders at least eight (8) Business Days (or such later date as agreed to by the Borrower in its sole discretion) prior to the Closing

Date required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
6.10Projections. The Administrative Agent has received reasonably satisfactory projections on a quarterly basis for the Borrower through December 31, 2021 prior to the Closing Date.
6.11RSA. The RSA shall be in full force and effect and no RSA Termination Event or notice delivered by any party thereto in respect thereof shall have occurred.
6.12First Day Orders. The “first day” orders (including, without limitation, any motions related to the Credit Documents, cash management, debtor-in-possession cash collateral and any critical vendor or supplier motions, but excluding retention applications), in each case, in form, scope and substance satisfactory to the Administrative Agent shall have been entered in the Chapter 11 Cases (the “First Day Orders”), and such First Day Orders shall not have been (x) stayed, vacated or reversed, or (y) amended or modified except as otherwise agreed to in writing by the Administrative Agent in its sole discretion (it being understood and agreed that drafts approved by counsel to the Administrative Agent on or prior to the Closing Date are satisfactory to the Administrative Agent).
6.13DIP Budget. The Administrative Agent shall have received the initial DIP Budget which shall be in form and substance satisfactory to the Administrative Agent.
SECTION 7.Conditions Precedent to All Credit Events.
The agreement of each Lender to make any DIP Loan requested to be made by it on any date after the Closing Date (excluding DIP Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date after the Closing Date, is subject to the satisfaction of the following conditions precedent:
7.1No Default; Representations and Warranties; Minimum Availability and Excess Cash. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (c) the Available Commitment shall not be less than zero and the Total Exposures of the Lenders shall not exceed the amount then authorized by the DIP Order then in effect, (d) at any time for the period between the Closing Date through and including the Final DIP Order Entry Date, the Total Exposures of all of the Lenders shall not exceed the Interim Cap of and (e) other than with respect to the Credit Event of the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit pursuant to this Agreement, the Borrower and the other Credit Parties shall not have any Excess Cash in excess of $75,000,000 at such time.
7.2Notice of Borrowing; Letter of Credit Request.
(a)Prior to the making of each DIP Loan (other than any DIP Loan made pursuant to Section 3.4(a) and any Roll-Up Loans that are deemed funded pursuant to Section 2.1(b)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(b)Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
7.3Bankruptcy Court Order. No Bankruptcy Court order has been entered authorizing the Credit Parties to obtain financing or credit pursuant to Section 364 of the Bankruptcy Code from any Person other than the Secured Parties secured by a security interest or having the priority of an administrative claim unless otherwise consented to by the Administrative Agent in writing.
7.4DIP Order. Solely with respect to any Credit Event that would cause the aggregate Total Exposure of the Lenders to exceed the Interim Cap, the Final DIP Order Entry Date shall have occurred within thirty-five (35) days after the Petition Date, and the DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, or amended unless otherwise consented to by the Administrative Agent in writing and, in the event that such order is the subject of any pending appeal, no performance of any obligation of any party hereto shall have been stayed pending appeal (it being understood, for the avoidance of doubt, that no Lender shall be required to make any DIP Loans and the Letter of Credit Issuer shall not be required to issue, renew or extend any Letter of Credit to the extent that the Final DIP Order does not approve any portion of the Roll-Up).
7.5Specified Excess Cash Payment. Solely with respect to the making of the first Credit Event (other than the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit pursuant to this Agreement), the Specified Excess Cash Payment shall have been made prior to the making of such Credit Event.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
SECTION 8.Representations, Warranties and Agreements.
In order to induce the Lenders and the Letter of Credit Issuer, as applicable, to enter into this Agreement, to make the DIP Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the Closing Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the DIP Loans and the issuance of the Letters of Credit:
8.1Corporate Status. Subject to any restriction arising on account of each Credit Party’s status as a “debtor” under the Bankruptcy Code and any required approvals of the Bankruptcy Court, each of the Borrower and the Subsidiaries (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (c) has duly qualified and is authorized to do business and is in good standing (if applicable, or has “active” status in the case of the State of Texas) in all jurisdictions where it is required to be so qualified except in each case referred to in clauses (b) and (c), where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2Corporate Power and Authority; Enforceability. Subject to the entry of the DIP Order, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Subject to the entry of the DIP Order, each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
8.3No Violation. Subject to the entry of the DIP Order, none of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument with a third-party that is not an Affiliate of a Credit Party or any Subsidiary to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Subsidiaries.
8.4Litigation. Except as set forth on Schedule 8.4 and the Chapter 11 Cases, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
8.5Margin Regulations. Neither the making of any DIP Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.
8.6Governmental Approvals. The execution, delivery and performance by any Credit Party of each Credit Document to which it is a party, do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
8.7Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8True and Complete Disclosure.
(a)None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
(c)As of the Closing Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
8.9Financial Condition; Financial Statements.
(a)The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the date of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes. Since the Petition Date, there has been no Material Adverse Effect.
(b)As of the Closing Date, neither the Borrower nor any Subsidiary has any material Indebtedness (including Disqualified Stock), any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the DIP Budget or the First Day Orders.
8.10Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or for which payment is stayed or excused under the Bankruptcy Court or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) to the extent then due and payable, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes applicable for the current fiscal year to the Closing Date.
8.11Compliance with ERISA.
(a)Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no written notice of any insolvency or reorganization with respect to a Multiemployer Plan has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the

Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; no proceedings have been instituted to terminate or to reorganize any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or Multiemployer Plan, except to the extent that a breach of any of the representations, warranties or agreement in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to liability under Section 4201 or 4204 of ERISA, are made to the knowledge of the Borrower.
(b)All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.12Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). The Borrower has no Foreign Subsidiaries.
8.13Environmental Laws.
(a)Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and their Oil and Gas Properties and operations thereof are in compliance with all Environmental Laws; (ii) the Borrower and each Subsidiary has obtained all permits and approvals required under Environmental Law for their respective operations as currently conducted at each of their Oil and Gas Properties and all such permits and approvals are in full force and effect; (iii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law that has not been fully resolved; (iv) neither the Borrower nor any Subsidiary is conducting, or required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (v) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries in violation of any Environmental Law.
(b)Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has used, generated, processed, treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any (x) of its currently or formerly owned or leased Oil and Gas Properties or facilities or (y) real property offsite the Oil and Gas Properties where the Borrower or any of its Subsidiaries transported or disposed, arranged for the transport or disposal, of Hazardous Materials, in each case of (x) or (y) that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.
8.14Properties.
(a)Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) Disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2. After giving full effect to the Liens permitted by Section 10.2, the Borrower or any other Credit Party specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and, without regard to any customary consent or non-consent provisions in any joint operating agreement, the ownership of such properties shall not in any material respect obligate the Borrower or such other Credit Party to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such property.
(b)All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.
(c)The rights and properties presently owned, leased or licensed by the Credit Parties, including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.
(d)All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.
8.15Insurance. The properties of the Borrower and the Subsidiaries are insured in the manner contemplated by Section 9.3.
8.16Patriot Act. On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and Tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.
8.17Hedge Agreements. Schedule 8.17 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty to each such agreement.

8.18Lien Priority; Liens Under the Security Documents. Upon entry of the Interim DIP Order and the execution and delivery of the Security Documents in accordance therewith, the Liens granted and to be granted by any Credit Party to the Administrative Agent, constitute validly created, perfected and first priority Liens, subject only to Liens permitted under Section 10.2 and the relative lien priorities of such Liens as set forth in the DIP Order.
8.19No Default; Requirements of Law. On the Closing Date, subject to the entry of the DIP Order, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document. Each of the Borrower and each Subsidiary is in compliance with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted, (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (c) non-compliance therewith is permitted by any applicable Governmental Authority (including the Bankruptcy Court) or as a result of the commencement of the Chapter 11 Cases.
8.20Direct Benefit. The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Subsidiaries. The Borrower and its Subsidiaries shall engage in the business of oil and gas exploration, enhanced oil recovery operations and related activities and certain other legal business purposes, and any benefits to the Borrower and its Subsidiaries is a benefit to all of them, both directly and indirectly.
8.21Sanctions Laws; Foreign Corrupt Practices Act.
(a)None of the Borrower or any Subsidiary is in violation of any of the country or list-based economic and trade sanctions administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury. None of the Borrower or any Subsidiary (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country; or (iii) derives any revenues from investments in, or transactions with, Sanctioned Persons. The Borrower will not use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person.
(b)No part of the proceeds of the DIP Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
8.22Commodity Exchange Act. No Credit Party is a “financial entity” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto).
8.23Security Interests.
(a)This Agreement and the other Credit Documents, upon execution and delivery thereof by the parties thereto and entry of the DIP Order (and subject to the terms therein), and in the case of intellectual property, the recording of security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof, which security interest shall be deemed valid and perfected as of the Closing Date by entry of the DIP Order with respect to each Credit Party and which shall constitute continuing Liens on the Collateral having priority over all other Liens on the Collateral, securing all the Obligations, other than the Carve Out and as such lien priority is otherwise set forth in the DIP Order.
(b)Pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Credit Parties shall at all times constitute allowed senior administrative expenses against each of the Credit Parties in the Chapter 11 Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims, diminution claims and all other claims against the Credit Parties, now existing or hereafter arising, of any kind or nature whatsoever, other than, as to priority, the Carve Out and as otherwise set forth in the DIP Order, but including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 506(c) (with any claims arising under Section 506(c) only subject to the entry of the DIP Order), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, which allowed claims shall for purposes of Section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under Section 503(b) of the Bankruptcy Code, and which shall be payable from and have recourse to all pre- and post-petition property of the Credit Parties and their estates and all proceeds thereof.
8.24Reorganization Matters.
(a)The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof and the proper notice of the motion seeking approval of the Credit Documents and the DIP Order were given.
(b)The DIP Order is in full force and effect has not been reversed, stayed, modified or amended in an adverse manner without the Administrative Agent’s consent. The Credit Parties are in compliance in all material respects with the DIP Order.
(c)The DIP Budget and all projected consolidated balance sheets, income statements and cash flow statements of the Credit Parties delivered to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projection.
SECTION 9.Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full:
9.1Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower as at the end of such fiscal year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” qualification.
(b)Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower as at the end of such quarterly period and the related consolidated statements of operations and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows, of the Borrower in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.
(c)Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each calendar month, commencing with the calendar month ending July 31, 2020, the consolidated balance sheets of the Borrower as at the end of such calendar month and the related consolidated statements of operations and cash flows for such month and for the elapsed portion of the fiscal year ended with the last day of such calendar month, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows, of the Borrower in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.
(d)Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a), 9.1(b) and 9.1(c), a certificate of an Authorized Officer of the Borrower (i) certifying that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and (ii) in the case of any certificate delivered pursuant to Section 9.1(c), such certificate shall set forth (A) reasonably detailed calculations demonstrating compliance Section 10.11(a) as of such date the certificate is delivered and (B) reasonably detailed calculations demonstrating compliance with Section 10.11(b) as of PDP Coverage Ratio Test Date most recently ended.
(e)Notices of Default; Litigation; Beneficial Ownership. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) other than the Chapter 11 Cases, any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect. Upon the reasonable request of the Administrative Agent, the Borrower shall deliver prompt notice of any change in the information provided in any relevant Beneficial Ownership Certification required to be delivered that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification or to the exclusion claimed thereunder, as applicable.
(f)Environmental Matters. Promptly after an Authorized Officer of Borrower or any of its Subsidiaries obtains actual knowledge of any one or more of the following environmental matters, unless such environmental matters have been previously disclosed (without any material change to the facts, circumstances, conditions or occurrences since such disclosure was made) to the Administrative Agent in writing or would not, individually, or when aggregated with all other such unresolved matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)any pending or threatened Environmental Claim against the Borrower or any Subsidiary or any of their Oil and Gas Properties not otherwise set forth on Schedule 8.4, provided, however, that the facts, circumstances, conditions or occurrences as expressed in Schedule 8.4 have not materially changed;
(ii)any noncompliance by the Borrower or any Subsidiary with any applicable Environmental Law;
(iii)any environmental condition on any of the Credit Parties’ Oil and Gas Properties that would reasonably be expected to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and
(iv)the conduct of any investigation, or any removal, remedial or other corrective action that is required under Environmental Law in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any of the Credit Parties’ Oil and Gas Properties.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.
(g)Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time and (iv) promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
(h)DIP Budget Reporting and DIP Variance Reports.
(i)DIP Budget. No later than 5:00 p.m. (Dallas, Texas time) on date that is the four week anniversary of the immediately prior rolling four-week period (or, if such date is not a Business Day, then the immediately succeeding Business Day), commencing with August 27, 2020, a proposed DIP Budget for the following rolling 13-week period in form and substance satisfactory to the Administrative Agent, which proposed DIP Budget shall replace and supersede the most recently delivered DIP Budget upon the approval thereof by the Administrative Agent. To the extent that the proposed DIP Budget is not approved by the Administrative Agent as set forth above in this clause (i), the then existing DIP Budget will remain as the DIP Budget until replaced by a proposed DIP Budget that is approved by the Administrative Agent.
(ii)DIP Budget Variance Report. No later than 5:00 p.m. (Dallas, Texas time) on the Friday one week after the last day of each rolling four-week period (or, if such Friday is not a Business Day, then the immediately succeeding Business Day), commencing with September 4, 2020, a DIP Budget Variance Report for the Variance Test Period most recently ended. Each DIP Budget Variance Report shall be certified by an Authorized Officer of the Borrower as being prepared in good faith and fairly presenting in all respects the information set forth therein.
(iii)Bi-Monthly Variance Reports. No later than 5:00 p.m. (Dallas, Texas time) on Friday of every other week (or, if such Friday is not a Business Day, then the immediately succeeding Business Day), commencing with August 14, 2020, a variance report which shall include a line-by-line reconciliation report showing the variances comparing actual cash receipts and disbursements of the Credit Parties during the immediately-preceding two calendar week period with corresponding forecasted amounts for such two calendar week period as set forth in the most recent DIP Budget, including written descriptions in reasonable detail explaining any material positive or negative variances.
(iv)Notice of Material Changes in DIP Budget Disbursements. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of any material change in projected disbursements as set forth in the DIP Budget most recently delivered.
Documents required to be delivered pursuant to Sections 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(g) may be delivered electronically shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
9.2Books, Records and Inspections.
(a)The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority

Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(g)(iii) or this Section 9.2, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (C) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)The Borrower will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are fairly presented in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
9.3Maintenance of Insurance. The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insured on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Administrative Agent shall be the additional lender loss payee under any such casualty insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such casualty insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. All policies of insurance required by the terms of this Agreement shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).
9.4Payment of Taxes. In accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Code, the Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.
9.5Consolidated Corporate Franchise. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
9.6Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except (a) where such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.7ERISA.
(a)Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the plan administrator with respect thereto: that a Reportable Event has occurred with respect to any Plan; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, or a Multiemployer Plan is to be reorganized, partitioned or declared insolvent, under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan or Multiemployer Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 or Section 430 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
(b)Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer

Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly, following a request from the Administrative Agent, make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
9.8Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, in accordance with and to the extent permitted by the DIP Budget and any Permitted Variance and except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:
(a)operate its Oil and Gas Properties, Carbon Dioxide Interests and other material properties or cause such Oil and Gas Properties, Carbon Dioxide Interests and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and Carbon Dioxide Interests and the production and sale of Hydrocarbons and other minerals therefrom;
(b)keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties, Carbon Dioxide Interests and other material tangible properties, including all equipment, machinery and facilities unless the Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business or the Disposition of such property is otherwise permitted under this Agreement ; and
(c)to the extent a Credit Party is not the operator of any tangible property, the Borrower shall use reasonable efforts to cause the operator to comply with standards similar to those required of the Borrower in accordance with this Section 9.8.
9.9End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.10Use of Proceeds; DIP Budget.
(a)The Borrower will use the proceeds of the DIP Loans (i) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases strictly in accordance with the DIP Budget (subject to Permitted Variances), including to pay any Obligations under any Secured Hedge Agreement as they become due, (ii) to refinance the Pre-Petition Secured Loans pursuant to the Roll-Up, (iii) to pay fees, costs and expenses incurred by the Administrative Agent and the Lenders in connection with the Transactions and other fees, costs and expenses of the Administrative Agent and the Lenders to the extent reimbursable hereunder, (iv) to fund adequate protection payments as authorized by the Bankruptcy Court in the DIP Order, (v) to fund the costs of the administration of the Chapter 11 Cases (including the Carve Out) strictly in accordance with the DIP Budget (subject to Permitted Variances) and (vi) in accordance with Section 9.15.
(b)The Borrower will use Letters of Credit (i) for general corporate purposes, including, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Credit Parties’ business and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties, Carbon Dioxide Interests and other assets, in each case, solely to the extent permitted under this Agreement and so long as issued strictly in accordance with the DIP Budget (subject to Permitted Variances) and (ii) in accordance with Section 9.15.
(c)The Credit Parties shall use all proceeds of the DIP Loans and any DIP Cash Collateral, and shall operate, strictly in accordance with the DIP Budget, as updated from time to time in accordance with this Agreement, and subject to the Permitted Variances.
9.11Further Assurances.
(a)Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and its Subsidiaries.
(b)Notwithstanding anything herein to the contrary, if the Administrative Agent in its reasonable judgment determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.
(c)Upon the reasonable request of the Administrative Agent, the Borrower and each of its Subsidiaries shall take any additional actions requested, with respect to any Property of the Borrower or any other Credit Party, in each case constituting Collateral, to cause such Property to be subject to a Lien pursuant to the Security Documents or the DIP Order or to evidence the Lien on such Property, including to execute and deliver such Security Documents (in proper form for filing, registration or recordation, as applicable) as are requested by the Administrative Agent, and take such actions necessary or advisable to subject such Property to a Lien or evidence of the Lien on such Property pursuant to the Security Documents, including such matters set forth in Section 14.3; provided that no actions in any non-United States jurisdiction shall be required to be taken pursuant to this sentence and no Security Documents governed under the laws of any non-United States jurisdiction shall be required to be entered into.
9.12Reserve Reports; Hedging Agreements.
(a)On or before December 1, 2020 and June 1, 2021, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding September 30, 2020 or December 31, 2020, respectively, the Proved Reserves of the Borrower and the other Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base. The Reserve Report as of December 31, 2020 shall be prepared by one or more Approved Petroleum Engineers. The Reserve Report as of September 30, 2020 hall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report (x) to be true and accurate in all material respects and (y) to have been prepared in accordance with the procedures used in the Pre-Petition Reserve Report.
(b)At the time of delivery of any Reserve Report pursuant to clause (a) of this Section 9.12, the Borrower shall also deliver to the Administrative Agent a true and complete list of all commodity Hedge Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and counterparty) and, to the extent requested by the Administrative Agent, all credit support agreements relating thereto (including any margin required or supplied) and the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the date of delivery and for which a mark to market value is reasonably available).
9.13Title Information.
(a)In connection with the delivery to the Administrative Agent of each Reserve Report required by Section 9.12(a), the Borrower will, if requested by the Administrative Agent, deliver title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Subsidiaries covering enough of the Borrowing Base Properties that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least ninety percent (90%) of the PV-9 of all Borrowing Base Properties evaluated by such Reserve Report.
(b)If the Borrower has provided title information for additional Borrowing Base Properties under Section 9.13(a) the Borrower shall, within sixty (60) days after notice from the Administrative Agent that title defects (excluding Liens permitted by Section 10.2) exist with respect to such additional Borrowing Base Properties, either (i) cure any such title defects which are not permitted by Section 10.2 raised by such information, (ii) provide satisfactory title information for acceptable oil and gas property constituting Collateral or other Borrowing Base Properties having an equivalent value in substitution for such additional Borrowing Base Properties or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least ninety percent (90%) of the PV-9 of all Borrowing Base Properties evaluated by such Reserve Report.
9.14Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guarantee including obligations in respect of Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 9.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.14, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.14 shall remain in full force and effect until all Obligations are Paid in Full (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations, in each case, not then due and payable), and all of the Commitments are terminated. The Borrower intends that this Section 9.14 constitute, and this Section 9.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.15Sanctions Laws and Regulations; Foreign Corrupt Practices Act.
(a)The Borrower shall not, directly or indirectly, use the proceeds of the DIP Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.
(b)None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Sanctioned Persons or Sanctioned Country under any Sanctions Laws and Regulations.
(c)The Borrower shall not, and shall not permit any Subsidiary to, use any part of the proceeds of the DIP Loans or Letters of Credit, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
9.16Deposit Accounts; Account Control Agreements.
(a)The Credit Parties will maintain one or more of the Lenders as their principal depository banks, including for the maintenance of any Deposit Account for the primary operation of its business.
(b)Upon the written request of the Administrative Agent, each Credit Party will cause each of their respective Deposit Accounts, Commodity Accounts and Securities Accounts (other than Excluded Accounts) to at all times be subject to an Account Control Agreement.
9.17Lender Meetings. Upon request of the Administrative Agent (or at the direction of the Majority Lenders), the Borrower shall arrange for conference calls, which call shall occur not more frequently than once per calendar week, discussing and analyzing the DIP Budget, the DIP Budget Variance Reports, the financial condition, business operations, liquidity, business plan, contract negotiations and projections of each of the Credit Parties, the status of the Chapter 11 Cases and progress in achieving the Case Milestones. The Borrower shall make members of its senior management available for such weekly conference calls.
9.18Case Milestones. Each Credit Party shall ensure that each of the milestones set forth below (the “Case Milestones”) is achieved in accordance with the applicable timing referred to below; provided that when the performance of any covenant, duty or obligation is stated to be due or performance required under this Section 9.18 falls on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day:
(a)Not later than the date that is thirty-five (35) days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and such Final DIP Order shall be in full force and effect and shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by the Administrative Agent.
(b)The following Case Milestones in respect of an Acceptable Plan shall be achieved:
(i)Not later than September 6, 2020, the Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Acceptable Plan and corresponding disclosure statement (the

“Disclosure Statement”), in each case, in form and substance acceptable to the Administrative Agent and the Pre-Petition Agent.
(ii)Not later than fourteen (14) days after the entry of the Confirmation Order, the effective date of the Acceptable Plan shall have occurred and the Credit Parties shall have discharged the Obligations by (i) Payment in Full of the Obligations or (ii) such other treatment as acceptable to the Majority Lenders and the Credit Parties.
9.19Pleadings. The Credit Parties shall provide the Administrative Agent with drafts of all pleadings (together with proposed orders attached thereto, as applicable), including all “first day” and “second day” pleadings to be filed in the Chapter 11 Cases, in each case before filing and with reasonable time (in any event no less than five Business Days) for the Administrative Agent to comment thereon, and all such pleadings shall not conflict with the terms of the Credit Documents.
9.20Bankruptcy Related Matters. The Credit Parties shall:
(a)deliver to the Administrative Agent, as soon as practicable in advance of filing with the Bankruptcy Court of any document, motion or pleading relating to or impacting (i) any rights or remedies of the Administrative Agent or any Lender, (ii) the DIP Facility, the Roll-Up, the DIP Order, the Credit Documents, the Pre-Petition Credit Documents (including the Credit Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to the Pre-Petition Secured Indebtedness, (vii) any Chapter 11 Plan, (viii) any sale pursuant to Section 363 of the Bankruptcy Code, or (ix) any transaction outside of the ordinary course of business with any Credit Party, all such documents to be filed and provide the Administrative Agent and the Lenders with a reasonable opportunity to review and comment on all such documents;
(b)comply with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; and
(c)except as otherwise is permitted by the DIP Order or the Acceptable Plan, the Credit Parties shall provide prior written notice as soon as reasonably practicable to the Administrative Agent prior to any assumption or rejection of any Debtor’s or any Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts the Collateral, any Liens thereon or any Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), if the Administrative Agent informs the Borrower in writing within three (3) Business Days after receipt of the notice from the applicable Credit Party that it objects to such assumption or rejection, as applicable.
SECTION 10.Negative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full:
10.1Limitation on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:
(a)Indebtedness arising under the Credit Documents;

(b)Indebtedness in respect of the Senior Subordinated Notes and the Senior Convertible Notes outstanding as of the Closing Date and any accrued but unpaid interest thereon arising prior to or during the Chapter 11 Cases;
(c)Indebtedness of any Credit Party owing to any other Credit Party;
(d)Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(e)Guarantee Obligations incurred by any Credit Party in respect of Indebtedness of any other Credit Party that is permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders (in the reasonable determination of the Administrative Agent) as those contained in the subordination of such Indebtedness;
(f)Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Section 10.5(c), (l), and (m);
(g)Indebtedness under Capital Leases in effect on the Closing Date as set forth on Schedule 10.1;
(h)Indebtedness outstanding on the date hereof listed on Schedule 10.1;
(i)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations (including such obligations in respect of letters of credit and bank guarantees related thereto and such obligations incurred to secure health, safety and environmental obligations), in each case, not in connection with money borrowed and provided in the ordinary course of business or consistent with past practice;
(j)Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(k)Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Credit Party to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(l)Indebtedness arising from agreements of the Borrower or any Credit Party providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Investments and the Disposition of any business, assets or Stock permitted hereunder;
(m)Indebtedness of any Credit Party consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(n)Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries incurred in the ordinary course of business;
(o)Indebtedness associated with self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds, letters of credit and completion guarantees required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties, Carbon Dioxide Interests or other material properties in the ordinary course of business or obligations and worker’s compensation claims in the ordinary course of business;
(p)all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (o) above and (q) through (s) below;
(q)Indebtedness arising as a result of the Genesis Pipeline Dropdown Transactions outstanding as of the Closing Date and any accrued but unpaid interest thereon during the Chapter 11 Cases;
(r)Indebtedness in respect of the Second Lien Notes outstanding as of the Closing Date and any accrued but unpaid interest thereon during the Chapter 11 Cases;
(s)the “Obligations” under and as defined in the Pre-Petition Credit Agreement and any accrued but unpaid interest thereon during the Chapter 11 Cases; and
(t)other Indebtedness (except for borrowed money) so long as the aggregate principal amount of all such Indebtedness described in this Section 10.1(t) does not exceed $2,500,000 at any time outstanding.
10.2Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:
(a)Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);
(b)Permitted Liens;
(c)Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(d)Liens granted pursuant to the DIP Order, including Liens on the Collateral to provide adequate protection pursuant to the DIP Order acceptable to the Administrative Agent;

(e)Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of a Credit Party;
(f)Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
(g)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(h)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;
(i)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
(j)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage and securities accounts (and the personal property assets therein) incurred in the ordinary course of business and not for speculative purposes;
(k)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(l)Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(m)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(n)Liens in respect of Production Payments to the extent required under Section 10.4(b);
(o)the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(p)agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(q)Liens on Stock in a joint venture that does not constitute a Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(r)Liens on any property of the Borrower or any Subsidiary, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of the Borrower or such Subsidiary under Hedge Agreements permitted under Section 10.10 with counterparties other than a Hedge Bank;
(s)Liens on assets which are the subject of any Genesis Pipeline Dropdown Transaction; provided, that such Liens do not attach to Collateral or other Borrowing Base Properties;
(t)Liens on any cash amounts (i) raised and received under any indenture or other debt agreement issued in escrow and held by a trustee pursuant to customary escrow arrangements pending the release thereof, or (ii) held by a trustee under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and, in each case, solely with respect to transactions permitted hereunder, including Sections 10.1 and 10.7);
(u)Liens on Collateral securing Indebtedness permitted pursuant to Section 10.1(r);
(v)Liens on Collateral securing Indebtedness permitted pursuant to Section 10.1(s);
(w)other Liens (other than on Borrowing Base Properties) not to exceed $2,500,000 at any time outstanding;
(x)Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Subsidiary that is reasonably likely to exceed $25,000,000 in the aggregate; and
(y)Liens outstanding on the date hereof listed on Schedule 10.2.
10.3Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any division, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:
(a)any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person;
(b)any Subsidiary Guarantor may be merged, amalgamated or consolidated with or into any one or more Subsidiary Guarantors; and
(c)any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution.
10.4Limitation on Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, (y) sell to any Person (other than the

Borrower or a Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents or (z) cause or effectuate a Hedge Termination, except that:
(a)the Borrower and its Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)the Borrower and its Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or Carbon Dioxide Interests or any interest therein, which Disposition may, in each case, include Dispositions in respect of Production Payments and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties or Carbon Dioxide Interests; provided that such Disposition is for Fair Market Value; provided further that any Disposition made pursuant to this clause (b) together with any Dispositions made pursuant to clause (e), clause (f) and clause (i) of this Section 10.4 do not exceed $15,000,000 in the aggregate;
(c)the Borrower and any Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;
(d)the Borrower and its Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property (other than Oil and Gas Properties) in the ordinary course of business;
(e)Dispositions constituting like-kind exchanges of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (ii) any Disposition made pursuant to this clause (e) together with any Dispositions made pursuant to clause (b), clause (f) and clause (i) of this Section 10.4 do not exceed $15,000,000 in the aggregate
(f)Dispositions of Oil and Gas Properties to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs; provided that any Disposition made pursuant to this clause (f) together with any Dispositions made pursuant to clause (b), clause (e) and clause (i) of this Section 10.4 do not exceed $15,000,000 in the aggregate;
(g)Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5;
(h)transfers of property (i) subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;
(i)Dispositions of Carbon Dioxide Interests and material properties (other than Oil and Gas Properties) not constituting Collateral or Borrowing Base Properties; provided that any Disposition made pursuant to this clause (i) together with any Dispositions made pursuant to clause (b), clause (e) and clause (f) of this Section 10.4 do not exceed $15,000,000 in the aggregate;
(j)Dispositions of accounts receivable (i) in connection with the collection or compromise thereof, (ii) to the extent the proceeds thereof are used to prepay any DIP Loans then outstanding or (iii) in connection with a Disposition of a Subsidiary permitted hereunder;
(k)Disposition of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (j) above;
(l)(i) Dispositions set forth in clauses (1) through (3) on Schedule 10.4, so long as (x) any such Disposition is for Fair Market Value, (y) 100% of the consideration received in respect of any such Disposition shall be cash, and (z) no Event of Default or Borrowing Base Deficiency then exists or would exist as a result thereof and (ii) Dispositions set forth in clause (4) on Schedule 10.4;
(m)other Dispositions of assets not otherwise permitted pursuant to the foregoing clauses that do not exceed $10,000,000 in the aggregate; provided that the net cash proceeds received in connection with any Disposition in reliance on this clause (m) will be utilized to repay any DIP Loans then outstanding within three (3) Business Days after receipt of such net cash proceeds; and
(n)the Borrower and its Subsidiaries may transfer, abandon or otherwise dispose of intellectual property which is not, in the reasonable business judgment of the Borrowers or its Subsidiaries, material to the conduct of the Borrower’s or its Subsidiaries’ respective businesses.
10.5Limitation on Investments. The Borrower will not, and will not permit any of its Subsidiaries, to make any Investment except:
(a)extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;
(b)Investments in assets that constituted Permitted Investments at the time such Investments were made;
(c)(i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5, and any extensions, renewals or reinvestments thereof, so long as the amount of any such Investment is not increased at any time above the amount of such Investment set forth on Schedule 10.5 (if applicable), and (ii) Investments existing on and made prior to the Closing Date of the Borrower or any Subsidiary in any other Subsidiary;
(d)Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(e)Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);
(f)Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(g)Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);
(h)loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;
(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(j)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(k)advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;
(l)guarantee obligations of the Borrower or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(m)Investments in Industry Investments and in interests in additional Oil and Gas Properties, Carbon Dioxide Interests or other material properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements or enhanced oil recovery business arrangements, whether through direct ownership or ownership through a joint venture or similar arrangement; provided that any such Investments made pursuant this clause (m) do not exceed $15,000,000 in the aggregate;
(n)Investments in Hedge Agreements permitted by Section 10.10;
(o)Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c));
(p)Investments consisting of licensing of intellectual property with other Persons in the ordinary course of business;
(q)Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower and (ii) by any Subsidiary that is not a Guarantor in the Borrower or any other Subsidiary; and
(r)other Investments that do not exceed $5,000,000 in the aggregate at any time.
10.6Limitation on Restricted Payments. The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:
(a)(i) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and (ii) the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;
(b)the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased together with any Restricted Payments made pursuant to either clause (b) or clause (d) of Section 10.6 do not exceed $5,000,000 in the aggregate; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments together with any Restricted Payments made pursuant to this clause (b) or clause (d) below of Section 10.6 do not exceed $5,000,000 in the aggregate;
(c)to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;
(d)the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants; provided that any Restricted Payments made pursuant to this clause (d) or clause (b) of Section 10.6 do not exceed $5,000,000 in the aggregate;
(e)the Borrower or any of its Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(f)the Borrower may make payments described in Sections 10.12(b), (c), (d) and (g) (subject to the conditions set out therein).
10.7Limitations on Debt Payments and Amendments.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, exchange, prepay, repurchase or redeem or otherwise defease (i) Indebtedness under (A) the Senior Subordinated Notes, (B) the Senior Convertible Notes or (C) the Second Lien Notes, except in each case, by converting such Indebtedness to Stock or exchanging such Indebtedness for Stock (in each case other than Disqualified Stock) of the Borrower or any of its direct or indirect parent or (ii) any other Indebtedness, unless approved by the Administrative Agent in writing and authorized by the Bankruptcy Court after notice and hearing;
(b)The Borrower will not amend or modify the Senior Subordinated Notes Documents, the Senior Convertible Notes Documents or the Second Lien Notes Documents or, in each case, the terms applicable thereto, except to the extent that any such amendment or modification, taken as a whole, would not be adverse to the Lenders in any material respect (as determined by the Administrative Agent in good faith).
10.8Negative Pledge Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted to exist hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8, (ii) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (iii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 and applicable solely to such joint venture or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and the enhanced oil recovery business and customary provisions in any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business, (iv) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (v) are customary restrictions on easements, rights of way, leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vi) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (viii) are customary provisions restricting assignment of any agreement or any rights thereunder entered into in the ordinary course of business, (ix) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) are imposed by any Requirement of Law, (xi) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation, (xii) are any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property) and (xiii) solely with respect to clauses (i), (ii) and (iv) above, are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, replacements or refinancings of the contracts, instruments or obligations, in each case, permitted thereby; provided that such amendments, modifications, restatements, renewals, replacements or refinancings are no more restrictive than those prior to such amendment, modification, restatement, renewal, replacement or refinancing.
10.9Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to pay dividends or make any other distributions to the Borrower or any Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(a)contractual encumbrances or restrictions in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;
(b)the Senior Subordinated Notes, the Senior Subordinated Notes Documents and related guarantees;
(c)purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;
(d)Requirement of Law or any applicable rule, regulation or order;
(e)any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(f)contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;
(g)secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(h)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(i)other Indebtedness, Disqualified Stock or preferred stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(j)(i) customary provisions, including encumbrances or restrictions, imposed in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property and (ii) other customary encumbrances or restrictions pursuant to any agreement of the type described in the definition of “Industry Investments” relating solely to such “Industry Investment” or the property relating thereto, in the case of clause (j) above, entered into in the ordinary course of business;
(k)customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(l)customary provisions contained in agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets which are the subject of such sale, transfer, lease or other Disposition; or
(m)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.10Hedge Agreements. The Borrower will not, and will not permit any other Credit Party to, enter into any Hedge Agreements with any Person unless such Hedge Agreements are non-speculative and are:
(a)Hedge Agreements entered into with an Approved Counterparty (including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements); provided that:
(i)any such Hedge Agreement does not have a term greater than sixty (60) months from the date such Hedge Agreement is entered into;
(ii)(A)    as of the date such Hedge Agreement is entered into, on a net basis, the aggregate notional volume for each of natural gas, natural gas liquids and crude oil, calculated separately, covered by market sensitive Hedge Agreements (other than Excluded Hedges) shall not exceed 85% of the Projected Volume of natural gas, natural gas liquids and crude oil production, calculated separately, for each month in the forthcoming five year period; and
(B)at all times, on a net basis, the aggregate notional volume for each of natural gas, natural gas liquids and crude oil, calculated separately, covered by market sensitive Hedge Agreements (other than Excluded Hedges) shall not exceed 100% of the Projected Volume of natural gas, natural gas liquids and crude oil productions, calculated separately, for each month in the forthcoming five year period; and
(iii)so long as the Credit Parties properly identify and consistently report such hedges, the Credit Parties may utilize crude oil hedges as a substitute for hedging natural gas liquids.
(b)Hedge Agreements entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that: the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed the outstanding principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties at the time such Hedge Agreement is entered into.
(c)It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or any other Credit Party (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or any other Credit Party, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or any other Credit Party may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.
10.11Financial Covenants.
(a)Minimum Liquidity. Upon the Final DIP Order Entry Date, the Credit Parties shall not allow Liquidity at any time to be less than $315,000,000.
(b)Minimum PDP Coverage Ratio. The Credit Parties will not, as of the PDP Coverage Ratio Test Date, permit the PDP Coverage Ratio as of such date to be less than 1.50 to 1.00.
(c)DIP Budget Variance Test. As of the last day of any Variance Test Period, the Credit Parties shall not permit (i) aggregate actual disbursements by the Credit Parties for such Variance Test Period to exceed 110% of the aggregate forecasted disbursements (excluding Allowed Professional Fees) as set forth in the DIP Budget for such Variance Test Period and (ii) actual disbursements for any line item in the DIP Budget with respect to each of, without duplication, (A) lease operating expenses (including p-card program and marketing expenses) and general and administrative expenses (excluding payroll), (B) payroll and benefit expenses, and (C) capital expenditures of the Credit Parties for such Variance Test Period to exceed 115% of the forecasted disbursements for each corresponding line item as set forth in the DIP Budget for such Variance Test Period.
10.12Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and its Subsidiaries) on terms other than those that are substantially as favorable to the Borrower or such Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the Borrower or such Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:
(a)loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10.5,
(b)employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Borrower (or any direct or indirect parent thereof),
(c)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,
(d)transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,
(e)Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6 and Section 10.7,
(f)any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),
(g)transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,
(h)payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to Tax payment arrangements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such Tax payment arrangements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities,
(i)customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.
10.13Change in Business. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business of Industry Investments by the Borrower and its Subsidiaries and other business activities incidental or reasonably related to any of the foregoing.
10.14Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary after the Closing Date. The Borrower will not, and will not permit any Subsidiary to, Dispose of any Stock or Stock Equivalents in any Subsidiary except in compliance with Section 10.4. The Borrower will not permit any Person other than the Borrower or another Credit Party to own any Stock or Stock Equivalents in any Guarantor.
10.15Use of Proceeds.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any DIP Loans or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve

Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(b)No part of the proceeds of the DIP Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
(c)The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any DIP Loans or Letters of Credit, whether directly or indirectly, in contravention of the DIP Budget, as updated from time to time in accordance with this Agreement, subject only to Permitted Variances.
10.16Chapter 11 Claims. Other than (i) any valid, perfected, and non-avoidable liens and security interests in the Collateral in existence immediately prior to the Petition Date and any such valid and non-avoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date pursuant to section 546(b) of the Bankruptcy Code, in each case that are senior in priority under applicable law to the Liens of the Pre-Petition Agent in such Collateral and (ii) the Carve Out, the Credit Parties shall not incur, create, assume, suffer to exist, or permit any claim in the Chapter 11 Cases (including without limitation any claim under Section 506(c) of the Bankruptcy Code and any deficiency claim remaining after the satisfaction of a Lien that secures a claim) to be on a parity with or senior to the claims of the Administrative Agent for the benefit of the Lenders against the Credit Parties hereunder, or apply to the Bankruptcy Court for authority to do so unless such relief, if granted, would cause the Obligations to be Paid in Full. The Credit Parties shall not pay fees and expenses to any Professional Person (as defined in the DIP Order) until such Professional Person is authorized to be paid pursuant to any fee procedure approved by the Bankruptcy Court.
10.17Other Financings. The Credit Parties shall not obtain any financing or credit pursuant to Section 364 of the Bankruptcy Code from any Person other than the Lenders.
10.18Superpriority Claims. The Credit Parties shall not create or permit to exist any superpriority claim (including any superpriority administrative claim and all other benefits and protections allowable under Sections 507(b) and 503(b)(1) of the Bankruptcy Code) other than with respect to the Pre-Petition Secured Indebtedness or the Obligations or as expressly permitted in writing by the Administrative Agent.
10.19Amendments to Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement, or otherwise modify (or permit to be amended, supplemented or otherwise modified) its organizational documents in a manner adverse to the interests of the Lenders.
SECTION 11.Events of Default
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1Payments. The Borrower shall (a) default in the payment when due of any principal of the DIP Loans or (b) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the DIP Loans, fees or of any other amounts owing hereunder, under any other Credit Document (in each case, other than any amount referred to in clause (a) above), including, without limitation, the Credit Parties’ failure to timely pay any amount required to be paid to the Pre-Petition Agent, the Pre-Petition Lenders, the Administrative Agent or the Lenders under the DIP Order.

11.2Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.
11.3Covenants. Any Credit Party shall:
(a)default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(d), Section 9.1(e)(i), Section 9.1(h), Section 9.5 (solely with respect to the Borrower), Section 9.15, Section 9.16(a), Section 9.18, Section 9.20 or Section 10; or
(b)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or Section 11.2, Section 11.3(a) or, with respect to the DIP Order, Section 11.10(e)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.
11.4Default Under Other Agreements.
(a)Except with respect to obligations that are unenforceable as a result of the commencement of the Chapter 11 Cases and defaults that occur solely as a result of the filing of the Chapter 11 Cases, the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or Hedging Obligations in excess of $30,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedging Obligations was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness described in clause (a) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to any Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements, (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement and (3) prepayments, tender offers or calls of Indebtedness to the extent permitted under Section 10.1 and Section 10.7), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
(b)Except with respect to obligations that are unenforceable as a result of the commencement of the Chapter 11 Cases and defaults that occur solely as a result of the filing of the Chapter 11 Cases, without limiting the provisions of clause (a) above, any such Indebtedness or Hedging Obligations shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (i) with respect to any Hedging Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements and (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.
11.5ERISA.
(a)Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under

Section 412 or Section 430 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);
(b)there results from any event or events set forth in clause (a) of this Section 11.5 the imposition of a lien, the granting of a security interest, or a liability; and
(c)such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.
11.6Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.
11.7Security Documents. Any Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Document.
11.8Judgments. Other than the APMTG Claim, one or more monetary judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.
11.9Change of Control. A Change of Control shall occur.
11.10Other Events of Default.
(a)any of the Chapter 11 Cases concerning the Credit Parties shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal or conversion of any of the Chapter 11 Cases concerning the Credit Parties under Section 1112 of the Bankruptcy Code or otherwise, in each case, without the consent of the Administrative Agent; or a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, an examiner under Section 1106(b) of the Bankruptcy Code with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or any Credit Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing;
(b)an order of the Bankruptcy Court shall be entered without the consent of the Administrative Agent granting any other Superpriority Claim or any Lien (other than the Carve Out and those approved by the DIP Order) which is pari passu with or senior to the claims of the Administrative Agent and the other Secured Parties against any other Credit Party hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim (other than the Carve Out and those approved by the DIP Order) or any

Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting any of the foregoing (other than in connection with any financing pursuant to which the Obligations would be Paid in Full);
(c)the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any Collateral with an aggregate value in excess of $1,000,000 or (ii) to any state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any Collateral with an aggregate value in excess of $1,000,000;
(d)an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered, whether on appeal or otherwise, (i) without the written consent of the Administrative Agent, reversing, staying, revoking or vacating the DIP Order that would otherwise be in effect, (ii) without the written consent of the Administrative Agent, amending, supplementing or modifying the DIP Order then in effect or (iii) denying or terminating the use of cash collateral by the Credit Parties pursuant to either of the DIP Order; or any Credit Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing;
(e)any of the Credit Parties shall fail to comply in any respect with any provision of the DIP Order (subject to any applicable notice periods set forth therein);
(f)subject to entry of the DIP Order, the Bankruptcy Court shall enter an order imposing, surcharging or assessing against the Administrative Agent’s or any Lender’s interest in the Collateral any costs of expenses, whether pursuant to sections 506(c) or 552 of the Bankruptcy Code or otherwise, or any Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting the foregoing;
(g)the Credit Parties shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders, provided, however, that the Credit Parties may comply with discovery requests in connection with any such suit or other proceeding in accordance with applicable law;
(h)an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered approving any financing under Section 364 of the Bankruptcy Code (other than under the Credit Documents) without the written consent of the Majority Lenders that does not result in Payment in Full of the Indebtedness or any Credit Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing;
(i)any Credit Party contests the validity or enforceability of any provision of any Credit Document or any Pre-Petition Credit Document or the validity, extent, perfection or priority of a Lien granted in favor of the Administrative Agent, the Pre-Petition Agent, the Lenders or the Pre-Petition Lenders on the Collateral pursuant to the DIP Order or shall support or consent to any other Person concerning the foregoing;
(j)the filing by any Credit Party of any plan of reorganization without the consent of the Administrative Agent that is not an Acceptable Plan;
(k)an order of the Bankruptcy Court shall be entered approving a sale of substantially all of the Credit Parties’ assets that does not propose for all Obligations to be Paid in Full on the effective date of such sale;

(l)an order of the Bankruptcy Court shall be entered pursuant to section 363(k) of the Bankruptcy Code limiting the ability of the Lenders, either individually or together with one or more Lenders, to credit bid the full amount of their claims in the Chapter 11 Cases in connection with any asset sale process or plan sponsorship process or any sale of assets (in whole or part) by any Credit Party, including without limitation sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under Section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code;
(m)an order shall have been entered by the Bankruptcy Court without the consent of the Administrative Agent providing for a change in venue with respect to the Chapter 11 Cases;
(n)the Borrower or any of its Subsidiaries shall be enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of the business affairs of the Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect; provided that the Borrower or such Subsidiary shall have five (5) Business Days after the entry of such an order to obtain a court order vacating, staying or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order; or
(o)an RSA Termination Event occurs.
Immediately upon the earlier of (x) the date that is 35 days after the Petition Date if the Final DIP Order has not been entered by the Bankruptcy Court on or before such date (unless such period is extended by mutual agreement of the Credit Parties and the Majority Lenders, notice of which will be filed with the Bankruptcy Court) and (y) five (5) Business Days (any such five Business Day period of time, the “Default Notice Period”) following the delivery of a written notice (with a copy filed with the Bankruptcy Court) (a “Default Notice”) by the Administrative Agent to the Credit Parties of the occurrence of an Event of Default unless such occurrence is cured by the Credit Parties prior to the expiration of the Default Notice Period or such occurrence is waived in writing by the requisite Lenders in their sole discretion in accordance with Section 13.1, one or more of the following shall occur to the extent elected by the Majority Lenders in their sole discretion: (i) the automatic stay shall terminate, (ii) authority to use DIP Cash Collateral shall terminate, (iii) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (iv) declare the principal of and any accrued interest and fees in respect of any or all DIP Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (v) terminate any Letter of Credit that may be terminated in accordance with its terms; (vi) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding and/or (vii) any other rights and remedies available under this Agreement, including Section 14.7 and at law and equity; provided that during the Default Notice Period, the Credit Parties shall be entitled to continue to use Cash Collateral in accordance with the terms of the DIP Order; provided, further, that the Administrative Agent shall be required to seek relief and shall be entitled to an emergency hearing regarding the termination of the automatic stay as to clause (vii) above before expiration of the Default Notice Period.
Notwithstanding the foregoing, and irrespective of the Default Notice Period, the Lenders shall not be obligated to provide any DIP Loans and the Letter of Credit Issue shall not be obligated to issue any Letters of Credit, in each case, at any time a Default, an Event of Default or any other event giving rise to a the Termination Date has occurred and is continuing.

11.11Application of Proceeds. Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement shall be applied:
(i)first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in each Person’s capacity as such;
(ii)second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and
(iii)third, pro rata to any other Obligations then due and owing; and
(iv)fourth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.
Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).
SECTION 12.The Administrative Agent
12.1Appointment.
(a)Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(b) with respect to the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents and Section 12.9 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
(b)Each of the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers and the Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
12.3Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Administrative Agent shall not be under any obligation to any Lender or the Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
12.4Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the DIP Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
12.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
12.6Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or the Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its DIP Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or DIP Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the DIP Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the DIP Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the DIP Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the DIP Loans and all other amounts payable hereunder.
12.8Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the DIP Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
12.9Successor Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. If the Administrative Agent, in its capacity a Lender, becomes a Defaulting Lender, then such Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Any resignation of any Person as Administrative Agent pursuant to this Section shall also constitute its resignation as the Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.10Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes the Letter of Credit Issuer.
12.11Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets (including the Disposition of the equity interest in any Subsidiary) permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented, or (c) release any Guarantor from the Guarantee as to any Guarantor that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented. To the extent any Collateral is Disposed of as expressly permitted by Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
12.12Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
12.13Credit Bidding. Each of the Secured Parties hereby irrevocably authorizes the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and, in such manner, purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with the Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that the Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of the Obligations assigned to the acquisition vehicle exceeds the amount of the Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 13.Miscellaneous
13.1Amendments, Waivers and Releases. Except as expressly set forth in this Agreement, including Section 2.16(b) and Section 2.16(c), neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any DIP Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or satisfactory to the Letter of Credit Issuer in its sole discretion to otherwise backstop) such Letter of Credit have been made (provided, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Termination Date), or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any DIP Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby), or (ii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 11.11 or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to the Letter of Credit without the written consent of the Letter of Credit Issuer to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vi) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (viii) increase the Borrowing Base without the written consent of each of the Lenders (other than any Defaulting Lender), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d) or (e) if such modification would have the effect of increasing the Borrowing Base without the written consent of each of the Lenders (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders, or (ix) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document without the prior written consent of the Administrative Agent, or (x) amend, modify or change in any manner any term or condition of the Exit Facility Term Sheet that refers to the consent of all Lenders, without the prior written consent of each Lender or (xi) amend, modify or change in any manner any term or condition in Section 13.17 or Section 13.22 without the prior written consent of each Lender; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected DIP Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
13.2Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)if to the Borrower, the Administrative Agent or the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Letter of Credit Issuer.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and a confirmation has been received by the sending party; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
Nothing in this Agreement or in any other Credit Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon the Administrative Agent and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Administrative Agent and the Lenders pursuant to the Bankruptcy Code.
13.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.
13.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the DIP Loans hereunder.
13.5Payment of Expenses; Indemnification. Subject to the provisions of the DIP Order, the Borrower agrees (a) to pay or reimburse the Pre-Petition Agent, the Pre-Petition Lenders, the Administrative Agent and the Lenders for all of their documented (in summary form) out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the fees, disbursements and other charges of Vinson & Elkins L.L.P., in its capacity as counsel to the Pre-Petition Agent and the Administrative Agent, and any financial advisors, engineers and environmental consultants of the Pre-Petition Agent, the Pre-Petition Lenders, the Administrative Agent and the Lenders, (b) to pay or reimburse the Pre-Petition Agent, the Pre-Petition Lenders, the Administrative Agent and the Lenders for all of their documented (in summary form) out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the fees, disbursements and other charges of counsel, financial advisors, engineers and environmental consultants to the Pre-Petition Agent, the Pre-Petition Lenders, the

Administrative Agent and the Lenders, (c) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuer and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuer and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including documented (in summary form) fees, disbursements and other charges counsel for all such Persons, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and any transaction contemplated hereby or any transaction connected therein, including, without limitation, any of the foregoing relating (i) to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or (ii) to any actual or alleged presence, Release or threatened Release of, or exposure to, Hazardous Materials, in each case of clauses (i) and (ii), involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, THE LETTER OF CREDIT ISSUER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or any of its Related Parties or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (d) OF THIS SECTION 13.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 13.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 13.5 shall be paid within 10 Business Days after receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the DIP Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
13.6Successors and Assigns; Participations and Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)    Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than a Defaulting Lender, an Affiliate of a Defaulting Lender, the Borrower, its Subsidiaries or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the DIP Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)the Borrower; provided that no consent of the Borrower shall be required for (x) an assignment if an Event of Default has occurred and is continuing and (y) any assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)the Administrative Agent and the Letter of Credit Issuer (in each case, not to be unreasonably withheld or delayed).
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or DIP Loans, the amount of the Commitment or DIP Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, the Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the DIP Loans and L/C Obligations and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)(i)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Letter of Credit Issuer, sell participations to one or more banks or other entities other than the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the DIP Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 13.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b), including the requirements of Section 5.4(e) (it being understood that the documentation required under Section 5.4(e) shall be delivered to the participating Lender)). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) or the entitlement to receive a greater payment results from a change in a Requirement of Law that occurs after the Participant acquired the applicable participation; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the DIP Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, evidencing the DIP Loans owing to such Lender.
(e)Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its

Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.7Replacements of Lenders under Certain Circumstances.
(a)With the consent of the Administrative Agent, not to be unreasonably withheld, the Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, or (ii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all DIP Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Sections 2.10, 3.5 or 5.4 (as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.
13.8Adjustments; Set-off.
(a)If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the DIP Loans made by it, or the participations in L/C Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s DIP Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s DIP Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective DIP Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its DIP Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all DIP Loans or Commitments or any increase in the Applicable Margin in respect of DIP Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
(b)After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
13.10Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

13.13Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and if the Bankruptcy Court does not have (or abstains from) jurisdiction, in the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and
(f)agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
13.14Acknowledgments. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)(i)the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers or any Lender has advised or is currently advising any of the Borrower, the other

Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16Confidentiality. The Administrative Agent, the Letter of Credit Issuer, each other Lender and any Affiliate of a Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, the Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s, Affiliate of a Lender’s, or the Administrative Agent’s, the Letter of Credit Issuer’s or such other agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the DIP Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, and (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the DIP Loans and Credit Documents in connection with ratings issued with respect to a securitization; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, Affiliate of a Lender, the Administrative Agent, the Letter of Credit Issuer and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, the Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, Affiliate of a Lender, the Administrative Agent, the Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with DIP Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.
13.17Release of Collateral and Guarantee.
(a)The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the immediately following sentence and (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that a Guarantor shall be released from its obligations under a Guarantee upon the consummation of any transaction permitted hereunder, including a Disposition permitted hereunder. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.
(b)Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made (it being understood that the arrangement with respect to Secured Hedge Agreements and Hedging Obligations thereunder pursuant to Section 2.17(c) shall be deemed to be reasonably satisfactory) (the “Remaining Hedge Transactions”), (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations, in each case, not then due) have been paid in full in cash or Permitted Investments thereof, all Commitments have terminated or expired, all transactions under Secured Hedge Agreements other than the Remaining Hedge Transactions have terminated or expired, and no Letter of Credit shall be outstanding that is not Cash Collateralized, back-stopped or have been deemed to be issued as “Letters of Credit” (as defined in the Exit Facility Term Sheet) under the Exit Credit Agreement in connection with the DIP Debt Conversion, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (A) Hedging Obligations in respect of any Remaining Hedge Transactions, (B) Cash Management Obligations in respect of any Secured Cash Management Agreements and (C) any contingent or indemnification obligations, in each case, not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Upon request by the Administrative Agent at any time, each Lender shall confirm in writing and shall cause its Affiliates party to any Secured Cash Management Agreement or any Secured Hedge Agreement (as applicable) to confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.17(b).
13.18USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.
13.19Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.20Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
13.21Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Collateral. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
13.22Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement; provided that, with respect to any Secured Hedge Agreement or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.
13.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.24Acknowledgement Regarding Any Supported QFCs.To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit

Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
13.25Incorporation of DIP Order by Reference. Each of the Credit Parties, the Administrative Agent and the Lenders agrees that any reference contained herein to the DIP Order shall include all terms, conditions and provisions of such DIP Order and that the DIP Order is incorporated herein for all purposes. To the extent there is any conflict or inconsistency between the terms of any of the Credit Documents and the terms of the DIP Order, the terms of the DIP Order shall govern.
13.26Release. IN PARTIAL CONSIDERATION FOR THE AGREEMENT OF THE ADMINISTRATIVE AGENT AND THE LENDERS PARTY HERETO TO ENTER INTO THIS AGREEMENT, EACH CREDIT PARTY HEREBY KNOWINGLY AND UNCONDITIONALLY WAIVES AND FULLY AND FINALLY RELEASES AND DISCHARGES THE ADMINISTRATIVE AGENT, EACH LENDER PARTY HERETO, THE LETTER OF CREDIT ISSUER, ANY OF THEIR AFFILIATES (INCLUDING ANY SECURED PARTY) OR ANY OF THEIR OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS OR REPRESENTATIVES OR ANY OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS OR ASSIGNS (COLLECTIVELY, THE “LENDER-RELATED PARTIES”) FROM, AND COVENANTS NOT TO SUE THE LENDER-RELATED PARTIES FOR, ANY AND ALL SETOFFS, COUNTERCLAIMS, ADJUSTMENTS, RECOUPMENTS, CLAIMS, CAUSES OF ACTION, ACTIONS, GROUNDS, CAUSES, DAMAGES, COSTS AND EXPENSES OF EVERY NATURE AND CHARACTER, WHETHER CONTINGENT, NONCONTINGENT, LIQUIDATED, UNLIQUIDATED, FIXED, MATURED, UNMATURED, DISPUTED, UNDISPUTED, LEGAL, EQUITABLE, SECURED OR UNSECURED, KNOWN OR UNKNOWN, ACTUAL OR PUNITIVE, FORESEEN OR UNFORESEEN, DIRECT OR INDIRECT, IN EACH CASE, SOLELY ARISING OUT OF OR FROM OR RELATED TO ANY OF THE CREDIT DOCUMENTS, WHICH ANY CREDIT PARTY NOW OWNS AND HOLDS, OR HAS AT ANY TIME HERETOFORE OWNED OR HELD, SUCH WAIVER, RELEASE AND DISCHARGE BEING MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE CIRCUMSTANCES AND EFFECTS OF SUCH WAIVER, RELEASE AND DISCHARGE AND AFTER HAVING CONSULTED LEGAL COUNSEL OF ITS OWN CHOOSING WITH RESPECT THERETO. THIS SECTION IS IN ADDITION TO ANY OTHER RELEASE OF ANY OF THE LENDER-RELATED PARTIES BY ANY CREDIT PARTY AND SHALL NOT IN ANY WAY LIMIT ANY OTHER RELEASE, COVENANT NOT TO SUE, OR

WAIVER MADE BY ANY CREDIT PARTY IN FAVOR OF ANY OF THE LENDER-RELATED PARTIES.
SECTION 14.Collateral.
14.1Grant of Security Interest. As collateral security for all of the Obligations, each Credit Party hereby collaterally assigns and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing first priority (subject to the Carve Out and such lien priority as otherwise set forth in the DIP Order) security interest in all property and assets of such Credit Party, whether now owned or existing or hereafter acquired or arising, regardless of where located, including, without limitation, the following:
(a)all accounts;
(b)all contract rights;
(c)all chattel paper;
(d)all documents;
(e)all instruments;
(f)all supporting obligations and letter-of-credit rights;
(g)all general intangibles (including payment intangibles, intercompany accounts, intellectual property and software);
(h)all inventory and other goods;
(i)all motor vehicles, equipment and fixtures;
(j)all investment property (including any Stock and Stock Equivalents) and all financial assets;
(k)all money, cash, Permitted Investments, and securities;
(l)all deposit accounts, securities accounts and commodity accounts;
(m)all notes and documents of title;
(n)all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and general intangibles at any time evidencing or relating to any of the foregoing;
(o)all commercial tort claims;
(p)all Hydrocarbons and other real property owned or leased by such Credit Party;
(q)all other personal property of such Credit Party;
(r)all “Collateral” (or any equivalent or similar term describing property in which Liens are granted as security for the Obligations) under and as defined in the DIP Order; and

(s)all accessions to, substitutions for, and replacements, products and proceeds of any of the foregoing, including, but not limited to, dividends or distributions on investment property, rents, profits, income and benefits, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing
All of the foregoing is herein collectively referred to as the “Collateral”.
Notwithstanding any provision in this Agreement, the DIP Order or any other Security Document to the contrary, for the avoidance of doubt, in no event is (i) any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) included in the definition of “Collateral” and no Building or Manufactured (Mobile) Home is hereby encumbered by the Security Documents; provided that the Credit Parties’ interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home or (ii) any Excluded Asset included in the definition of “Collateral” or is encumbered by the Credit Documents.
In each case, subject to the Final DIP Order and upon the Final DIP Order Entry Date, (x) no cost or surcharge shall be imposed against any Collateral under Section 506(c) of the Bankruptcy Code and (y) the Collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments, in each case, as provided in the DIP Order.
14.2Assignment of As-Extracted Collateral.
(a)Each Credit Party has absolutely and unconditionally assigned, transferred, conveyed and granted a security interest, and does hereby absolutely and unconditionally assign, transfer, convey and grant a security interest unto the Administrative Agent, for the benefit of the Secured Parties, in and to:
(i)all of its as-extracted collateral located in or relating to the Collateral owned by such Credit Party, including without limitation, all as-extracted collateral relating to the Hydrocarbon Interests, the Hydrocarbons and all products obtained or processed therefrom;
(ii)the revenues and proceeds now and hereafter attributable to such Collateral, including the Hydrocarbons, and said products and all payments in lieu, such as “take or pay” payments or settlements; and
(iii)all amounts and proceeds hereafter payable to or to become payable to such Credit Party or now or hereafter relating to any part of such Collateral and all amounts, sums, monies, revenues and income which become payable to such Credit Party from, or with respect to, any of such Collateral, present or future, now or hereafter constituting a part of the Hydrocarbon Interests.
(b)The Hydrocarbons and products are to be delivered into pipelines connected with the Collateral, or to the purchaser thereof, to the credit of the Administrative Agent, for its benefit and the benefit of the other Secured Parties, free and clear of all taxes, charges, costs and expenses; and all such revenues and proceeds shall be paid directly to the Administrative Agent, with no duty or obligation of any party paying the same to inquire into the rights of the Administrative Agent to receive the same, what application is made thereof, or as to any other matter. Each Credit Party hereby appoints the Administrative Agent as its attorney-in-fact to pursue any and all rights of such Credit Party to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. The power of attorney granted to the Administrative Agent in this Section 14.2(b), being coupled with an interest, shall be irrevocable until the Obligations have been Paid In Full.

(c)The Administrative Agent hereby grants a license to the Credit Parties to receive Hydrocarbons and proceeds or revenues thereof, and the purchasers or other Persons obligated to make such payments shall continue to make payments to the Credit Parties until such time as written demand has been made upon them by the Administrative Agent that payment be made directly to the Administrative Agent. Such failure to notify such purchasers or other Persons shall not in any way waive, remit, or release the right of the Administrative Agent to receive any payments not theretofore paid over to the Credit Parties before the giving of written notice. In this regard, in the event payments are made direct to the Administrative Agent, and then, at the request of the Administrative Agent payments are, for a period or period of time, paid to the Credit Parties, the Administrative Agent shall nevertheless have the right, effective upon written notice, to require future payments be again made to it.
14.3Perfection of Security Interest.
(a)Pursuant to the terms of the DIP Order, no filings or other action (including the taking of possession or control) will be necessary to perfect or protect the Liens and security interests created pursuant to this Agreement, the DIP Order or any other Security Document. Upon entry by the Bankruptcy Court of the DIP Order, the Liens and security interests created by the Interim DIP Order shall automatically constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Collateral covered thereby (including after-acquired Collateral), in each case free of all Liens other than Liens permitted under Section 10.2, and prior and superior to all other Liens other than as provided in the DIP Order. Notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the DIP Order, to the fullest extent permitted by applicable law, the Administrative Agent may file or authorize the filing of one or more financing statements disclosing the Liens granted by the Credit Parties hereunder on the Collateral.
(b)In the event that a motion for dismissal from any of the Chapter 11 Cases is filed with respect to any Subsidiary without the consent of the Administrative Agent and Stock of such Subsidiary is owned by a Credit Party, and to the extent the Stock of such Subsidiary is in certificated form, such Credit Party shall promptly deliver all certificates or instruments at any time representing or evidencing such Stock in such Subsidiary to the Administrative Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance sufficient to transfer such instruments to the Administrative Agent (or otherwise reasonably satisfactory to the Administrative Agent). The Administrative Agent shall have the right, at any time, after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the Administrative Agent or its nominee any capital stock in such wholly-owned Subsidiary. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing capital stock of such Subsidiaries for certificates or instruments of smaller or larger denominations during the continuance of an Event of Default.
14.4Right to Cure. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to (but not the obligation to), at the written direction of the Majority Lenders (accompanied by sufficient funds to pay any such amounts) and upon ten (10) days’ notice to the applicable Credit Party, pay any amount or do any act required of any Credit Party hereunder or under any other Credit Document (other than in respect of principal, interest or fees on the DIP Loans) in order to preserve, protect, maintain, or enforce the Obligations, the Collateral, or the Liens granted by the Credit Parties hereunder, and which any Credit Party fails to pay or do, including payment of any judgment against any Credit Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that the Administrative Agent shall not pay any amount being diligently contested by appropriate proceedings. All payments that the Administrative Agent makes under this Section 14.4 and all out-of-pocket costs and expenses that the Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be considered part of the Obligations. Any payment made or other action taken by the Administrative Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.
14.5The Administrative Agent’s and Lenders’ Rights, Duties, and Liabilities. The Credit Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Secured Parties to take any steps to perfect the Liens under the DIP Facility or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Credit Party from any of the Obligations. Nothing in this Agreement shall be interpreted as giving the Administrative Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the Liens granted hereunder or giving the Administrative Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability, including, without limitation, any duty to file any financing statements, amendments, continuation statements, mortgages or other documents to perfect or maintain the perfection of the security interest granted hereunder.
14.6Rights in Respect of Stock and Stock Equivalents. During the existence of an Event of Default, subject to any order of the Bankruptcy Court (including the DIP Order) and the penultimate paragraph of Section 11.10, (a) the Administrative Agent at the direction of the Majority Lenders may, upon written notice to the relevant Credit Party, transfer or register in the name of the Administrative Agent or any of its nominees, for the benefit of the Secured Parties, any or all of the Collateral consisting of Stock and Stock Equivalents, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies and claims of any Credit Party with respect thereto (as used in this Section 14.6 collectively, the “Pledged Collateral”) held by the Administrative Agent hereunder, and the Administrative Agent or its nominee may thereafter, after written notice to the applicable Credit Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the Administrative Agent of any right, privilege or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Administrative Agent shall not be responsible for any failure to do so or delay in so doing, (b) to the extent permitted under applicable law, after the Administrative Agent’s giving of the notice specified in clause (a) of this Section 14.6, all rights of any Credit Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Administrative Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions (provided that any such Pledged Collateral the Administrative Agent shall collect shall promptly be returned to each applicable Credit Party after such Event of Default is cured or waived to the extent such Pledged Collateral was not applied to repay the Obligations), and (c) each Credit Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies and other instruments that the Administrative Agent or a Lender may reasonably request for the purpose of enabling the Administrative Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 14.6 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 14.6.
14.7Remedies.
(a)Subject to the penultimate paragraph of Section 11.10, each Credit Party recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal, provincial, territorial or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Credit Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by applicable law, the Administrative Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal, provincial, territorial or state securities laws, even if such issuer would agree to do so. Each Credit Party further agrees to do or cause to be done, to the extent that such Credit Party may do so under applicable law, all such other acts and things as the Administrative Agent may reasonably request to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all applicable laws at the Credit Parties’ expense. Each Credit Party further agrees that a breach of any of the covenants contained in this Section 14.7(a) will cause irreparable injury to the Secured Parties for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 14.7(a) shall be specifically enforceable against such Credit Party, and each Credit Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Credit Party’s failure to perform such covenants will not cause irreparable injury to the Secured Parties or (ii) the Secured Parties have an adequate remedy at law in respect of such breach. Each Credit Party further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Secured Parties by reason of a breach of any of the covenants contained in this Section 14.7(a) and, consequently, agrees that, if such Credit Party shall breach any of such covenants and the Secured Parties shall sue for damages for such breach, such Credit Party shall pay to the Administrative Agent, for the benefit of the Secured Parties, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date the Administrative Agent shall demand compliance with this Section 14.7(a).
(b)Subject to the terms of the DIP Order and the penultimate paragraph of Section 11.10, if an Event of Default has occurred and is continuing, the Administrative Agent shall have for the benefit of the Secured Parties, in addition to all other rights of the Secured Parties, the rights and remedies of a secured party under the UCC, and without limiting the generality of the foregoing, the Administrative Agent may, and at the request of the Majority Lenders shall: (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Credit Party’s premises at any time, at no cost to the Secured Parties, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Credit Parties shall, upon the Administrative Agent’s or the Majority Lender’s demand, at the Credit Parties’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; (ii) exercise of set-off rights on cash collateral or deposits; (iii) sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iv) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Credit Party with respect to the Collateral, whether in the name of such Credit Party or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Administrative Agent under the Credit Documents, and (v) take any other reasonable actions, as may be reasonably necessary or desirable, in connection with the Collateral (including preparing for the disposition thereof), and all actual, reasonable, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Credit Parties. Subject to the terms of the DIP Order, if an Event of Default has occurred and is continuing, promptly following written demand from the Administrative Agent, the applicable Credit Party shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any property to recognize and accept the Administrative Agent, for the benefit of and on behalf of the Secured Parties, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Credit Party and the performance of such Credit Party thereunder and, in such event, without further notice or demand and at such Credit Party’s sole cost and expense, the Administrative Agent, for the benefit of and on behalf of the Secured Parties, may exercise all rights of such Credit Party arising under such agreements. Without in any way requiring notice to be given in the following manner, each Credit Party agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Credit Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Credit Parties’ address specified in or pursuant to Section 13.2. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Credit Party irrevocably waives (to the extent permitted by applicable law): (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Credit Party agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, each Credit Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose; provided that the Administrative Agent shall not exercise such license or rights unless an Event of Default has occurred and is continuing. The Administrative Agent will return any excess proceeds to the applicable Credit Party and the Credit Parties shall remain liable for any deficiency. The proceeds of any sale shall be applied as required pursuant to Section 11.11 hereof.
(c)Notwithstanding anything herein to the contrary, (i) neither the Administrative Agent nor any Lender shall take any action under this Section 14.7 (or similar provisions of any Credit Document) except after compliance with any applicable requirements set forth in the DIP Order and (ii) following the occurrence and during the continuance of an Event of Default, all amounts received by the Administrative Agent on account of the Obligations, from the Credit Parties and/or all amounts with respect to the proceeds of any Collateral shall be promptly disbursed by the Administrative Agent as required pursuant to Section 11.11 hereof.

SECTION 15.Guarantee.
15.1Guarantee; Limitation of Liability.
(a)Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees (this “Guarantee”) the performance and punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Credit Party now or hereafter existing under or in respect of the Credit Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel to the extent reimbursable pursuant to Section 13.5 but excluding allocated costs of in-house counsel) incurred by the Administrative Agent in enforcing any rights under this Guarantee or any other Credit Document.
(b)Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Documents.
15.2Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guarantee are independent of the Obligations of any other Credit Party under or in respect of the Credit Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or any other Credit Party or whether the Borrower or any other Credit Party is joined in any such action or actions. The liability of each Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)any lack of validity or enforceability of any provision under this Agreement, any Credit Document or any agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including any increase in the Obligations resulting from the extension of additional credit to any Credit Party or otherwise;
(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;
(d)any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations under the Credit Documents or any other assets of any Credit Party;
(e)any change, restructuring or termination of the corporate structure or existence of any Credit Party;

(f)any failure of the Administrative Agent or any Lender to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to the Administrative Agent or such Lender, as the case may be (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);
(g)the failure of any other Person to execute or deliver this Guarantee or the release or reduction of liability of any Guarantor or surety with respect to the Obligations; or
(h)any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety, in its capacity as a guarantor or surety (other than payment or performance).
This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person, for whatever reason, all as though such payment had not been made.
15.3Waivers and Acknowledgments.
(a)Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by applicable law) any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Obligations, whether existing now or in the future.
(b)Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by applicable law) (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
(c)Each Guarantor acknowledges that the Administrative Agent may, to the extent permitted by applicable law and the DIP Order, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guarantee, foreclose under any Credit Document by non-judicial sale, and each Guarantor hereby waives (to the extent permitted by applicable law) any defense to the recovery by the Administrative Agent and the Lenders against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.
(d)Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender, as the case may be.
(e)Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.
15.4Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Credit Party that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guarantee or any Credit Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any other Credit Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and all other amounts payable under this Guarantee shall have been Paid in Full. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the Payment in Full and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as Collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. If (i) any Guarantor shall make payment to the Administrative Agent of all or any part of the Obligations, (ii) all of the Obligations shall have been Paid in Full and (iii) the Termination Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment made by such Guarantor pursuant to this Guarantee.
15.5Continuing Guaranty; Assignment. This Guarantee is a continuing guaranty and shall (a) remain in full force and effect until Payment in Full, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any assignee that has been assigned or transferred all or any portion of a Lender’s advances, Commitments or rights and obligations under this Agreement in accordance with Section 13.6, shall thereupon become vested with all the benefits granted to such transferring Lender under this Guarantee. No Guarantor shall have the right to assign its rights hereunder or any interest herein or delegate any of its duties, liabilities or obligations hereunder or under any other Credit Document without the prior written consent of the Majority Lenders, except as otherwise permitted hereby.
15.6Guarantor Commodity Exchange Act Keepwell Provisions. Each Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than itself) in order for such Credit Party to honor its obligations in respect of Hedge Agreements (provided, however, that each Guarantor shall only be liable under this Section 15.6 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15.6, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor under this Section 15.6 shall remain in full force and effect until all Obligations are Paid in Full (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations, in each case, not then due and payable), and all of the Commitments are terminated. Each Guarantor intends that this Section 15.6 constitute, and this Section 15.6 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

DENBURY RESOURCES INC.,
as the Borrower

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

GUARANTORS:

DENBURY GATHERING & MARKETING, INC.
DENBURY HOLDINGS, INC.
DENBURY OPERATING COMPANY
DENBURY ONSHORE, LLC
DENBURY PIPELINE HOLDINGS, LLC
DENBURY AIR, LLC
DENBURY GREEN PIPELINE-TEXAS, LLC
DENBURY GULF COAST PIPELINES, LLC
GREENCORE PIPELINE COMPANY LLC
DENBURY GREEN PIPELINE-MONTANA, LLC
DENBURY GREEN PIPELINE-RILEY RIDGE, LLC
DENBURY THOMPSON PIPELINE, LLC
ENCORE PARTNERS GP HOLDINGS LLC
PLAIN ENERGY HOLDINGS, LLC
DENBURY BROOKHAVEN PIPELINE, LLC
DENBURY GREEN PIPELINE-NORTH DAKOTA, LLC

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

DENBURY BROOKHAVEN PIPELINE PARTNERSHIP, LP

By:	Denbury Brookhaven Pipeline, LLC, its general partner

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

ADMINISTRATIVE AGENT/LENDER:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Letter of Credit Issuer and a Lender

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Tyler D. Levings
Name:	Tyler D. Levings
Title:	Director

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Edward Markham
Name:	Edward Markham
Title:	Director

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael P. Robinson
Name:	Michael P. Robinson
Title:	Senior Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Megan Kane
Name:	Megan Kane
Title:	Authorized Signatory

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Amy G. Josephson
Name:	Amy G. Josephson
Title:	Authorized Signatory

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

ABN AMRO CAPITAL USA LLC,
as a Lender

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Managing Director

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

COMERICA BANK,
as a Lender

By:	/s/ Lesley B. Higginbotham
Name:	Lesley B. Higginbotham
Title:	Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

By:	/s/ Jacob W. Lewis
Name:	Jacob W. Lewis
Title:	Authorized Signatory

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

ING CAPITAL LLC,
as a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Lauren Gutterman
Name:	Lauren Gutterman
Title:	Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

TRUIST BANK (as successor by merger to SunTrust Bank),
as a Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

KEY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dale Conder
Name:	Dale Conder
Title:	Senior Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Vice President

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

SIGNATURE PAGE
DENBURY RESOURCES INC.
SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

EXHIBIT A
FORM OF NOTICE OF BORROWING
[Letterhead of Borrower]
[Date] 1

JPMorgan Chase Bank, N.A.,
as Administrative Agent

Re:    Denbury Resources Inc. Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1.1 of the Credit Agreement).

The Borrower hereby requests that a DIP Loan be extended as follows:
(i)    Aggregate amount of the requested DIP Loan is $[_______];

(ii)    Date of such Borrowing is [________], 20[__]2

(iii)    Requested Borrowing is to be [an ABR DIP Loan][a LIBOR DIP Loan];

(iv)    In the case of a LIBOR DIP Loan, the initial Interest Period applicable thereto is [_________];3

(v)    Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

Financial Institution:        [____________________________]
ABA Routing Number:        [____________________________]
SWIFT Code:            [____________________________]
Account Name:            [____________________________]
Account Number:            [____________________________]
Reference:            [____________________________]

________________________
1 Date of Notice of Borrowing: To be submitted (A) prior to 1:00 p.m. (Dallas, Texas time) at least three Business Days’ prior to each Borrowing of DIP Loans if such DIP Loans are to be initially LIBOR DIP Loans; or (B) prior to 12:00 noon (Dallas, Texas time) on the date of each Borrowing of DIP Loans that are to be ABR DIP Loans.
2 Which shall be a Business Day.
3 If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Exhibit A-1

The Borrower hereby represents and warrants that:
(i)    At the time of the Borrowing and after giving effect thereto, no Default or Event of Default has occurred and is continuing under the Credit Agreement;

(ii)    At the time of the Borrowing and after giving effect thereto, each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties are true and correct in all respects) on and as of the date hereof, both before and after giving effect to the DIP Loan requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;

(iii)    At the time of the Borrowing and after giving effect thereto, the Available Commitment is not less than zero and the Total Exposures of the Lenders does not exceed the amount then authorized by the DIP Order currently in effect;

(iv)    At the time of the Borrowing and after giving effect thereto, the Borrower and the other Credit Parties do not have any Excess Cash in excess of $75,000,000; and

(v)    The proposed use of proceeds is for Budgeted Expenses in compliance with the DIP Budget.[; and

(vi)    At the time of the Borrowing and after giving effect thereto, the Total Exposures of all of the Lenders does not exceed the Interim Cap.]4

[Remainder of page intentionally left blank; signature page follows]

________________________
4 To be included if Notice of Borrowing is delivered prior to the Final DIP Order Entry Date.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the date set forth above.

DENBURY RESOURCES INC.

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Notice of Borrowing

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Letterhead of Borrower]

[Date] 5

[JPMorgan Chase Bank, N.A.,
as Administrative Agent and the Letter of Credit Issuer]

Re:    Denbury Resources Inc. Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1.1 of the Credit Agreement).

The Borrower hereby requests that a Letter of Credit be issued:

(i)    on [insert date of issuance]6

(ii)    in the aggregate Stated Amount of $[_________];

(iii)    in favor of [insert name and address of beneficiary]; and

(iv)    which expires on [insert date no later than the earlier of (A) 12 months (or 18 months in the case of any Letters of Credit issued in favor of the Railroad Commission of Texas, as beneficiary) after the date of issuance or such longer period of time as may be agreed by the Letter of Credit Issuer and (B) the L/C Maturity Date]7.

________________________
5 Letter of Credit Request to be submitted prior to 1:00 p.m. (Dallas, Texas time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Administrative Agent and the Letter of Credit Issuer.

6 Which shall be a Business Day.
7 Unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as otherwise provided for under Section 3.2(b) of the Credit Agreement (including any such automatic renewal); provided that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided further, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Termination Date).

Exhibit B-1

The Borrower hereby represents and warrants that:

(i)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, the Stated Amount of the Letter of Credit requested by this Letter of Credit Request shall not (A) when added to the Letters of Credit Outstanding at this time, exceed the Letter of Credit Commitment now in effect or (B) cause the aggregate amount of the Lenders’ Total Exposures to exceed the Loan Limit now in effect;

(ii)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, no Default or Event of Default has occurred and is continuing under the Credit Agreement;

(iii)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties are true and correct in all respects) on and as of the date hereof, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;

(iv)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, the Available Commitment is not less than zero and the Total Exposures of the Lenders does not exceed the amount then authorized by the DIP Order currently in effect; and

(v)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, the Borrower and the other Credit Parties do not have any Excess Cash in excess of $75,000,000.[; and

(vi)    At the time of the issuance of the requested Letter of Credit and after giving effect thereto, the aggregate amount of the Total Exposures of all of the Lenders does not exceed the Interim Cap.]8

The undersigned hereby agrees that the Letter of Credit Issuer is expressly authorized to make such changes from the forms of this Letter of Credit Request as the Letter of Credit Issuer in its sole discretion may deem advisable, provided no such changes shall vary the principal terms hereof.

[Remainder of page intentionally left blank; signature page follows]

________________________
8 To be included if the Letter of Credit Request is delivered prior to the Final DIP Order Entry Date.

Exhibit B-2

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the date set forth above.

DENBURY RESOURCES INC.

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Letter of Credit Request

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.    Assignor:            ______________________

2.    Assignee:            ______________________

3.    Borrower:            Denbury Resources Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as Administrative Agent under the
Credit Agreement.

5. Credit Agreement:
The Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DENBURY RESOURCES INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and the Letter of Credit Issuer (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1.1 of the Credit Agreement).

Exhibit C-1

6.	Assigned Interest:

Total Commitment for all Lenders	Amount of Commitment/DIP Loans Assigned	Commitment Percentage
$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions	Wire Instructions

[_________________]	[_________________]

[Remainder of page intentionally left blank; signature page follows]

______________________
1 Set forth, to at least 9 decimals, as a percentage of the Commitment/DIP Loans of all Lenders thereunder.

Exhibit C-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Assignment and Acceptance Agreement

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and the Letter of Credit Issuer

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Assignment and Acceptance Agreement

Consented to:

DENBURY RESOURCES INC.,
as Borrower

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1.Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Credit Documents or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non‑U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with its terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Annex 1-1

EXHIBIT D

FORM OF PROMISSORY NOTE

Dallas, Texas

[__________], 20[__]

FOR VALUE RECEIVED, the undersigned, DENBURY RESOURCES INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay [__________] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below) on the Termination Date, the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of DIP Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning provided in Section 1.1 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 2.5(e) of the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time party thereto (collectively with the Lender, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and the Letter of Credit Issuer.

This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the DIP Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The DIP Loans evidenced hereby are subject to prepayment prior to the Termination Date in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as a Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS PROMISSORY NOTE, SHALL BE GOVERNED BY,

Exhibit D-1

AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank; signature page follows]

Exhibit D-2

IN WITNESS WHEREOF, the Borrower, intending to be legally bound hereby, has duly executed this Promissory Note as of the day and year first written above.

DENBURY RESOURCES INC.

By:
Name:
Title:

Signature Page
Denbury Resources Inc.
Promissory Note

EXHIBIT E-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the DIP Loan(s) (as well as any promissory notes evidencing such DIP Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-1-1

EXHIBIT E-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-2-1

EXHIBIT E-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-3-1

EXHIBIT E-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of August 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the banks, financial institutions and other lending institutions from time to time parties or lenders thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Letter of Credit Issuer (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the DIP Loan(s) (as well as any promissory notes evidencing such DIP Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such DIP Loan(s) (as well as any promissory notes evidencing such DIP Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-4-1

EXHIBIT F
EXIT FACILITY TERM SHEET
[Attached.]

Exhibit F-1

DENBURY RESOURCES INC.
$615,000,000 Senior Secured Revolving Credit Facility

Borrower:	Denbury Resources Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Revolving Facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders from time to time party thereto (together with JPMCB and the Initial Lenders, the “Lenders”). On the Conversion Date (as defined below), the Lenders shall constitute all of the Existing Lenders (as defined below) participating in the DIP Facility (as defined below).

Joint Bookrunners and Lead Arrangers:
JPMCB, Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, in their respective capacities as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) for the Revolving Facility.

Co-Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Co-Documentation Agents:	Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC.
Revolving Credit Facility:
A senior secured revolving credit facility (the “Revolving Facility”, and the commitments thereunder, the “RBL Commitments”) in an aggregate maximum principal amount of $615,000,000 (the “Maximum Amount”), subject to availability as described under the heading “Availability” below. The loans under the Revolving Facility are collectively referred to as “Revolving Loans” or the “Loans”.

Swingline:
In connection with the Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility in U.S. dollars under which the Borrower may make short term borrowings upon same day notice up to an aggregate amount not to exceed $25,000,000 in minimum principal amounts of $100,000 or increments of $10,000 in excess thereof subject to customary notice requirements. Any such swingline borrowing will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their RBL Commitments.
Purpose / Use of Proceeds:
(A)The proceeds of borrowings under the Revolving Facility may be used by the Borrower (i) for payments of certain fees, costs and expenses in connection with the Borrower’s exit from chapter 11 and refinancing certain debt in connection therewith (including, without limitation, the DIP Facility (as defined in the DIP Term Sheet)), (ii) to make investments, payments, dividends or distributions on, or redemptions of, the Borrower’s capital stock to the extent permitted under the Revolving Facility, (iii) to provide for the working capital needs of the Borrower and its subsidiaries, (iv) to pay the fees and expenses related to the Revolving Facility, and (v) for other general corporate purposes, including, without limitation, the exploration, acquisition and development of oil and gas properties.

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(B) Letters of credit are used by the Borrower and its restricted subsidiaries for general corporate purposes, including, without limitation, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Borrower’s business and to support deposits required under purchase agreements pursuant to which the Borrower or one or more restricted subsidiaries may acquire oil and gas assets.

Availability:
So long as the Total Outstandings (as defined below) do not exceed the Revolving Loan Limit (as defined below): (i) Revolving Loans will be available at any time (on same day notice in the case of ABR (as defined in Annex I) Loans) prior to the Maturity Date (as defined below), in minimum principal amounts of $1,000,000 or increments of $100,000 in excess thereof, (ii) Letters of Credit under the Revolving Facility will be issued as described in the section entitled “Letters of Credit” below and (iii) amounts repaid under the Revolving Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of Revolving Loans then outstanding plus the aggregate stated amount of all issued but undrawn Letters of Credit (as hereinafter defined) and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender (as hereinafter defined)).

“Revolving Loan Limit” means, the least of (i) the RBL Commitments, (ii) the Borrowing Base (as hereinafter defined) and (iii) the Maximum Amount.
For purposes hereof, “Availability” shall mean an amount (if positive) equal to the Revolving Loan Limit less Total Outstandings.

Borrowing Base:
The borrowing base for the Revolving Facility will be based on the loan value of the Credit Parties’ (as hereinafter defined) proved oil and gas reserves as reflected in a Reserve Report (as hereinafter defined) and other oil and gas properties of the Credit Parties, in each case located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below (the “Borrowing Base”).

2

The initial Borrowing Base as of the Conversion Date will be an amount determined by the Required Lenders based on the Initial Reserve Report (as defined below) (but will not, in any event, be an amount in excess of the borrowing base in effect under the DIP Facility immediately prior to the Conversion Date) and will remain at such level until, subject to the Borrower’s right of optional re-determination and any Adjustment (as hereafter defined), the next re-determination date, which re-determination date shall be subject to adjustment as set forth in the Revolving Facility. The Borrowing Base shall be re-determined semi-annually on or about May 1 and November 1 of each year (or in each case, such date reasonably practicable thereafter), beginning on the first May 1 or November 1 after the Conversion Date (as defined below), based upon a reserve report prepared as of the immediately preceding June 30 (with regard to the November 1 redetermination) or December 31 (with regard to the May 1 redetermination), and delivered on or before October 1 (with regard to the November 1 redetermination) and April 1 (with regard to the May 1 redetermination), as applicable (each such report, a “Reserve Report”), and other related information, if any, required to be delivered to the Administrative Agent; provided that if the Conversion Date occurs less than 90 days prior to the first May 1 or November 1 thereafter, then the first scheduled Borrowing Base redetermination after the Conversion Date shall occur on the next May 1 or November 1, whichever is first. Each Reserve Report shall be in a form reasonably acceptable to the Administrative Agent. Subject to the following two sentences, all Reserve Reports, including those prepared in connection with a re-determination, may be prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries. Each December 31st Reserve Report shall be prepared by (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., or (e) at the Borrower’s election, such other independent petroleum engineering firm reasonably acceptable to the Administrative Agent (each, an “Approved Petroleum Engineer”). Each June 30th Reserve Report will be prepared, at the Borrower’s option, by an Approved Petroleum Engineer or internally under the supervision of the chief petroleum engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

The Borrowing Base shall be proposed by the Administrative Agent and approved by all of the Lenders (in the case of increases) or the Required Lenders (as hereinafter defined) (in the case of decreases or reaffirmation) as provided below. Each determination of the Borrowing Base shall be made by the Administrative Agent and, to the extent any determination represents an increase in the Borrowing Base in effect immediately prior to such determination, all of the Lenders, and to the extent any determination represents a decrease in or reaffirmation of, the Borrowing Base in effect immediately prior to such determination, the Required Lenders, in each case, in their respective sole discretion, but in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and as specified in the Revolving Facility Documentation (as defined below); provided that no Lender shall be required to increase its commitment amount under the Revolving Facility in connection with an increase in the Borrowing Base.

3

The Borrower and the Administrative Agent (at the direction of the Required Lenders) shall each have the option to request one unscheduled re-determination of the Borrowing Base between each scheduled redetermination (including prior to the first scheduled re-determination date). To the extent any re-determination represents an increase in the Borrowing Base in effect immediately prior to such re-determination, such Borrowing Base will be the largest amount approved by all of the Lenders, and to the extent any re-determination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such re-determination, such Borrowing Base will be the largest amount approved by the Required Lenders.

In addition to the foregoing scheduled and unscheduled re-determinations, the Borrowing Base is also subject to adjustments (each, an “Adjustment”) between re-determinations in connection with:

(i) sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments) of Borrowing Base Properties (as hereinafter defined) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case since the later of (A) the most recent re-determination date and (B) the last adjustment made pursuant to this clause (i), and with an aggregate value (together with the economic value of any earlier sales or dispositions during such period or any early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base (net of (x) any positions entered into (1) contemporaneously with such early monetization or termination or (2) since the last re-determination of the Borrowing Base and (y) acquisitions consummated since the last re-determination with respect to which the Borrower has delivered a Reserve Report and other engineering information reasonably satisfactory to the Administrative Agent)) exceeding 5% of the Borrowing Base then in effect;

(ii) at the Borrower’s election, acquisitions (including in connection with the designation of an unrestricted subsidiary as a restricted subsidiary) of domestic oil and gas properties between scheduled redeterminations, with an aggregate value (together with the economic value of any earlier such acquisitions during such period) exceeding 5% of the Borrowing Base then in effect; and

(iii) upon the issuance of any senior unsecured or senior subordinated loans or notes after the Conversion Date (“Specified Additional Debt”), other than permitted refinancing debt in respect thereof, the Borrowing Base will be immediately reduced by $0.25 for every $1.00 of the principal amount of Specified Additional Debt.

The Borrower may on any re-determination date elect a reduced Borrowing Base.

4

Accordion:
The Revolving Facility shall permit the Borrower to increase commitments under the Revolving Facility (any such increase, an “Incremental Increase”) at any time and from time to time in a minimum amount per increase of at least $25,000,000 (and increments of $1,000,000 above that minimum), up to a maximum aggregate incremental commitment such that after giving effect thereto the total RBL Commitments shall not exceed the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Amount; provided that (i) no existing Lender will be required to participate in any such Incremental Increase without its consent, (ii) no Event of Default under the Revolving Facility shall exist after giving effect thereto, (iii) the Administrative Agent, the Swingline Lender and the Issuing Lender shall have been given notice of the Incremental Increase, (iv) the Borrower shall have paid to the Administrative Agent, for payment to any increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and each such Lender or Lenders and (v) such Incremental Increase shall be on the same terms (including the same maturity date) and pursuant to the same documentation applicable to the Revolving Facility (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase (provided that the Applicable Margin of the Revolving Facility may be increased to be consistent with the applicable margin for such Incremental Increase)).

The Borrower may seek commitments in respect of the Incremental Increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (in each case (i.e., existing or new Lenders), with the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, such consent not to be unreasonably withheld or delayed)) (“Additional Lenders”) or from both existing Lenders and Additional Lenders.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit A.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum.

Letters of Credit:
An aggregate amount of $100,000,000 (as may be increased solely with the consent of the Administrative Agent and the Issuing Lender) of the Revolving Facility shall be available to the Borrower for the purpose of issuing standby letters of credit (the “Letters of Credit”). Letters of Credit will be issued by JPMCB or any of its affiliates or any replacement or successor thereof (the “Issuing Lender”). The Administrative Agent will be promptly notified by the Borrower and the Issuing Lender of each issuance, extension or amendment of a Letter of Credit. Each Letter of Credit shall expire not later than the earlier of (a) 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) after its date of issuance or such longer period of time as may be agreed by the Issuing Lender and (b) the fifth business day prior to the Maturity Date; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) or such longer period of time as may be agreed by the Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender; provided that no Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

5

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments.

On the Conversion Date, all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) under the DIP Facility shall automatically be deemed issued under the Revolving Facility as “Letter of Credit”.

Final Maturity:
The Revolving Facility will mature, and lending commitments will terminate, on the date that is 42 months after the Petition Date (as defined in the DIP Term Sheet, as defined below) (the “Maturity Date”).

Guarantees:
All obligations of the Credit Parties (the “Obligations”) under (i) the Revolving Facility and Revolving Facility Documentation, (ii) interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements entered into with any Lender or any affiliate of a Lender (including any hedging agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (the “Hedging Arrangements”) and (iii) treasury management arrangements entered into with any Lender or any affiliate of a Lender (including any treasury agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (“Treasury Arrangements”) will, in each case, be unconditionally guaranteed jointly and severally on a pari passu senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect subsidiary of the Borrower other than an Excluded Subsidiary (as defined below) (the “Guarantors”; together with the Borrower, the “Credit Parties”). Notwithstanding the foregoing, any subsidiary that owns Borrowing Base Properties shall be required to be a Guarantor.

The Borrower will not be permitted to create or acquire any foreign subsidiaries without the prior written consent of the Administrative Agent.
“Approved Counterparty” means any person if such person or its credit support provider has a long-term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
The Revolving Facility Documentation contains customary provisions to address the status of Guarantors as eligible contract participants.

Subject to the investments covenant in the Revolving Facility Documentation and other customary limitations, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries are not subject to the representations and warranties, covenants, events of default or other provisions of the Revolving Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Revolving Facility Documentation except to the extent that distributions in the form of cash or cash equivalents are received by a Credit Party therefrom.

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Security:
Subject to the limitations set forth below in the Revolving Facility, the Obligations, including in respect of the Guarantees and any Hedging Arrangements or Treasury Arrangements, shall be secured by the following (collectively, but excluding the Excluded Assets (as hereinafter defined), the “Collateral”): (a) substantially all personal property of the Credit Parties, including, without limitation, (i) a first-priority (subject to permitted liens) perfected pledge of all the equity interests of each direct material wholly-owned restricted U.S. subsidiary held by any Credit Party and the equity interests of any Guarantor, (ii) a first priority (subject to permitted liens) perfected security interest in all of the Credit Parties’ commodity hedge contracts and the proceeds thereof and (iii) a first-priority (subject to permitted liens) perfected security interest in all deposit accounts, securities accounts and commodity accounts of the Credit Parties other than Excluded Accounts (as defined below); and (b) first-priority (subject to permitted liens) perfected real property mortgages on oil and gas reserves and related assets of the Credit Parties located in the United States included in the most recent Reserve Report delivered to the Administrative Agent (such properties, the “Borrowing Base Properties”) and representing not less than ninety percent (90%) of the PV-9 of the Borrowing Base Properties.

The Borrower shall provide reasonably satisfactory title information on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report.

“PV-9” means, with respect to any proved reserves expected to be produced from any oil and gas properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

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For the avoidance of doubt, the Collateral shall exclude the following: (i) any real property (owned or leased), any midstream assets, and any oil and gas properties (owned or leased) other than those constituting Borrowing Base Properties, (ii) any contract, license, agreement, instrument or other document (or any items of property, subject thereto) to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Credit Party to terminate (or materially modify) or requires any consent not obtained under, any such contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law, (iii) intellectual property and licenses, including any United States “intent to use” trademark applications for which a statement of use has not been filed, in relation to which any applicable law, or any agreement with a domain name registrar or any other person entered into by any grantor, prohibits the creation of a security interest therein or would otherwise invalidate or result in the abandonment of any of such grantor’s right, title or interest therein, (iv) any motor vehicles and other assets subject to certificates of title (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (v) letter of credit rights (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (vi) margin stock, (vii) any building or manufactured (mobile) home located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, (viii) any consumer goods, (ix) any Excluded Accounts, (x) equity interests in Excluded Subsidiaries, (xi) the Genesis Assets (as defined below), (xii) those assets as to which the Administrative Agent reasonably determines that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (xiii) other exceptions to be reasonably agreed by the Administrative Agent and the Borrower. The foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”.

“Genesis Assets” means, collectively, (a) that certain Pipeline Financing Lease Agreement, dated as of May 30, 2008 (as amended), among Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC, (b) any interest, title and right that the Credit Parties have to the “Pipeline System” (as defined in the Pipeline Financing Lease Agreement) (hereinafter referred to as the “Pipeline System”), (c) any proceeds received at any time resulting from the sale or other disposition of all or part of the Credit Parties’ interest, title and right to the Pipeline System, and (d) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Pipeline System.

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“Excluded Accounts” means, collectively, (a) any deposit account, securities account or commodity account that is exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit parties or any of their subsidiaries, (b) any deposit account, securities account or commodity account that is exclusively used in the ordinary course of the Credit Parties’ business for (i) deposits that are escrowed amounts in connection with transactions with third parties or (ii) deposits that are pledged to third parties to secure obligations (other than debt for borrowed money) incurred in the ordinary course of the Credit Parties’ business, (c) any deposit account, securities account or commodity account that is exclusively used for deposits to fund one or more political action committees of the Credit Parties so long as the balance of all such deposit accounts, securities accounts and commodity accounts does not in the aggregate exceed $1,000,000 at any time, (d) any deposit account that is a zero balance account, (e) any deposit account, commodity account or securities account so long as the balance in each such account, individually, does not at any time exceed $1,000,000 and the aggregate balance of all such deposit accounts, commodity accounts and securities accounts does not at any time exceed $3,000,000, (f) any deposit account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Debtors) to be used exclusively in the ordinary course of the Debtors’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Debtors), and (g) the Professional Fee Escrow Account (as defined in the Plan (as defined in the DIP Term Sheet)) so long as, at any time, the balance in such account includes only the amounts deposited therein on or prior to the Conversion Date in accordance with the Plan.

“Excluded Subsidiary” means (a) any subsidiary that is not a wholly-owned domestic Material Subsidiary, “Material Subsidiary” shall mean each subsidiary whose revenues or total assets are less than 7.5% of the consolidated revenues or total assets of the Borrower and its restricted subsidiaries (provided that if at any time the aggregate amount of revenues or total assets of all such subsidiaries of the Borrower excluded as Guarantors pursuant to this clause (a) exceeds 10% of the consolidated revenues or total assets, respectively, of the Borrower and its restricted subsidiaries (as of the end of any period of four fiscal quarters), the Borrower shall designate sufficient subsidiaries as Guarantors to eliminate such excess (unless such designation would not be permitted pursuant to clauses (c), (d), (e) or (f) below)), (b) any unrestricted subsidiary, (c) any subsidiary that owns no material assets other than the Stock or Indebtedness of one or more direct or indirect foreign subsidiaries, (d) each subsidiary that, subject to customary limitations, is acquired pursuant to a permitted acquisition and is prohibited from guaranteeing or providing liens to secure the obligations by the financing documentation relating to such permitted acquisition, (e) that is not permitted by law, such subsidiary’s organizational documents, regulation or contract to provide the guarantee or liens to secure the obligations, or would require governmental or regulatory consent, approval, license or authorization to provide such guarantee or such liens (unless such consent, approval, license or authorization has been received), (f) for which the provision of the guarantee of the obligations would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower), or (g) for which the Administrative Agent reasonably determines that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby

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It is understood and agreed that (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (b) with respect to all assets of the Credit Parties other than the Borrowing Base Properties, the Credit Parties shall not be required to take any action to perfect a lien on any such assets unless such perfection may be accomplished by (i) the filing of a UCC-1 financing statement or other equivalent filing, (ii) delivery of certificates representing any pledged equity consisting of certificated securities, and delivery of tangible paper, documents or instruments, in each case, with appropriate endorsements or transfer powers, or (iii) delivery of control agreements in respect of deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts).

Mandatory Prepayments / Adjustments of the Borrowing Base:
Other than as a result of an Adjustment, if the Total Outstandings exceed the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within ten (10) business days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent that it elects to take one or more of the following actions (provided that if the Borrower fails to elect an option, option (c) shall be designated by default):

(a) within thirty (30) days after such election, provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(b) within thirty (30) days after such election, prepay the Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or if no Revolving Loans remain outstanding, cash collateralize all unreimbursed disbursements on any Letter of Credit in an amount sufficient to eliminate such Borrowing Base Deficiency);

(c) prepay such Borrowing Base Deficiency in six equal monthly installments with interest beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the Administrative Agent (as such Borrowing Base Deficiency may be reduced during such six-month period as a result of a Borrowing Base re-determination or Adjustment); or

(d) take any combination of actions set forth in clauses (a) through (c) above;
provided, in each case, that any such Borrowing Base Deficiency must be cured prior to the Maturity Date.

If the Borrowing Base is adjusted as the result of an asset sale, disposition, early monetization or termination of any hedge position or issuance of Specified Additional Debt (as described in the section entitled “Borrowing Base”) and a Borrowing Base Deficiency results from such adjustment, then no later than three business days following the date it receives written notice of the adjustment or determination of the Borrowing Base and the resulting Borrowing Base Deficiency, the Borrower shall eliminate such Borrowing Base Deficiency. Additionally, any Borrowing Base Deficiency resulting from a voluntary termination of commitments shall be required to be eliminated contemporaneously with and on the date of such termination.

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If, on the last business day of any calendar week (or, on any business day if a Borrowing Base Deficiency or Event of Default then exists and is continuing), the Debtors have any Excess Cash (as defined below) as of the end of such day in excess of $75,000,000, the Borrower shall prepay the Loans within one business day following such date in an amount equal to such excess.

“Excess Cash” means, as of any date of determination, the difference, if positive, between Consolidated Cash Balance (as defined below) of the Credit Parties and their restricted subsidiaries as of such date and Excluded Cash (as defined below) of the Credit Parties and their restricted subsidiaries as of such date.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Credit Party or any restricted subsidiary as of such date.

“Excluded Cash” means as of any date of determination, (a) cash or cash equivalents of the Credit Parties and their restricted subsidiaries from (i) the issuance of any Specified Additional Debt or other unsecured indebtedness permitted to be incurred pursuant to the Revolving Facility Documentation, (ii) the issuance by the Borrower of any equity interests in the Borrower, or (iii) any disposition of property, in each case so long as the Borrower and the other Credit Parties keep any such proceeds in segregated accounts until such proceeds are used for the purpose(s) obtained, as the case may be, (b) without duplication of clauses (f), (g) and (h) below, and other than cash and cash equivalents held or maintained in accounts described in clause (e) of the definition of Excluded Accounts, any cash or cash equivalents in Excluded Accounts, (c) any cash collateral required to cash collateralize any Letter of Credit, (d) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (e) any cash or cash equivalents for which any Credit Party or any restricted subsidiary has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (f) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Credit Parties then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments), (g) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Credit Parties and their restricted subsidiaries then due and owing to third parties and for which the Credit Parties and their restricted subsidiaries have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments) and (h) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Debtors’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of commitments under the Revolving Facility and amounts prepaid may be reborrowed, subject to Availability and the other conditions to borrowing set forth below.

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Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the RBL Commitments and voluntary prepayments of borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR Loans (as defined in Annex I) other than on the last day of the relevant interest period.

Documentation:
The definitive documentation for the Revolving Facility, including all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Lenders, on account of the Revolving Facility (the “Revolving Facility Documentation”) shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Conversion Date. The Revolving Facility Documentation will be based on the applicable “Credit Documents” under and as defined in that certain Amended and Restated Credit Agreement dated as of December 9, 2014 (as in effect immediately prior to the Eighth Amendment thereto dated as of June 26, 2020, the “Existing RBL Credit Agreement”; and, the lenders thereunder, the “Existing Lenders”), among the Borrower, JPMCB, as administrative agent, and the lenders from time to time party thereto, with changes consistent with this Exit Credit Facility Term Sheet and taking into account recent precedent credit agreements negotiated between the Administrative Agent and similarly situated companies to the Borrower, and otherwise to reflect customary lender form updates, including without limitation updated LIBOR replacement provisions, and modifications to baskets and materiality thresholds to be agreed (the “Documentation Principles”).

Conditions to Initial Borrowing and Closing of Revolving Facility:
The availability of the initial borrowing under the Revolving Facility shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied or waived, the “Conversion Date”):

(a) the negotiation, execution, and delivery of reasonably satisfactory Revolving Facility Documentation, including security documentation, promissory notes and other usual and customary closing documents, certificates, and authorizing resolutions for the Revolving Facility;

(b) the Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Conversion Date (including the reasonable and documented fees and expenses of professional retained by the foregoing) invoiced at least two business days prior thereto;

(c) all representations and warranties of the Credit Parties in the Revolving Facility Documentation shall be true and correct in all respects, and there shall be no default or event of default, in existence at the time of, or after giving effect to the making of, such funding on such date;

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(d) receipt and reasonably satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Conversion Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Conversion Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections (to be mutually agreed upon) of the Borrower (prepared on a quarterly basis for the first two fiscal years following the Conversion Date and on an annual basis for the subsequent two fiscal years);

(e) receipt and reasonably satisfactory review of the reserve reports and engineering reports prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries with an “as of” date to be determined; provided that if the Conversion Date has not occurred by July 1, 2021, such reserve report shall be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent (the “Initial Reserve Report”);

(f) reasonably satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV-9 of the initial Borrowing Base Properties;

(g) receipt of mortgages and security agreements providing perfected, first priority (subject to permitted liens to be as defined in the Revolving Facility Documentation) liens and security interests on (i) all personal property assets of the Borrower and the Guarantors constituting Collateral, and (ii) not less than 90% of the PV-9 of the initial Borrowing Base Properties;

(h) all governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(i) the Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than (i) those being released and (ii) other liens to be agreed upon;

(j) the Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Revolving Facility Documentation under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(k) the Administrative Agent and the Lenders shall have received, by at least three (3) business days prior to the Conversion Date, “know your customer” and similar information required by bank regulatory authorities at least eight (8) business days prior to the Conversion Date;

(l) reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;
(m) no material adverse change from the Petition Date until closing (excluding the pendency of the bankruptcy cases);

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(n) satisfaction of the Administrative Agent with the Confirmation Order (as defined in the DIP Term Sheet) and the entry thereof by the Bankruptcy Court;
(o) the effective date of the Plan (and which Plan shall be satisfactory to the Administrative Agent) shall have occurred (or shall occur concurrently with the Conversion Date);

(p) immediately prior to giving effect to closing, the sum of the unused DIP Commitments (as defined in the DIP Term Sheet) and unrestricted cash and cash equivalents of the Credit Parties on hand shall be not less than $[285,000,000];

(q) the making of any requested credit extension on the Conversion Date would not cause Total Outstandings to be greater than $[275,000,000];

(r) subject to the section titled “Commodity Hedging” herein, on or prior to the Conversion Date (solely in the event the Conversion Date occurs after December 31, 2020), the Borrower shall, or shall have caused another Credit Party to, enter into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties to hedge notional amounts of crude oil covering not less than, for the period beginning August 1, 2020 through July 31, 2021 (the “Initial Measurement Period”), 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for such Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collar or put agreement (whether deferred premium or fully-paid) is entered into; and

(s) after giving effect to any requested credit extension on the Conversion Date, the Borrower and its subsidiaries shall have no outstanding debt except for the (i) Obligations, (ii) debt arising as a result of the “Genesis Pipeline Dropdown Transaction” (as such term is defined under the Existing RBL Credit Agreement) to the extent permitted under the Revolving Facility Documentation, and (iii) capital leases in an amount not to exceed $1,000,000 in the aggregate.

Conditions to All Extensions of Credit:
Limited to the following: (a) the accuracy of representations and warranties set forth in the Revolving Facility Documentation in all material respects, (b) delivery of a customary borrowing notice, (c) before and after giving effect to such borrowing Availability shall not be less than zero, (d) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (e) immediately before and after giving effect to such Borrowing, the Borrower and the other Credit Parties not having any Excess Cash in excess of $75,000,000 after giving pro forma effect thereto.

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Representations and Warranties:
Representations and warranties, applicable to the Borrower and its restricted subsidiaries (other than certain customary representations and warranties that will be applicable to restricted subsidiaries and unrestricted subsidiaries) subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: existence and organizational status; power and authority; qualification; execution, delivery and enforceability of Revolving Facility Documentation; compliance with laws; with respect to the execution, delivery and performance of the Revolving Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; licenses and permits; governmental approvals and other consents with respect to the execution, delivery and performance of the Revolving Facility; Investment Company Act; PATRIOT Act; absence of undisclosed liabilities; accuracy of disclosure and financial statements; since the Conversion Date, no material adverse effect (as hereinafter defined); no defaults; insurance; taxes; ERISA; creation and perfection of security interests; environmental laws; ownership of properties; subsidiaries and equity interests; sanctions laws/OFAC; direct benefit and consolidated solvency.

Affirmative Covenants:
Affirmative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: delivery of annual and quarterly financial statements and other information (with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); certificates and other information; delivery of notices of defaults, certain material events and changes in beneficial ownership; inspections (including books and records); maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; corporate franchises; compliance with laws (including environmental laws); maintenance of properties; reasonably satisfactory title review on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report; operations; ERISA; additional guarantors and collateral; use of proceeds; know-your-customer information; sanctions laws/OFAC/anti-money laundering laws; further assurances on collateral matters; ECP guarantor/keepwell and reserve reports.

Negative Covenants:
Negative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including:

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(a) incurrence of debt, with exceptions for, among other things, (i) the Revolving Facility (including any Incremental Increase), (ii) capital lease arrangements up to a cap to be agreed, (iii) the Genesis Pipeline Dropdown Transactions, (iv) non-speculative hedging and swap arrangements, including, without limitation, in respect of interest rate protection, commodity hedging, or currency exchange and (v) Specified Additional Debt in an aggregate principal amount not to exceed $150,000,000, but subject to pro forma compliance with the financial covenants, no default, event of default or Borrowing Base Deficiency existing at the time or resulting from the incurrence thereof, the maturity of such debt being at least 180 days after the Maturity Date, there being no scheduled amortization or principal payments before 180 days after the Maturity Date, no restrictions on the ability of the Borrower and its restricted subsidiaries to guarantee the Revolving Facility, no covenants (other than financial maintenance covenants) or events of default that are more onerous, taken as a whole than those in the Revolving Facility, no financial maintenance covenants that are more onerous that those in the Revolving Facility, no mandatory prepayment or redemption in priority to the Revolving Facility, no prohibition on prior repayment of the Revolving Facility, and a reduction in Borrowing Base in the manner described in section above with the heading titled “Borrowing Base”;

(b) liens, which shall permit, among other things, liens (i) created under the Revolving Facility Documentation (including those liens securing the Revolving Facility, the Guarantees, any Hedging Arrangements and any Treasury Arrangements), (ii) in respect of the Genesis Pipeline Dropdown Transactions, and (iii) in respect of purchase money or capital lease arrangements up to a cap to be agreed;

(c) fundamental changes;

(d) asset sales and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, which shall permit, among other things, (i) asset sales or dispositions of Borrowing Base Properties (or subsidiaries or affiliates which own or lease Borrowing Base Properties) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case, subject only to Adjustments, and compliance with the mandatory prepayment provisions of the Revolving Facility Documentation to the extent any Borrowing Base Deficiency results therefrom; (ii) sales or dispositions of any assets that are not Borrowing Base Properties (“Non-Borrowing Base Properties”) without limit (provided that during the continuation of an Event of Default or Borrowing Base Deficiency, 100% of the net proceeds of such disposition shall be used to pay any outstanding Revolving Loans), including, without limitation, any oil and gas properties not included in the Borrowing Base and any subsidiaries or affiliates which own or lease oil and gas properties not included in the Borrowing Base; provided that all proved oil and gas properties included in the Reserve Report for which the most recent Borrowing Base has been established and all commodity hedge contracts entered into on or prior to the date on which the most recent Borrowing Base has been established shall be deemed to have been included in the determination of the then existing Borrowing Base and (iii) other asset sales or dispositions of other assets under specified baskets to be set forth in the RBL Facility Documentation;

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(e) investments, which shall permit (i) investments consisting of acquisitions, farm-outs, farm-ins, and similar joint ventures without limit; (ii) other investments under specified baskets to be set forth in the Revolving Facility Documentation and (ii) loans and advances; provided no limitation on intercompany investments among Credit Parties or permitted acquisitions (subject to compliance with guarantee and collateral requirements described below, if applicable);

(f) dividends or distributions on, or redemptions of, Borrower capital stock;
(g) exchanges, prepayments or redemptions in respect of indebtedness;
(h) limitations on negative pledges and limitations on the prohibition of subsidiary distributions;
(i) commodity hedging that does not exceed the limits set forth under “Commodity Hedging” below;
(j) transactions with affiliates;
(k) change in nature of business; and
(l) use of proceeds.
Financial Covenants:
Limited to the following:

(i) a maximum ratio of Consolidated Total Debt to Consolidated EBITDAX for the most recently completed four fiscal quarter period not to exceed 3.50 to 1.0 and (ii) a minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the most recently completed fiscal quarter of 1.0 to 1.0.

The financial covenants will be tested in accordance with GAAP as in effect on the Conversion Date with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the fiscal quarter of the Borrower and thereafter will be tested as of the last day of each fiscal quarter ended thereafter for which financial statements are delivered.

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Commodity Hedging:
Commodity hedging arrangements shall be with (i) any Lender or any affiliate of a Lender or (ii) an Approved Counterparty, shall not be for speculative purposes and shall be limited to no more than 85% of the reasonably anticipated forecasted production from the proved oil and gas properties of the Credit Parties (based on the most recent Reserve Report) for the period not exceeding 60 months from the date such hedging arrangement is created (collectively, the “Ongoing Hedges”); provided that, in addition to the Ongoing Hedges, in connection with a proposed acquisition (each, a “Proposed Acquisition”) by a Credit Party of oil and gas properties, the Credit Parties may also enter into incremental hedging contracts from and after the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition (but not earlier than 90 days prior to the anticipated closing date of the Proposed Acquisition) with respect to the reasonably anticipated forecasted production from the oil and gas reserves attributable to such Proposed Acquisition (based on the Borrower’s internal engineering reports) having notional volumes not in excess of 70% of such projected production for a period not exceeding 36 months from the date such hedging arrangement is created; provided further that if the Proposed Acquisition has not been consummated within 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree) or if the Proposed Acquisition terminates or is terminated, then within 15 days after the earlier of such 90 day period (or longer) or such termination, the Borrower shall novate, unwind or otherwise dispose of such incremental hedging contracts to the extent necessary to be in compliance with the hedging covenants concerning Ongoing Hedges.

It is understood that for purposes hereof, the following hedging agreements shall not be deemed speculative or entered into for speculative purposes: (a) any commodity hedging agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted oil and gas production (based on the most recently delivered Reserve Report) of the Borrower or its restricted subsidiaries (whether or not contracted) and (b) any hedging agreement intended, at the time of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its restricted subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or its restricted subsidiaries may have to counterparties under other hedging agreements such that the combination of such hedging agreements is not speculative taken as a whole.

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The Credit Parties shall provide evidence satisfactory to the Administrative Agent of the Credit Parties having entered into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties hedging notional volumes of crude oil covering not less than (i) if the Conversion Date occurs on or prior to December 31, 2020, 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for the Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report by no later than December 31, 2020, (ii) 17.5% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period by no later than December 31, 2020 and (iii) 35% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period, as such anticipated production is set forth in the Initial Reserve Report by the later of (A) 60 days following the Conversion Date and (B) December 31, 2020; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collateral or put agreement (whether deferred premium or fully-paid) is entered into.

Events of Default:
Events of default, subject to customary exceptions, grace/cure periods, and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: nonpayment of principal, interest or other amounts (subject, in the case of non-principal nonpayments, to a 3-business day grace period); violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); inaccuracy of representations and warranties in any material respect; cross-payment default and cross-acceleration of material indebtedness in excess of $50,000,000; bankruptcy events; judgments in excess of $50,000,000; ERISA events; actual or asserted revocation or invalidity of Guarantees or Collateral documents; and change of control.

Voting:
Amendments and waivers of the Revolving Facility Documentation for the Revolving Facility will require the approval of Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Majority Lenders”), except that:

(i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees owing to such Lender (or any extension or postponement of such payments), and (C) extensions or postponement of the Maturity Date,

(ii) the consent of 100% of Lenders will be required with respect to releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral (other than in connection with any sale of Collateral or the release or sale of the relevant guarantor permitted by the Revolving Facility),

(iii) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages or such modifications that would alter the ratable allocation / priority of payments to the holders of the Obligations,

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(iv) the consent of 100% of the Lenders will be required with respect to increases in the Borrowing Base and to certain provisions related to adjustment to the Borrowing Base,

(v) the consent of 100% of the Lenders will be required with respect to amendments, modifications or waivers of any provisions in the Revolving Facility substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement,

(vi) the consent of Lenders holding not less than 66⅔% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Required Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base; and

(vii) customary protections for the Administrative Agent, the Issuing Lender and the Swingline Lender will be provided.

The Revolving Facility contains customary provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring greater than a Majority Lender or Required Lender vote or the consent of all Lenders or of all Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

The Revolving Facility also contains usual and customary provisions regarding “Defaulting Lenders”.

The Revolving Facility shall include provisions substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement, with such modifications to be mutually agreed upon.

Cost and Yield Protection:
Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market or when Majority Lenders have made such a request. The Revolving Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:
The Lenders are permitted to assign Loans and RBL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to any Credit Party). All assignments will require the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, not to be unreasonably withheld or delayed). No assignments or participations shall be made to (i) natural persons, (ii) the Borrower or its subsidiaries, or (iii) Industry Competitors (to be defined in the Revolving Facility Documentation in a manner to be agreed, which definition shall in any event be limited to oil and gas companies that are competitors of, and have primary oil and gas exploration and production operations within the same geographical basins as, the Borrower). Each assignment will be not less than $5,000,000 (and increments of $1,000,000 in excess thereof) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

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The Lenders are permitted to sell participations in the Revolving Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants, as among the applicable Lender and the participant, shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of the Maturity Date and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:
The Borrower shall pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Revolving Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Revolving Facility Documentation (including the reasonable and documented fees and expenses of a single outside counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction or otherwise retained with the Borrower’s consent).

The Borrower will indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) in connection with the transactions contemplated hereby or arising under the Revolving Facility Documentation and all reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, including, without limitation, reasonable and documented fees, disbursements and other charges of one firm of outside counsel for all Indemnified Persons, taken as a whole, and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (unless representation of all such Indemnified Persons in such matter by a single counsel would be inappropriate due to the existence of an actual or reasonably perceived conflict of interest in which case each such affected Indemnified Person may, with your consent (not to be unreasonably withheld or delayed), retain its own counsel and you shall be required to reimburse such Indemnified Person(s) for the reasonable and documented out-of-pocket legal fees and expenses of such additional counsel); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person, including any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing, (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a proceeding brought by the Borrower, a breach) of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Joint Lead Arrangers or Administrative Agent in its capacity as such).

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DIP to Exit Conversion:
On the Conversion Date, (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) all “DIP Loans” under and as defined in that certain DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet”) that are outstanding as of such date and any Pre-Petition Secured Indebtedness (as defined in the DIP Term Sheet) that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for Revolving Loans under the Revolving Facility, (ii) all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) shall be deemed to be issued as Letters of Credit under the Revolving Facility, (iii) all outstanding “DIP Hedges” (as defined in the DIP Term Sheet) with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility, and the Credit Parties shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth herein (but solely to the extent satisfying the conditions in the section titled “Commodity Hedging” herein), and (iv) all outstanding treasury management arrangements with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility. Upon payment in full of the DIP Obligations (as defined in the DIP Term Sheet, including all or in part as a result of the DIP Debt Conversion (as defined therein)), the DIP Facility will terminate and be superseded and replaced in its entirety by the Revolving Facility.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

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ANNEX I

Interest Rates:	The Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to: (i) ABR plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.
	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period (including 1 week or 2 weeks)) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	“ABR” means the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month LIBOR plus 1.0%.
	“LIBOR” means the London interbank offered rate for dollars, subject to a 1.0% floor.
	“Applicable Margin” means for any day, with respect to any LIBOR or ABR borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below.
	Borrowing Base Usage	Unused Commitment Fee	Applicable Margin
			ABR Loans	LIBOR Loans
	X <25%	0.500%	2.00%	3.00%
	> 25% X <50%	0.500%	2.25%	3.25%
	> 50% X <75%	0.500%	2.50%	3.50%
	> 75% X <90%	0.500%	2.75%	3.75%
	X > 90%	0.500%	3.00%	4.00%
	“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) Total Outstandings divided by (ii) the Borrowing Base.
Letters of Credit Fees:
A per annum fee equal to the Applicable Margin then in effect for LIBOR borrowings will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s RBL Commitment. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and the Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the Revolving Loan Limit less the Total Outstandings on each day, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth under the definition of “Applicable Margin” corresponding to the Borrowing Base Usage as of the end of such day. The Commitment Fee is payable quarterly in arrears commencing after the Conversion Date.

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Upfront Fees:	20.0 bps per year (for the period commencing on the Conversion Date and ending on the Maturity Date) for the Lenders, payable on each Lender’s final allocation of its RBL Commitment.

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EXHIBIT G

CLOSING DATE DIP BUDGET

[On file with the Company]

Exhibit G-1